Exhibit 10.9

EXECUTION VERSION

$760,000,000

CREDIT AGREEMENT

Dated as of April 23, 2013

Among

SPROUTS FARMERS MARKETS, LLC,

as Holdings,

SPROUTS FARMERS MARKETS HOLDINGS, LLC,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as Administrative Agent and Collateral Agent,

GOLDMAN SACHS BANK USA,

as Syndication Agent,

BANK OF AMERICA, N.A.

and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents,

CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS BANK USA

as Joint Lead Arrangers and Joint Bookrunners

-i-

(Continued)

-ii-

(Continued)

Page
SECTION 3.24. Patriot Act, Etc.	121

SECTION 3.25. Foreign Corrupt Practices Act	121

ARTICLE IV CONDITIONS OF LENDING	122

SECTION 4.01. All Credit Events	122

SECTION 4.02. First Credit Event	122

ARTICLE V AFFIRMATIVE COVENANTS	125

SECTION 5.01. Existence; Businesses and Properties	125

SECTION 5.02. Insurance	126

SECTION 5.03. Taxes	127

SECTION 5.04. Financial Statements, Reports, etc.	127

SECTION 5.05. Litigation and Other Notices	130

SECTION 5.06. Compliance with Laws	130

SECTION 5.07. Maintaining Records; Access to Properties and Inspections	130

SECTION 5.08. Use of Proceeds	131

SECTION 5.09. Compliance with Environmental Laws	131

SECTION 5.10. Further Assurances; Additional Security	131

SECTION 5.11. Maintenance of Ratings	134

SECTION 5.12. Existing Senior Subordinated Notes	134

ARTICLE VI NEGATIVE COVENANTS	134

SECTION 6.01. Indebtedness	134

SECTION 6.02. Liens	140

SECTION 6.03. Sale and Lease-Back Transactions	146

SECTION 6.04. Investments, Loans and Advances	147

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions	151

SECTION 6.06. Restricted Payments	154

SECTION 6.07. Transactions with Affiliates	157

SECTION 6.08. Business of the Borrower and the Subsidiaries	160

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	160

-iii-

(Continued)

-iv-

(Continued)

-v-

(Continued)

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Swingline Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E-1	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-2	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-3	Form of Non-Bank Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E-4	Form of Non-Bank Tax Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F	Form of Intercompany Subordination Terms
Exhibit G	Form of Mortgage
Exhibit H	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit I	Form of Discounted Prepayment Option Notice
Exhibit J	Form of Lender Participation Notice
Exhibit K	Form of Discounted Voluntary Prepayment Notice
Exhibit L	Form of First Lien/First Lien Intercreditor Agreement
Exhibit M	Form of First Lien/Second Lien Intercreditor Agreement
Schedule 1.01A	Certain Subsidiaries
Schedule 1.01B	Mortgaged Properties
Schedule 1.01C	Adjusted EBITDA
Schedule 1.01D	Existing Senior Subordinated Notes
Schedule 1.01E	Existing Letters of Credit
Schedule 1.01F	Immaterial Subsidiaries
Schedule 1.01G	Subsidiary Loan Parties
Schedule 1.01H	Unrestricted Subsidiaries
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(d)	Options on Mortgaged Property
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.09(a)	Litigation
Schedule 3.09(b)	Compliance with Laws
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.21	Intellectual Property

-vi-

(Continued)

Schedule 3.23	Insurance
Schedule 4.02(b)	Local Counsel
Schedule 5.10(h)	Certain Collateral Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

-vii-

CREDIT AGREEMENT dated as of April 23, 2013 (this “Agreement”), among SPROUTS FARMERS MARKETS, LLC, a Delaware limited liability company (“Holdings”), SPROUTS FARMERS MARKETS HOLDINGS, LLC, a Delaware limited liability company (“Borrower”), the Lenders party hereto from time to time, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent for the Lenders, and the other parties party hereto.

WHEREAS, Holdings, the Borrower, the lenders party thereto and Jefferies Finance LLC as administrative agent and collateral agent entered into that certain Credit Agreement dated as of April 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time prior to the date of this Agreement, the “Existing Credit Agreement”);

WHEREAS, in connection with the refinancing of the Existing Credit Agreement, the Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $700,000,000 and (b) Revolving Facility Loans, Swingline Loans and Letters of Credit at any time and from time to time prior to the Revolving Facility Maturity Date, in an aggregate Outstanding Amount at any time not in excess of $60,000,000.

NOW, THEREFORE, the Lenders and the L/C Issuers are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1/2 of 1% and (c) the sum of (i) the Adjusted Eurodollar Rate in effect on such day for a one-month Interest Period (or if such day is not a Business Day, the immediately preceding Business Day) and (ii) 1.00%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereof if the British Bankers’ Association is no longer making a Eurodollar Rate available) as an authorized information vendor for the purpose of displaying such rates). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” means a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” means any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acceptance Date” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Acceptable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“Accepting Lender” shall have the meaning assigned to such term in Section 2.11(d).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (x) (a) the Eurodollar Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurodollar Borrowing, if any, and (y) in the case of Eurodollar Borrowings composed of Eurodollar Term Loans, 1.00%.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents or any successor administrative agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” means, the Administrative Agent’s address and account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent from time to time.

“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.22(a).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Commitment Fee” means for any day 0.50% per annum.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“All-in Yield” shall mean, as to any Loans (or Pari Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or Pari Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or Pari Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees paid to arrangers for such Loans (or Pari Term Loans, if applicable) and customary consent fees for an amendment paid generally to consenting lenders.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(g).

“Applicable Discount” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“Applicable Margin” means for any day with respect to:

(i) any Initial Term Loan, 3.50% per annum in the case of any Eurodollar Loan and 2.50% per annum in the case of any ABR Loan;

(ii) any Revolving Facility Loan, 3.50% per annum in the case of any Eurodollar Loan and 2.50% per annum in the case of any ABR Loan;

(iii) any Swingline Loan, 2.50% per annum;

(iv) any Other Term Loan, any Extended Loan or any Refinancing Term Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, the Extension Amendment and the Refinancing Term Loan Amendment, in each case, relating thereto, respectively; and

(v) any Other Revolving Loan or any Replacement Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement and the Replacement Revolving Facility Amendment, in each case, relating thereto, respectively;

provided, that if, after the consummation of a Qualified IPO, either (1) the Total Net First Lien Leverage Ratio on a Pro Forma Basis as of the last day of any Test Period ended on or after the date of such consummation is less than or equal to 2.75 to 1.00 or (2) the Borrower obtains a public corporate and a public corporate family, as applicable, rating for the Borrower by each of S&P and Moody’s not lower than B1 and B+, respectively, the Applicable Margin with respect to all Initial Term Loans, Revolving Facility Loans and Swingline Loans shall thereafter be reduced by 50 basis points per annum.

“Applicable Percentage” means, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Revolving Facility Lender’s Revolving Facility Commitment of such Class (subject to adjustment as provided in Section 2.26). If the Revolving Facility Commitments of such Class have terminated or expired, the Applicable Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Arrangers” means Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, in their capacities as joint lead arrangers.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iv).

“Availability Period” means, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available Unused Commitment” means, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bankruptcy Code” means Title 11 of the United State Code, as amended, or any similar federal or state law for the relief of debtors.

“Below Threshold Asset Sale Proceeds” shall have the meaning assigned to such term in the definition of “Cumulative Credit”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its permitted successors and assigns.

“Borrowing” means a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing Minimum” means $1,000,000 or, in the case of Swingline Loans, $500,000.

“Borrowing Multiple” means (a) in the case of Eurodollar Loans, $500,000, (b) in the case of ABR Loans, $250,000 and (c) in the case of Swingline Loans, $100,000.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with

GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided, however, that all store and warehouse leases of the Borrower and any of its Subsidiaries shall be treated as operating leases.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” means, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash or cash equivalents for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements to Holdings, the Borrower or any Subsidiary.

“Cash Management Bank” means any person that at the time it enters into a Cash Management Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” shall mean a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

A “Change in Control” shall be deemed to occur if:

(a) (i) at any time prior to a Qualified IPO, (x) the Permitted Holders in the aggregate shall at any time cease to have, directly or indirectly, the power to vote or direct the voting of at least 35% of the Voting Stock of the Borrower or (y) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of a percentage of the voting power of the outstanding Voting Stock of the Borrower that is greater than the percentage of such voting power of such Voting Stock in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders or (ii) at any time on and after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders (or any holding company parent of the Borrower owned directly or indirectly by the Permitted Holders), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than the greater of (A) 35% of the ordinary voting power for the election of directors of the Borrower and (B) the percentage of the ordinary voting power for the election of directors of the Borrower owned in the aggregate, directly or indirectly, beneficially, by the Permitted Holders, unless in the case of either clause (i) or (ii) of this clause (a), the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the Borrower; or

(b) at any time on or after a Qualified IPO, during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by individuals who were neither (1) nominated by the Board of Directors of the Borrower or a Permitted Holder, (2) appointed by directors so nominated nor (3) appointed by a Permitted Holder; or

(c) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower (other than in connection with a Qualified IPO of the Borrower).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary,

(x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender or L/C Issuer with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or and any compliance by a Lender or L/C Issuer with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clause (x) and (y) be deemed to be a “Change in Law,” unless such law, request, rule, guideline or directive is definitively adopted prior to the date hereof in a manner applicable to such Lender, L/C Issuer, Lending Officer or holding company, as applicable, but, in each case, only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States cash flow term loan credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Initial Term Loans, Incremental Term Loans, Swingline Loans, Extended Loans, Refinancing Term Loans or Replacement Revolving Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Facility Commitment, an Initial Term Loan Commitment, an Incremental Term Loan Commitment, a Swingline Commitment, or a Replacement Revolving Facility Commitment. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term Loans or the Revolving Facility Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(g).

“Closing Date” means April 23, 2013.

“Co-Documentation Agents” means Bank of America, N.A. and JPMorgan Chase Bank, N.A., each of in their receptive capacity as co-documentation agent.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent, Collateral Agent or any Subagent for the benefit of the Secured Parties pursuant to any Security Documents.

“Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the Secured Parties under any of the Loan Documents or any successor collateral agent.

“Collateral Requirement” means the requirement that (in each case subject to Section 5.10(d), (e) and (g) and Schedule 5.10(h)):

(a) on the Closing Date, the Collateral Agent shall have received from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Guarantee and Collateral Agreement duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Domestic Subsidiary (other than any such subsidiary that is an FSHCO) owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party and (B) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of each “first tier” Wholly-Owned Foreign Subsidiary or FSHCO directly owned by the Borrower or any Subsidiary Loan Party on the Closing Date (other than, in each case, Subsidiaries listed on Schedule 1.01A and any other Excluded Securities) and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) (i) on the Closing Date, all Indebtedness of the Borrower and each Subsidiary having, in the case of each instance of Indebtedness, an aggregate principal amount in excess of $5,000,000 (other than (A) intercompany current liabilities in connection with the cash management operations of the Borrower and its Subsidiaries, (B) to the extent that a pledge of such promissory note or instrument would violate applicable law or (C) any Excluded Securities) that is owing to the Borrower or a Subsidiary Loan Party that is evidenced by a promissory note or an instrument shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, subject to Section 5.10(g), the Collateral Agent shall have received (i) a supplement to the Guarantee and Collateral Agreement and (ii) supplements to the other Security Documents, if applicable, in the form specified therein or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Subsidiary Loan Party;

(e) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are directly acquired by the Borrower or a Subsidiary Loan Party after the Closing Date (other than Excluded Securities), shall have been pledged pursuant to the Guarantee and Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent); provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary or FSHCO directly owned by the Borrower or such Subsidiary Loan Party be pledged to secure the Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of the Borrower or a Subsidiary Loan Party be pledged to secure the Obligations, and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(f) on the Closing Date and at all times thereafter, except as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions required by law or reasonably requested by the Collateral Agent to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;

(g) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to Section 5.10, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Collateral Agent and (iii) such other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(h) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to Section 5.10, the Collateral Agent shall have received completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property located in the United States (together with a notice about special flood hazard area status and flood disaster assistance) duly executed by the Borrower and/or each Subsidiary Loan Party relating thereto;

(i) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to Section 5.10, the Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 including, without limitation, flood insurance policies and any applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement or other similar endorsement in each applicable jurisdiction (to the extent applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured, in form and substance reasonably satisfactory to the Administrative Agent;

(j) within the time periods set forth in Section 5.10 with respect to Mortgaged Properties required to be encumbered pursuant to Section 5.10, the Collateral Agent shall have received (i) a policy or policies or marked-up unconditional binder of title insurance with respect to properties located in the United States, as applicable, paid for by the Borrower or its Subsidiaries or a Parent Entity, issued by one or more nationally recognized title insurance companies insuring the Lien of each Mortgaged Property to be entered into in accordance with Sections 5.10(c) and 5.10(d) as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together, with such customary endorsements (to the extent available in the subject jurisdiction at commercially reasonable rates and including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, and with respect to any such property located in a state in which a zoning endorsement is not available at commercially reasonable rates, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent, as the Collateral Agent may reasonably request with respect to properties located in the United States and (ii) a survey (or recertification of a prior survey), of each Mortgaged Property (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent), as applicable, for which all necessary fees (where applicable) have been paid with respect to properties located in the United States (such surveys, collectively, the “Surveys”). Such Surveys shall be certified (or recertified) to the Borrower, the Collateral Agent and the title insurance company, and shall meet in all material respects the minimum standard detail requirements for ALTA/ACSM Land Title Surveys as such requirements are in effect on the date of preparation of such survey and shall be sufficient for the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions and to issue all endorsements reasonably requested by Collateral Agent. All such Surveys shall be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise acceptable to the title insurance company issuing the title insurance);

(k) on the Closing Date, the Collateral Agent shall have received evidence of the insurance required by Section 5.02; and

(l) after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

“Commitments” means (a) with respect to any Lender, such Lender’s Revolving Facility Commitment, Incremental Revolving Facility Commitment, Replacement Revolving

Facility Commitment, Initial Term Loan Commitment and/or Incremental Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender” means any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Sections 2.15, 2.16, 2.17 and 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless (i) the designation of such Conduit Lender was made with the prior written consent of the Borrower (not to be unreasonably withheld or delayed) (which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent), which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender, (ii) the designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or and (iii) and the Conduit Lender complies with the requirements those Sections or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date means, if and to the extent the same would constitute indebtedness or a liability in accordance with GAAP, the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money (including letters of credit and bank guarantees, to the extent drawn and not reimbursed) and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” means, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities or stores closing costs, store rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities or stores opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower, Holdings or any Parent Entity, any Investment, acquisition, Disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods and any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations and any net after-tax gain or loss on Disposed of, abandoned, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received from any person in excess of the amounts included in clause (A),

(vi) any deductions attributable to minority interests shall be excluded,

(vii) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(viii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(ix) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising pursuant to GAAP, shall be excluded,

(x) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights to officers, directors, employees and consultants of such person or any of its Subsidiaries shall be excluded,

(xi) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xii) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xiii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiv) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xv) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xvi) non-cash charges for deferred tax asset valuation allowances shall be excluded,

(xvii) [Reserved], and

(xviii) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(y) shall be included as though such amounts had been paid as income taxes directly by such person for such period.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the consolidated Subsidiaries without giving effect to any impairment of the amount of intangible assets since the Closing Date (or with respect to assets acquired after the Closing Date, the date such assets were acquired by the Borrower or a consolidated Subsidiary), determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal quarter.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(b) the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof, except for the operation of clause (x), (y) or (z) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”), plus

(c) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of Holdings or the Borrower issued upon conversion of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit; provided, that this clause (c) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e) or proceeds of Equity Interests used to make Investments pursuant to Section 6.04(q) or Section 6.04(aa), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (2)(x) of the proviso to Section 6.06(c) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(d) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the

Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (c) above), plus

(e) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Borrower, Holdings or any Parent Entity; provided that this clause (e) shall exclude the conversion or exchange of any Junior Financing to Equity Interest pursuant to Section 6.09(b)(i)(D), plus

(f) 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary that was originally designated as such by use of the Cumulative Credit, or

(B) any dividend or other distribution by an Unrestricted Subsidiary that was originally designated as such by use of the Cumulative Credit, plus

(g) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of Holdings, the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), plus

(h) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(k)(Y), minus

(i) any amounts thereof used to make Investments pursuant to Section 6.04(k)(Y) after the Closing Date prior to such time, minus

(j) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(F),

provided, however, (A) for purposes of Section 6.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clause (j) above and (B) Cumulative Credit shall only be increased pursuant to clause (a) above to the extent that Excess Cash Flow for any Excess Cash Flow Period exceeds the ECF Threshold Amount (as defined in Section 2.11(c)) (or, with respect to any Excess Cash Flow Interim Period, a pro rata portion of such amount).

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount (which may not be negative) determined on a cumulative basis, equal to the sum of:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; plus

(b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” means, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“Debt Fund Affiliate Lender” shall mean an Affiliate Lender that is managed by the Fund, or is advised by the Fund’s affiliated management companies that are primarily engaged in, or advise funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Fund does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Service” means, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense of the Borrower and the Subsidiaries for such period plus scheduled principal amortization of Consolidated Debt of the Borrower and the Subsidiaries for such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(d).

“Default” means any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender with respect to which a Lender Default is in effect.

“Discounted Prepayment Option Notice” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Discounted Voluntary Prepayment” shall have the meaning assigned to such term in Section 2.11(g)(i).

“Discounted Voluntary Prepayment Notice” shall have the meaning assigned to such term in Section 2.11(g)(v).

“Discount Range” shall have the meaning assigned to such term in Section 2.11(g)(ii).

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disinterested Director” means, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full in cash of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than (x) solely for Qualified Equity Interests or (y) upon the occurrence of a change of control sale or disposition of all or substantially all of the assets of the Borrower and its Subsidiaries, subject, in each case of this clause (y), to the prior payment in full in cash of the Obligations that are accrued and payable and the termination of the Commitments) in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case of clauses (a) through (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock; provided, further, however, with respect to clause (d) above, Equity Interests constituting Qualified Equity Interests when issued shall not cease to constitute Qualified Equity Interests as a result of the subsequent extension of the date on which the Loans and all other Loan Obligations that are accrued and payable are repaid in full in cash and the Commitments are terminated.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xii) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) without duplication, (x) an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(y), and (y) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations);

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and the Subsidiaries for such period;

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, (x) the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and (y) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;

(iv) any expenses or charges (other than depreciation or amortization expense as described in clause (iii) above) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the Obligations and (y) any amendment or other modification of the Obligations or other Indebtedness;

(v) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility or store closure, facility or store consolidations, retention, severance, systems establishment costs, contract termination costs and future lease commitments and excess pension charges) and Pre-Opening Expenses; provided, that with respect to each business optimization expense or other restructuring charge, a Responsible Officer of the Borrower shall have delivered to the Administrative Agent an officer’s certificate specifying and quantifying such expense or charge;

(vi) any other non-cash charges; provided, that, for purposes of this clause (vi), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period);

(vii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed by Holdings or any other Parent Entity to the capital of the Borrower or a Subsidiary Loan Party or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit;

(viii) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Sponsor (or any accruals related to such fees and related expenses) during such period not in contravention of this Agreement;

(ix) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Borrower and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this clause (ix);

(x) non-operating expenses;

(xi) with respect to any joint venture that is not a Subsidiary and solely to the extent relating to any net income referred to in clause (v) of the definition of “Consolidated Net Income”, an amount equal to the proportion of those items described in clauses (i)(y) and (ii) above relating to such joint venture corresponding to the Borrower’s and the Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary); and

(xii) one-time costs associated with commencing Public Company Compliance;

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“Eligible Assignee” means any person that meets the requirements to be an assignee under Section 9.04 (subject to such consents, if any, as may be required under Section 9.04).

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, binding agreements, orders, decrees , injunctions or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, disposal, Release or threatened Release of, or exposure to, any Hazardous Material or to human health and safety (to the extent relating to the Environment or Hazardous Materials).

“Equity Cure Contribution Date” shall have the meaning assigned to such term in Section 7.03.

“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the failure to meet the minimum funding standard under Section 412 of the Code or Section 302 of ERISA with respect to a Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412 of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by a Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by a Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA).

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Eurodollar Term Loan or Eurodollar Revolving Loan.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates (or the successor thereof if the British Bankers’ Association is no longer making such rates available) for Dollar deposits (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association (or the successor thereof if the British Bankers’ Association is no longer making a Eurodollar Rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which Dollar deposits are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Revolving Facility Borrowing” means a Borrowing comprised of Eurodollar Revolving Loans.

“Eurodollar Revolving Loan” means any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Eurodollar Term Loan” means any Term Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication,

(a) Debt Service for such Applicable Period,

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Applicable Period (other than any voluntary prepayment of the Term Loans, which shall be the subject of Section 2.11(c)), and the amount of any voluntary prepayments of revolving Indebtedness to the extent accompanied by permanent reductions of any revolving facility commitments (other than any voluntary prepayments of the Revolving Facility Commitment, which shall be the subject of Section 2.11(c)) during such Applicable Period to the extent an equal amount of loans thereunder was simultaneously repaid, so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries) permitted hereunder,

(d) Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries) that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto in cash but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments are expected to be made in cash in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by Holdings and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for such Excess Cash Flow Period and any anticipated increase, estimated by the Borrower in good faith, for the following Applicable Period,

(g) cash expenditures made in respect of Swap Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than Holdings, the Borrower or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior

Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, plus, without duplication,

(l) an amount equal to any decrease in Working Capital for such Applicable Period,

(m) all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(n) to the extent any permitted Capital Expenditures or Permitted Business Acquisitions referred to in clause (d) above do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Applicable Period,

(o) cash payments received in respect of Swap Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(p) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)), and

(q) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on or about December 31, 2014.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” means all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10.

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrower reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are likely to be excessive in relation to the value to be afforded thereby;

(b) in the case of any pledge of voting Equity Interests of any Foreign Subsidiary (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary in excess of 65% of the outstanding Equity Interests of such class;

(c) in the case of any pledge of voting Equity Interests of any FSHCO (in each case, that is owned directly by the Borrower or a Subsidiary Loan Party) to secure the Obligations, any voting Equity Interest of such FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(d) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law;

(e) any Equity Interests of any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirements of Law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly-Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly-Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity

Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable Requirement of Law);

(f) any Equity Interests of any Immaterial Subsidiary and any Unrestricted Subsidiary;

(g) any Equity Interests of any Subsidiary of, or other Equity Interests owned by, a Foreign Subsidiary;

(h) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary as determined in good faith by the Borrower;

(i) any Equity Interests that are set forth on Schedule 1.01(A) to this Agreement or that have been identified on or prior to the Closing Date in writing to the Agent by a Responsible Officer of the Borrower and agreed to by the Administrative Agent;

(j) (x) any Equity Interests owned by Holdings, other than Equity Interests in the Borrower, and (y) any Indebtedness owned by Holdings; and

(k) any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of Subsidiary Loan Party):

(a) each Immaterial Subsidiary,

(b) each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary),

(c) each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received),

(d) each Domestic Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) any Foreign Subsidiary,

(f) any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary,

(g) any other Domestic Subsidiary with respect to which, (x) the Administrative Agent and the Borrower reasonably agree that the cost or other consequences of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby or (y) providing such a Guarantee or granting such Liens could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower, and

(h) each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligations if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Swingline Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, the following Taxes:

(a) income taxes imposed on (or measured by) its net income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), in the case of any Lender, in which its applicable Lending Office is located, in each case including any political subdivision thereof,

(b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any jurisdiction described in clause (a) above,

(c) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.17(e),

(d) in the case of a Foreign Lender, any U.S. federal withholding Tax on any amounts payable to such Foreign Lender that is imposed pursuant to any laws in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any such withholding Tax pursuant to Section 2.17, and

(e) any Tax imposed under FATCA.

“Excluded Transaction Debt” means all Indebtedness incurred by the Borrower in connection with the Transactions consisting of, or incurred to fund the payment of, any original issue discount or upfront fees in respect of the Initial Term Loan Loans and/or the Revolving Facility.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(g).

“Existing Letters of Credit” means those letters of credit (if any) issued and outstanding as of the date hereof and set forth on Schedule 1.01E.

“Existing Senior Subordinated Notes” means the Indebtedness of the Borrower set forth on Schedule 1.01D.

“Extended Facility” means each Class of Extended Loans.

“Extended Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.23(b).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(c).

“Extension Election shall have the meaning assigned to such term in Section 2.23(b).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Facility” means the respective facility and commitments utilized in making Loans and other credit extensions hereunder, it being understood that as of the date of this Agreement there are two Facilities, i.e., the Initial Term Loan Facility and the Revolving Facility (and no Incremental Term Facility or Incremental Revolving Facility), and thereafter, may, subject to the terms and conditions herein, include any Incremental Term Facility, any Incremental Revolving Facility, any Extended Facility, any Refinancing Term Facility and any Replacement Revolving Facility.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” means the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, the Administrative Agent Fees and the fee under Section 2.12(d).

“Financial Officer” of any person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Financial Performance Covenant” means the covenant of the Borrower set forth in Section 6.11.

“Financial Performance Covenant Event of Default” shall have the meaning assigned to such term in Section 7.01(d).

“First Lien/First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit L hereto.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit M hereto.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means with respect to any Loan or Swingline Loan made to, or any Letter of Credit issued for the account of, the Borrower that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) or the Borrower that is treated for U.S. federal income tax purposes as a disregarded entity owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code), any Lender, Swingline Lender or L/C Issuer, as the case may be, that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code).

“Foreign Subsidiary” means any Subsidiary (together with its successors) that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Fund” shall mean collectively, investment funds managed by Affiliates of Apollo Management VI, L.P.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07, 6.02(d) and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) means generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Governmental Authority” means any federal, state, provincial, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as of the Closing Date, among Holdings, the Borrower, each Subsidiary Loan Party and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Guarantors” means the Loan Parties other than the Borrower.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation, or which can give rise to liability under, any Environmental Law.

“Hedge Bank” means any person that at the time it enters into a Secured Hedge Agreement (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Secured Hedge Agreement.

“High Yield-Style Loans” shall mean, at any time of determination, term loans governed by documentation containing a set of negative covenants substantially similar to those customary in the high-yield bond market at such time (as determined by the Borrower in good faith).

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” means any subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), have assets with a value in excess of 5.0% of the Consolidated Total Assets or EBITDA (on an individual basis) representing in excess of 5.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended and (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), did not have assets with a value in excess of 10.0% of Consolidated Total Assets or EBITDA representing in excess of 10.0% of EBITDA (for the Borrower and its Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.01F, and the Borrower shall update such Schedule from time to time after the Closing Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine).

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Amount” means, at any time, the sum of:

(i) the excess, if any, of (a) $160,000,000 over (b) the sum of (x) the aggregate amount of all Incremental Term Loan Commitments and Incremental Revolving Facility Commitments established after the Closing Date and prior to such time pursuant to Section 2.21 utilizing this clause (i) plus (y) the aggregate principal amount of Indebtedness outstanding at such time incurred pursuant to Section 6.01(x); plus

(ii) any additional amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof (and assuming such commitments are fully drawn) and the use of proceeds of the loans thereunder, (a) in the case of Incremental Loans that rank pari passu in right of security with the Initial Term Loans, the Total Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00 and (b) in the case of Incremental Loans that rank junior in right of security to the Initial Term Loans, the Total Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.25 to 1.00; provided, that for purposes of this clause (ii) net cash proceeds of Incremental Loans incurred at such time shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Total Net First Lien Leverage Ratio or the Total Net Secured Leverage Ratio.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility” means any Class of Incremental Revolving Facility Commitments and the Incremental Revolving Loans made thereunder.

“Incremental Revolving Facility Commitment” means any increased or incremental Revolving Facility Commitment provided pursuant to Section 2.21.

“Incremental Revolving Facility Lender” means a Lender with a Revolving Facility Commitment or an outstanding Revolving Facility Loan as a result of an Incremental Revolving Facility Commitment.

“Incremental Revolving Loans” means Revolving Facility Loans made by one or more Lenders to the Borrower pursuant to Section 2.21. Incremental Revolving Loans may be made in the form of additional Revolving Facility Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans.

“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” means any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Facility Maturity Date” means, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such Class as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.21. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person means, if and to the extent (other than with respect to clause (h)) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g)

above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary course payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP or (E) in the case of the Borrower and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” means all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” means the persons identified in writing to the Arrangers or the Administrative Agent by Holdings or the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by Holdings or the Borrower from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (i) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (ii) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (i) of this definition.

“Initial Term Loan Borrowing” means a Borrowing comprised of Initial Term Loans.

“Initial Term Loan Commitment” means with respect to each Lender, the commitment of such Lender to make Term Loans as set forth in Section 2.01. The initial amount of each Lender’s Term Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable. The aggregate amount of the Term Loan Commitments on the Closing Date is $700,000,000.

“Initial Term Loan Facility” means the Initial Term Loan Commitments and the Initial Term Loans made hereunder.

“Initial Term Loan Facility Maturity Date” means the date that is seven years after the Closing Date.

“Initial Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Initial Term Loans” means the U.S. Dollar term loans made by the Lenders to the Borrower pursuant to Section 2.01(a) and any Incremental Term Loans in the form of Initial Term Loans made by the Incremental Term Lenders pursuant to Section 2.01(c).

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Interest Election Request” means request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest of such person whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such person or any of its subsidiaries that are payable to persons other than Holdings, the Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and the Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months (or nine or twelve months if agreed to by each applicable Lender or any shorter period if agreed to by the Administrative Agent) thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means, with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“Junior Liens” means Liens on the Collateral that are junior to the Liens thereon securing the Initial Term Loans granted under the Loan Documents pursuant to a Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan in accordance with this Agreement. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, N.A., each other L/C Issuer designated pursuant to Section 2.05(j) and any Replacement L/C Issuer, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.09; provided that, in the case of any Existing Letter of Credit, the L/C Issuer with respect thereto shall be as is indicated on Schedule 1.01E. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” means each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Sections 2.21, 2.22, 2.23, 2.24 and 9.04.

“Lender Default” means (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, to acquire participations in a Swingline Loan pursuant to Section 2.04(c) or to fund its portion of any unreimbursed payment under Section 2.05(c), (ii) a Lender having notified in writing to the Borrower and/or the

Administrative Agent that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06, or (iii) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender Participation Notice” shall have the meaning assigned to such term in Section 2.11(g)(iii).

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender or Swingline Lender, the applicable branch, office or Affiliate of such Lender or Swingline Lender designated by such Lender or Swingline Lender to make Loans or Swingline Loans to the Borrower.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.05 and shall include the Existing Letters of Credit (if any). A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Commitment” means, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the applicable Revolving Facility Maturity Date then in effect.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” means (a) this Agreement, (b) the Letters of Credit, (c) each Issuer Document, (d) the Guarantee and Collateral Agreement, (e) the other Security Documents, (f) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of

Section 2.25 of this Agreement, (g) any Note issued under Section 2.09(e), (h) the First Lien/Second Lien Intercreditor Agreement (if entered into), (i) the First Lien/First Lien Intercreditor Agreement (if entered into) and (j) any other document or agreement designated by the Borrower and the Administrative Agent as a Loan Document.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” means Holdings (prior to a Qualified IPO of the Borrower), the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans, the Incremental Term Loans (if any), the Extended Loans (if any), the Refinancing Term Loans (if any), the Revolving Facility Loans, the Incremental Revolving Loans (if any), the Replacement Revolving Loans (if any) and the Swingline Loans.

“Local Time” means New York City time (daylight or standard, as applicable).

“Majority Lenders” of any Facility means, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time; provided, that the Loans and unused Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Majority Revolving Facility Lenders” means, at any time, Revolving Facility Lenders having Revolving Facility Credit Exposure and unused Revolving Facility Commitments, taken together, representing more than 50% of the sum of all Revolving Facility Credit Exposure outstanding and unused Revolving Facility Commitments, taken together, at such time; provided, that the Revolving Facility Credit Exposure and unused Revolving Facility Commitments of any Defaulting Lender shall be disregarded in determining Majority Revolving Facility Lenders at any time.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Holdings, the Borrower, their Subsidiaries or any Parent Entity, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of Holdings, the Borrower or any Parent Entity, as the case may be, was approved by a vote of a majority of the directors of Holdings, the Borrower or any Parent Entity, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of Holdings, the Borrower, their Subsidiaries or any Parent Entity, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings, the Borrower or any Parent Entity, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on the business, property, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $20,000,000.

“Material Subsidiary” means any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgaged Properties” means the Owned Material Real Properties owned in fee by the Borrower or any Subsidiary Loan Party that are set forth on Schedule 1.01B and each additional Owned Material Real Property encumbered by a Mortgage pursuant to Sections 5.10(c) or 5.10(d).

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties substantially in the form of Exhibit G (with such changes as may be reasonably satisfactory to the Collateral Agent and the Borrower) and otherwise in a form and substance reasonably acceptable to the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(d) (solely with respect to Sale and Leaseback Transactions pursuant to clause (c)(ii) of the proviso contained in Section 6.03) and Section 6.05(g), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable as a result thereof, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make Permitted Business Acquisitions and other permitted Investments hereunder (except for Permitted Investments or intercompany Investments in Subsidiaries), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then such remaining portion if not so used within 18 months of such receipt shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $10,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (z) at any time during the 12-month (or 18-month, as applicable) reinvestment period contemplated by the immediately preceding proviso, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent certifying that on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Net First Lien Leverage Ratio is less than or equal to 2.50 to 1.00, up to $55,000,000 of such proceeds shall not constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(g).

“New Project” shall mean (x) each plant, facility or branch which is either a new plant, facility or branch or an expansion of an existing plant, facility or branch owned by the Borrower or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b)(iv).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement and (c) obligations in respect of any Secured Hedge Agreement.

“Offered Loans”” shall have the meaning assigned to such term in Section 2.11(g).

“Other First Lien Debt” means obligations secured by Other First Liens.

“Other First Liens” means Liens on the Collateral that are pari passu with the Liens thereon securing the Initial Term Loans pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise, transfer, sales, intangible, mortgage recording or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to the Loan Documents.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Outstanding Amount” means (i) with respect to any Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Owned Material Real Property” means each parcel of Real Property located in the United States that is owned in fee by the Borrower or any Subsidiary Loan Party that has an individual fair market value (as determined by the Borrower in good faith) of at least $5,000,000; provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Borrower or any Subsidiary Loan Party, Owned Material Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Borrower in good faith) of at least $5,000,000 and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Parent Entity” means any direct or indirect parent of the Borrower.

“Pari Term Loans” shall have the meaning assigned to such term in Section 6.02.

“Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” means the Perfection Certificate with respect to Holdings, the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(f).

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Borrower and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (iv) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into the Borrower or a Subsidiary Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Subsidiary Loan Party; and (v) the aggregate cash consideration of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition shall not exceed the greater of (x) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 5.04 and (y) $55,000,000.

“Permitted Cure Securities” means any equity securities of Holdings, the Borrower or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Holder” means each of (i) the Sponsor, (ii) the Management Group, (iii) any Person that has no material assets other than the capital stock of the Borrower or any Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder

Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” means:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Junior Intercreditor Agreement” means, with respect to any Liens on the Collateral that are intended to be junior to the Liens thereon securing the Initial Term Loans, either (as the Borrower shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second Lien Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders holding Initial Term Loans vis-à-vis holders of such junior Liens than the First Lien/Second Lien Intercreditor Agreement (as determined by the Borrower in good faith), or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of collateral on a junior basis at the time such intercreditor agreement is proposed to be established (as determined by the Administrative Agent in the reasonable exercise of its judgment).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(h).

“Permitted Loan Purchase Amount” means 25% of the sum of (x) the aggregate principal amount of the Term Facility on the Closing Date plus (y) the aggregate principal amount of any Incremental Term Loans incurred since the Closing Date.

“Permitted Loan Purchase Assignment and Acceptance” means an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit H or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Permitted Pari Passu Intercreditor Agreement” means, with respect to any Liens on the Collateral that are intended to be pari passu with the Liens thereon securing the Initial Term Loans, either (as the Borrower shall elect) (x) the First Lien/First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders holding Initial Term Loans vis-à-vis holders of such pari passu Liens than the First Lien/First Lien Intercreditor Agreement (as determined by the Borrower in good faith), or (z) another intercreditor agreement the terms of which are consistent with the market terms governing security arrangements for the sharing of collateral on a pari passu basis at the time such intercreditor agreement is proposed to be established (as determined by the Administrative Agent in the reasonable exercise of its judgment).

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided, that with respect to any Indebtedness being Refinanced: (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses, plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to Section 6.01(i), the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by any Collateral (whether senior to, equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate not materially less favorable to the Secured Parties than those contained in the documentation (including any intercreditor agreement) governing the Indebtedness being Refinanced or on terms otherwise permitted by Section 6.02.

“person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by a Loan Party or any ERISA Affiliate, and (iii) in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to stores which are classified as “pre-opening expenses” or “store opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with GAAP.

“Proposed Discounted Prepayment Amount” shall have the meaning assigned to such term in Section 2.11(g).

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prime Rate” shall mean the rate of interest per annum as announced from time to time by Credit Suisse AG as its prime rate in effect at its principal office in New York City.

“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, Disposition, merger, amalgamation, consolidation (including the Transactions and the acquisition of Sunflower Farmers Market) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Borrower in good faith and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions and the acquisition of Sunflower Farmers Market); and (2) all adjustments of the type used in connection with the calculation of Adjusted EBITDA as set forth in Schedule 1.01C to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” means, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided, that prior to delivery of financial statements for the first full fiscal quarter ended after the Closing Date, such covenant shall be deemed to have applied to the Borrower’s most recently completed fiscal quarter), regardless of whether such Financial Performance Covenant is otherwise in effect at such time with respect to any Facility.

“Projections” means the projections of the Borrower and the Subsidiaries and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Public Company Compliance” shall mean compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, the provisions of the Securities Act and the Exchange Act, and the rules of national securities exchange listed companies (in each case, as applicable to companies with equity or debt securities held by the public), including procuring directors’ and officers’ insurance, legal and other professional fees, and listing fees.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” means any Equity Interests of Holdings or any Parent Entity other than Disqualified Stock.

“Qualified IPO” means an underwritten public offering of the Equity Interests of the Borrower, Holdings or any Parent Entity which generates cash proceeds of at least $75,000,000.

“Qualifying Lenders” shall have the meaning assigned to such term in Section 2.11(g).

“Qualifying Loans” shall have the meaning assigned to such term in Section 2.11(g).

“Real Property” means, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements, and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.22(a).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Borrower or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) (i) 100% of the Net Proceeds of such Refinancing Notes that are secured on a pari passu basis with the Initial Term Loans are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof or (ii) 90% of the Net Proceeds of any other Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Facility Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums), taken as a whole, are substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than the terms, taken as a whole, applicable to the Initial Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued), as determined by the Borrower in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party and (h) if such Refinancing Notes are secured by Liens on Collateral, such Liens shall be either Other First Liens or Junior Liens.

“Refinancing Term Credit Percentage” means, as to any Refinancing Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Refinancing Term Loans of a specified Series then outstanding constitutes of the aggregate principal amount of Refinancing Term Loans of such Series then outstanding.

“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.22(c).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Facility” means each Class of Refinancing Term Loans.

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Replacement L/C Issuer” means, with respect to any Replacement Revolving Facility, any Replacement Revolving Lender thereunder from time to time designated by the Borrower as the Replacement L/C Issuer under such Replacement Revolving Facility with the consent of such Replacement Revolving Lender and the Administrative Agent.

“Replacement L/C Obligations” means, at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit” means any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Facility” means each Class of Replacement Revolving Facility Commitments and the extensions of credit made thereunder.

“Replacement Revolving Facility Amendment” shall have the meaning assigned to such term in Section 2.24(c).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.24(a).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Replacement Swingline Loans” means any swingline loan made to the Borrower pursuant to a Replacement Revolving Facility.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time; provided, that (i) the Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time and (ii) the portion of any Loans held by Debt Fund Affiliate Lenders in the aggregate in excess of 49.9% of the Required Amount of Loans shall be disregarded in determining Required Lenders at any time. For purposes of the foregoing, “Required Amount of Loans” means, at any time, the amount of Loans required to be held by Lenders in order for such Lenders to constitute “Required Lenders” (without giving effect to the foregoing clause (ii)).

“Required Percentage” means, with respect to an Applicable Period, 50%; provided, that (a) if the Total Net First Lien Leverage Ratio at the end of the Applicable Period is equal to or less than 3.00:1.00 but greater than 2.50:1.00, such percentage shall be 25% and (b) if the Total Net First Lien Leverage Ratio at the end of the Applicable Period is less than or equal to 2.50:1.00, such percentage shall be 0%.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made thereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” means, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(b), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased or provided under Section 2.21. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Facility Commitments) is $60,000,000.

“Revolving Facility Credit Exposure” means, at any time with respect to any Class of Revolving Facility Commitments (subject to adjustment as provided in Section 2.26), the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans of such Class at such time, (b) the Outstanding Amount of Swingline Loans applicable to such Class at such time and (c) the Outstanding Amount of the L/C Obligations applicable to such Class at such time (excluding, for the purpose of the definition of Total Revolving Facility Leverage Ratio and Section 7.03, any portion thereof representing undrawn Letters of Credit that have been Cash Collateralized). The Revolving Facility Credit Exposure of any Lender at any time shall be the product of (x) such Lender’s Applicable Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Lenders, collectively, at such time.

“Revolving Facility Lender” means a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” means a loan made by a Revolving Facility Lender pursuant to Section 2.01(b). Each Revolving Facility Loan shall be a Eurodollar Loan or an ABR Loan. Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” means (a) with respect to the Revolving Facility in effect on the Closing Date, the date that is five years after the Closing Date and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Yield Differential” shall have the meaning assigned to such time in Section 2.21(c)(vii).

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank to the extent that such Cash Management Agreement is designated in writing by the Borrower and such Cash Management Bank to the Administrative Agent as a Secured Cash Management Agreement.

“Secured Hedge Agreement” means any Swap Agreement permitted under Article VI that is entered into by and between any Loan Party and any Hedge Bank. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Parties” means the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means collectively, the Guarantee and Collateral Agreement, the Mortgages granted by the Borrower or any Subsidiary Loan Party that is a Domestic Subsidiary and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 4.02 or 5.10, in each case, as amended from time to time in accordance with the terms hereof and thereof.

“Similar Business” means a business, the majority of whose revenues are derived from (i) the activities of the Borrower and its Subsidiaries as of the Closing Date, (ii) any business or activity that is a natural outgrowth of, is reasonably similar or complementary thereto or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Subsidiaries.

“Special Flood Hazard Area” means an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area.

“Sponsor” means (i) the Fund, (ii) Affiliates of the Fund that is neither a “portfolio company” (which means a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a “portfolio company” and (iii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VII, L.P., Apollo Global Management, LLC or Apollo Commodities Management, L.P.

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subagent” shall have the meaning assigned to such term in Section 8.02.

“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein and for the purposes of Sections 3.09, 3.13, 3.15, 3.16, 3.24(b), 3.25, 5.03, 5.09 and 7.01(k)), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” means (a) each Wholly-Owned Domestic Subsidiary of the Borrower that is not an Excluded Subsidiary and (b) any other Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Guarantee and Collateral Agreement, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10(d) as if it were newly acquired. The Subsidiary Loan Parties on the Closing Date are set forth on Schedule 1.01G.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” means a request by the Borrower substantially in the form of Exhibit C.

“Swingline Commitment” means, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitment on the Closing Date is $5,000,000. The Swingline Commitment is part of, and not in addition to, the Revolving Facility Commitments.

“Swingline Lender” means Credit Suisse AG, Cayman Islands Branch, in its capacity as a lender of Swingline Loans and its successors in such capacity.

“Swingline Loans” means the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” means Goldman Sachs Bank USA, in its capacity as syndication agent.

“Taxes” means any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest, additions to tax and penalties related thereto.

“Term Borrowing” means a Borrowing comprised of Term Loans.

“Term Facility” means the Initial Term Loan Facility and/or any or all of the Incremental Term Facilities, Extended Facilities relating to Term Loans and Refinancing Term Facilities.

“Term Facility Maturity Date” means (i) with respect to the Initial Term Loan Facility, the Initial Term Loan Facility Maturity Date and (ii) with respect to any Incremental Term Facility, any Incremental Term Facility Maturity Date.

“Term Loan Commitment” means any Initial Term Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Installment Date” means any Initial Term Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” means the Initial Term Loans, the Incremental Term Loans, the Extended Loans converted from Term Loans and/or the Refinancing Term Loans.

“Term Yield Differential” shall have the meaning assigned to such time in Section 2.21(c)(vii).

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b) and, initially, the four fiscal quarter period ended December 30, 2012.

“Total Leverage Ratio” means, on any date, the ratio of (a) (i) the aggregate principal amount of Consolidated Debt (other than Excluded Transaction Debt) of the Borrower and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) the aggregate amount of Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Revolving Facility Leverage Ratio” means, on any date, the ratio of (a) the Revolving Facility Credit Exposure as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Revolving Facility Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net First Lien Leverage Ratio” means, on any date, the ratio of (a) (i) the sum of the aggregate principal amount of any Initial Term Loans outstanding as of the last day of the Test Period most recently ended as of such date plus the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period that is (or, if any Initial Term Loans were then outstanding, would have been) then secured by Liens on Collateral that are Other First Liens (in each case other than Excluded Transaction Debt) less (ii) the aggregate amount of Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Secured Leverage Ratio” means, on any date, the ratio of (a)(i) the sum of the aggregate principal amount of any Initial Term Loans outstanding as of the last day of the Test Period most recently ended as of such date plus the aggregate principal amount of any other Consolidated Debt of the Borrower and its Subsidiaries as of the last day of such Test Period that is then secured by Liens on the Collateral (in each case other than Excluded Transaction Debt) less (ii) the aggregate amount of Unrestricted Cash and unrestricted Permitted Investments of the Borrower and its Subsidiaries as of the last day of such Test Period to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Transactions” means, collectively, (a) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings hereunder; (b) the refinancing or repayment of the Existing Credit Agreement, (c) the making of a dividend distribution to the Sponsor and other equity holders of the Borrower and (d) the payment of all fees and expenses to be paid in connection with the foregoing.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the ABR.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” has the meaning specified in Section 2.05(c).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower identified on Schedule 1.01H, (2) any other Subsidiary of the Borrower, whether now owned or acquired or created after the Closing Date, that is designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (3) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Dollars” or “$” shall mean lawful money of the United States of America.

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(d).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” of any person means a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” of any person means a Foreign Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly-Owned

Subsidiary” shall mean a Subsidiary of the Borrower that is a Wholly-Owned Subsidiary of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

SECTION 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Borrower or the Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capital Lease Obligation under this Agreement or any other Loan Document as a result of such changes in GAAP. Unless otherwise expressly provided herein, any references herein to any person shall be construed to include such person’s successors and permitted assigns.

SECTION 1.03. Effectuation of Transactions . Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04. Currency Equivalents. For purposes of determining compliance as of any date with Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.09, amounts incurred or outstanding in currencies other than U.S. Dollars shall be translated into Dollars at the exchange rates in effect on the first Business Day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Sections 6.01, 6.02, 6.03, 6.04, 6.05, 6.06, 6.07 or 6.09 or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those applicable on the first day of the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.07. Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender agrees to make Initial Term Loans to the Borrower in Dollars on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment;

(b) each Lender agrees to make Revolving Facility Loans of a Class to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class;

(c) each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower and/or Incremental Revolving Facility Loans to the Borrower, in each case in Dollars, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, as the case may be; and

(d) within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans. Amounts repaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Borrowing of Revolving Facility Loans or Term Loans (other than Swingline Loans) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or Section 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and in an integral multiple of the Borrowing Multiple. Subject to Section 2.04(c) and Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and in an integral multiple of the Borrowing Multiple; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of (i) 10 Eurodollar Borrowings outstanding under any Term Facility and (ii) 10 Eurodollar Borrowings outstanding under any Revolving Facility.

SECTION 2.03. Requests for Borrowings. To request a Revolving Facility Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., Local Time, three Business Days before the date of any proposed Borrowing denominated in Dollars or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the Business Day of the proposed Borrowing; provided, that, to request a Eurodollar Borrowing on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone no later than 5:00 p.m., Local Time, one Business Day prior to the Closing Date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Initial Term Loans, Other Term Loans or Other Revolving Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Revolving Facility Lenders set forth in this Section 2.04, agrees to make loans (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the aggregate amount of the Swingline Commitment, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Facility Loans and L/C Obligations of the Revolving Facility Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Facility Commitment; provided, however, that after giving effect to any Swingline Loan, (i) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, and (ii) the aggregate Revolving Facility Credit Exposure of any Revolving Facility Lender (other than the Swingline Lender) shall not exceed such Revolving Facility Lender’s Revolving Facility Commitment, and provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.11, and reborrow under this Section 2.04. Each Swingline Loan shall be an ABR Loan. Immediately upon the making of a Swingline Loan, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be in an aggregate amount that is not less than the Borrowing Minimum and in an integral multiple of the Borrowing Multiple and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Swingline Borrowing Request, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan request, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan request and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m., Local Time, on the borrowing date specified in such Swingline Borrowing Request, make the amount of its Swingline Loan available to the Borrower at the account of the Borrower specified in such Swingline Borrowing Request (or, in the case of a Swingline Borrowing made to finance the reimbursement of an Unreimbursed Amount as provided in Section 2.05(c), by remittance to the applicable L/C Issuer).

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Facility Lender make an ABR Revolving Loan in an amount equal to such Revolving Facility Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the Borrowing Minimum and Borrowing Multiples, but subject to the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Facility Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds for the account of the Swingline

Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(c)(ii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such an ABR Revolving Facility Borrowing in accordance with Section 2.04(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Facility Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Facility Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Facility Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Facility Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Facility Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant ABR Revolving Facility Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Facility Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Facility Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Facility Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Facility Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Facility Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g) Additional Swingline Lenders. The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Facility Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Facility Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Facility Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Facility Lender in its capacity as a lender of Swingline Loans hereunder.

SECTION 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit under the Revolving Facility, as requested by the Borrower, denominated in Dollars or in one or more alternative currencies as agreed to by such L/C Issuer for the account of the Borrower or any Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with clause (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Subsidiary issued under such the Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the aggregate Revolving Facility Credit Exposure shall not exceed the aggregate Revolving Facility Commitments and (y) no Lender’s Revolving Facility Credit Exposure shall exceed such Lender’s Revolving Facility Commitment, as applicable. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit (if any) shall be deemed to have been issued pursuant hereto as Letters of Credit, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless such L/C Issuer and the Borrower have agreed to a later expiry date (such approval of such L/C Issuer not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date; provided, further, that if such L/C Issuer consents in its sole discretion, the expiration date of any Letter of Credit may extend beyond the Letter of Credit Expiration Date; provided, further, that if any such Letter of Credit is outstanding or the expiration date is extended to a date that is later than the Letter of Credit Expiration Date, the Borrower shall Cash Collateralize each such Letter of Credit as required by Section 2.25 on or prior to the Letter of Credit Expiration Date or, if later, such date of issuance.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any requirement of law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $100,000, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency (other than with respect to Letters of Credit requested to be in Dollars);

(F) except as provided in Section 2.05(b)(iv) or as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) any Revolving Facility Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations pursuant to Section 2.26(a)(iv) or the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.26(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended (other than an automatic extension in accordance with clause (b)(iii) of this Section 2.05), as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., Local Time, at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained herein shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage, times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. The Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). The Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 2:00 p.m., Local Time, on the first Business Day after the Borrower receives notice of any payment by the L/C Issuer under a Letter of Credit (or the next succeeding Business Day if such notice is received after 12:00 p.m., Local Time, on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency; provided, that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing of the applicable Class, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent (and the Administrative Agent may apply cash collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage, as applicable, of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage, as applicable, of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary, or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Applicable Percentage thereof, as applicable, in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof, on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee by the Guarantors or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit;

(vi) any adverse change in the relevant exchange rates; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. The L/C Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The L/C Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether the L/C Issuer has made or will make a disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Revolving Facility Lenders with respect to any such disbursement. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Revolving Facility Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct by the applicable L/C Issuer, the Administrative Agent, the applicable Related Party or any applicable correspondent, participant or assignee of the L/C Issuer; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Additional L/C Issuers. From time to time, the Borrower may by notice to the Administrative Agent with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and the applicable Revolving Facility Lender designate such Revolving Facility Lender to act as an L/C Issuer hereunder. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit and each such additional L/C Issuer shall be entitled to the benefits of this Agreement as an L/C Issuer to the same extent as if it had been originally named as the L/C Issuer hereunder. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit (including any Existing Letter of Credit) to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the

Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 10:00 a.m. (or, if notice was received from the Borrower same day, 12:00 p.m.), Local Time on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly transmitting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, that ABR Revolving Loans made to refinance a Swingline Loan as provided under Section 2.04(c) or refinance a drawing under a Letter of Credit as provided under Section 2.05(c) shall be remitted by the Administrative Agent, as applicable, to the Swingline Lender or applicable L/C Issuer.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders (including by means of Swingline Loans to the Borrower). In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

SECTION 2.07. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided, that except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone in the case of an election that would result in a Borrowing, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, or Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing, and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class and (ii) the Initial Term Loan Commitments shall terminate upon the Borrowing of the Initial Term Loans on the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, any Revolving Facility Commitments of any Class; provided, that (i) each such reduction shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 (or, if less, the remaining amount of any Revolving Facility Commitments of such Class) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the total Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Revolving Facility Commitments of any Class under clause (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of any Revolving Facility Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan of such Lender on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan as provided in Section 2.10(e).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof, and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).

SECTION 2.10. Repayment of Term Loans, Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section 2.10,

(i) the Borrower shall repay Initial Term Loan Borrowings on each date set forth below or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Initial Term Loan Installment Date”), in the aggregate principal amount equal to the amount set forth opposite such Initial Term Loan Installment Date:

Initial Term Loan Installment Date	Amount of Initial Term Loan Borrowings to be Repaid
September 30, 2013	$1,750,000
December 31, 2013	$1,750,000
March 31, 2014	$1,750,000
June 30, 2014	$1,750,000
September 30, 2014	$1,750,000
December 31, 2014	$1,750,000
March 31, 2015	$1,750,000
June 30, 2015	$1,750,000
September 30, 2015	$1,750,000
December 31, 2015	$1,750,000
March 31, 2016	$1,750,000
June 30, 2016	$1,750,000
September 30, 2016	$1,750,000
December 31, 2016	$1,750,000
March 31, 2017	$1,750,000
June 30, 2017	$1,750,000
September 30, 2017	$1,750,000
December 31, 2017	$1,750,000
March 31, 2018	$1,750,000
June 30, 2018	$1,750,000
September 30, 2018	$1,750,000
December 31, 2018	$1,750,000
March 31, 2019	$1,750,000
June 30, 2019	$1,750,000
September 30, 2019	$1,750,000
December 31, 2019	$1,750,000
March 31, 2020	$1,750,000
Initial Term Loan Facility Maturity Date	The aggregate principal amount of all Initial Term Loans outstanding on such date

(ii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iii) to the extent not previously paid, outstanding Initial Term Loans shall be due and payable on the Initial Term Loan Facility Maturity Date;

(iv) the Refinancing Term Loans of any Class shall mature as provided in the applicable Refinancing Term Loan Amendment; and

(v) the Extended Loans of any Class shall mature as provided in the applicable Extension Amendment.

(b) To the extent not previously paid, outstanding Revolving Facility Loans of such Class shall be due and payable on the applicable Revolving Facility Maturity Date; provided that any Other Revolving Loans shall be due and payable as set forth in the relevant Incremental Assumption Agreement.

(c) Prepayment of the Term Loans from any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes as the Borrower may direct.

(d) Any mandatory prepayment pursuant to Section 2.11 shall be applied to the Term Loans pro rata among each Term Facility (other than with respect to Other Term Loans, Refinancing Term Loans and Extended Loans to the extent not required thereby), with the application thereof being applied to the amortization payments under such Term Facility in forward order; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(d), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Borrowing, at least three Business Days before the scheduled date of such repayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Repayments of Borrowings pursuant to this Section 2.10 shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(d).

(e) The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date 10 Business Days after such Loan is made and (ii) the Revolving Facility Maturity Date. At any time that there shall exist a Defaulting Lender, the Borrower shall repay Swingline Loans if and to the extent required by Section 2.25(a).

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Administrative Agent by telephone (confirmed by telecopy) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment and (y) in the case of Eurodollar Loans, not less than three Business Days prior to the date of prepayment (or, in each case, such shorter period acceptable to the Administrative Agent), which notice may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans.

(b) Subject to Section 2.11(d) and (e), the Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10; provided that, with respect to Net Proceeds from Asset Sales, the Borrower may use a portion of such Net Proceeds to prepay or repurchase Other First Lien Debt in an amount not to exceed the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Other First Lien Debt and the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of Term Loans.

(c) Subject to Section 2.11(d) and (e), within five (5) Business Days after financial statements are delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $10,000,000 (the “ECF Threshold Amount”), the Borrower shall apply an amount equal to (i) the Required Percentage of such excess portion of such Excess Cash Flow, minus (ii) the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary prepayments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Term Loans and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid (in each case of this clause (ii), other than any prepayments funded with proceeds of incurrence of funded term Indebtedness), to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10. Not later than the fifth (5th) Business Day after the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period, the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash

Flow for such fiscal year, the amount of any required prepayment under this clause and the calculation thereof in reasonable detail.

(d) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of the Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.10), and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds retained by the Borrower may be used for any purpose not otherwise prohibited by this Agreement.

(e) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.11(b) or Section 2.11(c), (x) the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

(f) If for any reason the Revolving Facility Credit Exposure of any Class at any time exceeds the aggregate Revolving Facility Commitments of such Class then in effect (including after giving effect to any reduction in the Revolving Facility Commitments of such Class pursuant to Section 2.08), the Borrower shall immediately prepay Revolving Facility Loans and Swingline Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess pursuant to Section 2.25; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.11(f) unless, after the prepayment in full of the Revolving Facility Loans and Swingline Loans, the Revolving Facility Credit Exposure exceeds the aggregate Revolving Facility Commitments then in effect.

(g) Notwithstanding anything to the contrary contained herein, including this Section 2.11 (which provisions shall not be applicable to this Section 2.11(g)):

(i) The Borrower shall have the right at any time and from time to time to prepay Term Loans from Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.11(g); provided that no Discounted Voluntary Prepayment shall be made unless (A) immediately after giving effect to such Discounted Voluntary Prepayment, (1) no Default or Event of Default has occurred and is continuing, (2) Holdings and its Subsidiaries are in compliance on a Pro Forma Basis with the covenant contained in Section 6.11 as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.04(a) or (b) and (3) the Loan Parties shall have unrestricted cash and cash equivalents and unused Revolving Facility Commitments of at least $15,000,000, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans on a pro rata basis and (C) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.11(g) has been satisfied or waived and (3) neither the Borrower nor any of its Affiliates has any non-public information with respect to any Loan Party or the Term Loans that has not been disclosed to the Lenders (other than Lenders electing not to receive such information) that would reasonably be expected to be material to a Lender’s decision to participate in a Discounted Voluntary Prepayment.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit I hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $100,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.11(g)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans may specify by written notice substantially in the form of Exhibit J hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of each Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.11(g)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and without any amounts due under Section 2.16), upon irrevocable notice substantially in the form of Exhibit K hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. Local Time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.11(g)(iii) above) reasonably established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

SECTION 2.12. Fees.

(a) Subject to adjustment as provided in Section 2.26 the Borrower agrees to pay (the “Commitment Fee”) to each Lender, through the Administrative Agent, on the date that is one Business Day after the last day of March, June, September and December in each year, and the date on which the Commitments of all the Revolving Facility Lenders shall be terminated as provided herein, a commitment fee in Dollars on the daily amount of the Available Unused Commitment of such Lender under the Revolving Facility during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, one Business Day after the last day of March, June, September and December of each year and the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on in the case of each Lender, such Lender’s Applicable Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts in respect of Letters of Credit) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the applicable Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurodollar Revolving Facility Borrowings of such Class effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) two Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% per annum of the stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”); provided, however, that any L/C Participation Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to Section 2.05 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.26(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, an annual administrative fee in such amounts as may be agreed between them from time to time (the “Administrative Agent Fees”).

(d) In the event that, on or prior to the first anniversary of the Closing Date, the Borrower shall (x) make a prepayment of the Initial Term Loans pursuant to Section 2.11(a)

(or assignment in lieu thereof pursuant to Section 9.04(g)) with the proceeds of any new or replacement tranche of term loans that have an All-in Yield that is less than the All-in Yield of such Initial Term Loans or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Initial Term Loans (or any mandatory assignment under Section 2.19(c) shall have been made in connection therewith), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders under the Initial Term Loan Facility, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Initial Term Loans for which the All-In Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be.

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted Eurodollar Rate plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.13; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Except as otherwise specifically provided for herein, all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times shall be computed on the basis of a year of 365 days (or 366 days in a leap year), payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Eurodollar Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurodollar Rate) or L/C Issuer;

(ii) subject any Lender to any Tax with respect to any Loan Document (other than Taxes indemnifiable under Section 2.17 or Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; and

the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or

L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or L/C Issuer’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers of loans under United States cash flow term loan credit facilities. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the

Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Unless otherwise required by applicable laws, any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 2.17) have been made, the Administrative Agent, any Lender, any Swingline Lender or any L/C Issuer, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender, each Swingline Lender and each L/C Issuer, within 10 days after written demand therefor or 5 Business Days before any such Indemnified Taxes or Other Taxes are due (whichever is later), for the full amount of any Indemnified Taxes or Other Taxes paid or payable by the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer, as applicable, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, a Swingline Lender or an L/C Issuer, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, a Swingline Lender or an L/C Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender, Swingline Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax or backup withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower and the Administrative Agent, to the extent such Lender is legally able to do so, at the time or times prescribed by applicable law or otherwise as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate; provided, that no Lender, Swingline Lender or L/C Issuer shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States federal government if in the reasonable judgment of such Lender, Swingline Lender or L/C Issuer such compliance would subject such Lender, Swingline Lender or L/C Issuer to any material unreimbursed cost or expense or would otherwise be disadvantageous to such Lender, Swingline Lender or L/C Issuer in any material respect.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender, a Swingline Lender or an L/C Issuer under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two (2) duly completed copies of whichever of the following is applicable:

(i) Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) Internal Revenue Service Form W-8ECI (or any successor forms);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit E-1, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign

Lender’s conduct of a U.S. trade or business and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by, as and to the extent required by applicable law, a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit E-2, Exhibit E-3 or Exhibit E-4, as applicable, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit E-3, on behalf of such beneficial owner(s), or (v) any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent two (2) duly completed copies of any renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender, Swingline Lender or L/C Issuer that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender, Swingline Lender or L/C Issuer becomes a Lender, Swingline Lender or L/C Issuer under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two (2) duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

In addition, each Agent shall deliver to the Borrower (x)(I) prior to the date on which the first payment by the Borrower is due hereunder or (II) prior to the first date on or after the date on which such Agent becomes a successor Administrative Agent pursuant to Section 8.09 on which payment by the Borrower is due hereunder, as applicable, two copies of a properly completed and executed IRS Form W-9 certifying its exemption from U.S. federal backup withholding or such other properly completed and executed documentation prescribed by applicable law certifying its entitlement to an available exemption from applicable U.S. federal withholding taxes in respect of any payments to be made to such Agent by any Loan Party pursuant to any Loan Document including, as applicable, an IRS Form W-8IMY certifying that the Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code pursuant to Section 1.1441-l(b)(2)(iv) of the Treasury Regulations, and (y) on or before the date on which any such previously delivered documentation expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent documentation previously delivered by it to the Borrower, and from time to time if reasonably requested by the Borrower, two further copies of such documentation.

(f) If the Administrative Agent, a Lender, a Swingline Lender or an L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Lender, Swingline Lender or L/C Issuer in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer in the event the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender, Swingline Lender or L/C Issuer to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

(g) If a payment made to the Administrative Agent or any Lender, Swingline Lender or L/C Issuer under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether the Administrative Agent, such Lender, such Swingline Lender or such L/C Issuer has or has not complied with such party’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender, Swingline Lender, L/C Issuer or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Lender, Swingline Lender, L/C Issuer or Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(h). Nothing in this Section 2.17(h) shall obligate any Lender, Swingline Lender, L/C Issuer or Agent to take any action that such person, in its sole judgment, determines may result in a detriment to such person.

(i) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16 or 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment. For the avoidance of doubt, the provisions of this Section 2.18(a) shall not be construed to apply to the application of Cash Collateral provided for in Section 2.25.

(b) Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of Swingline Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties and (iii) third, towards payment of principal of Loans then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Letters of Credit or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in Letters of Credit and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the

Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Borrower’s request) assign its Loans and its Commitments (or, at the Borrower’s option, the Loans and Commitments under the Facility that is subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Swingline Lender and the L/C Issuer; provided, that: (a) all Loan Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount payable pursuant to Section 2.11(a)), (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Borrower, the Borrower shall pay any amount required by Section 2.12(d)(y), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(d) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit.

SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) if the affected Lender may lawfully continue to maintain such Loans as Eurodollar Loans until the last day of such Interest Period, convert all Eurodollar Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurodollar Loans to ABR Loans) or (ii) prepay such

Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.21. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount at the time such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (the “Increased Amount Date”), and (iii) (a) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Initial Term Loan Commitments or commitments to make term loans with interests rates and/or amortization and/or maturity and/or other terms different from the Initial Term Loans (“Other Term Loans”) and/or (b) whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments or commitments to make revolving loans with pricing and/or amortization and/or maturity and/or other terms different from the Revolving Facility Loans (“Other Revolving Loans”);

(b) The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to an Incremental Assumption Agreement.

(c) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that

(i) except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to clause (ii), (iii), (vi), (vii) and (ix) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) substantially similar terms as the Initial Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(ii) the final maturity date of any Other Term Loans shall be no earlier than the Initial Term Loan Facility Maturity Date,

(iii) the Weighted Average Life to Maturity of any Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans,

(iv) except as to pricing, amortization, commitment reduction, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to clause (v), (vi), (viii) and (ix) of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Other Revolving Loans shall have (x) substantially similar terms as the Revolving Facility or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent,

(v) the final maturity date of any Other Revolving Loans shall be no earlier than, and shall require no scheduled amortization or mandatory commitment reductions prior to, the Revolving Facility Maturity Date with respect to the Initial Revolving Loans;

(vi) Other Term Loans and Other Revolving Loans may rank, at the option of the Borrower, either pari passu or junior in right of security with any other outstanding Facilities (provided, that if such Other Term Loans or Other Revolving Loans rank junior in right of security with the outstanding Facilities, the Liens securing such Other Term Loans or Other Revolving Loans shall be Junior Liens and, for the avoidance of doubt, shall not be subject to clause (vii) or (viii) of this Section 2.21(c));

(vii) with respect to any Other Term Loan incurred prior to the first anniversary of the Closing Date that ranks pari passu in right of security with the Initial Term Loans, the All-in Yield shall be the same as that applicable to the Initial Term Loans on the Closing Date, except that the All-in Yield in respect of any such Other Term Loan may exceed the All-in Yield in respect of such Initial Term Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “LIBOR floor” as provided in the following proviso) applicable to such Initial Term Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Adjusted Eurodollar Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Term Loans prior to any increase in the Applicable Margin applicable to such Initial Term Loans then outstanding;

(viii) with respect to any commitments to make Other Revolving Loans incurred prior to the first anniversary of the Closing Date that rank pari passu in right of security with the Initial Revolving Loans, the All-in Yield of such Other Revolving Loans shall be the same as that applicable to the Initial Revolving Loans on the Closing Date, except that the All-in Yield in respect of any such Other Revolving Loan may exceed the All-in Yield in respect of such Initial Revolving Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Revolving Yield Differential”) then the Applicable Margin applicable to such Initial Revolving Loans shall be increased such that after giving effect to such increase, the Revolving Yield Differential shall not exceed 0.50%;

(ix) (A) the Other Revolving Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made and (B) the Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any mandatory prepayment hereunder; and

(x) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party.

(d) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless on the date of such effectiveness, to the extent required by the relevant Incremental Assumption Agreement (A) the representations and warranties contained in the Loan Documents are and will be true and correct in all material respects on and as of the date of such effectiveness, to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date and (B) no Default or Event of Default shall be continuing or would result from the effectiveness of such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment or the funding thereof on the Increased Amount Date, in each case after giving pro forma effect to the use of proceeds of the initial funding of such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment.

(e) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Initial Term Loans, when originally made, are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans) that are Commitments, when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurodollar Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

(f) Notwithstanding anything in this Agreement to the contrary, (i) for the purpose of determining the number of outstanding Eurodollar Borrowings upon the incurrence of any Incremental Loans, Refinancing Term Loans or Extended Loans, (x) to the extent the last date of Interest Periods for multiple Eurodollar Borrowings under the Term Facilities fall on the same day, such Eurodollar Borrowings shall be considered a single Eurodollar Borrowing and (y) to the extent that the last date of Interest Periods for multiple Eurodollar Borrowings under the Revolving Facilities fall on the same day, such Eurodollar Borrowings shall be considered a single Eurodollar Borrowing and (ii) the initial Interest Period with respect to any Eurodollar Borrowing of Incremental Loans, Refinancing Term Loans or Extended Loans may, at the Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted Eurodollar Rate with respect to such initial Interest Period shall be the same as the Adjusted Eurodollar Rate applicable to any then-outstanding Eurodollar Borrowing as the Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurodollar Borrowing.

SECTION 2.22. Refinancing Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), the Borrower may by written notice to the Administrative Agent elect to establish one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”), which Refinances all or any portion of any Term Loan then outstanding under this Agreement. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Refinancing Term Loan Amendment governing such Refinancing Term Loans;

(ii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the then Weighted Average Life to Maturity of the Initial Term Loans;

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees and interest rates which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Initial Term Loans (except to the extent such covenants and other terms apply solely to any period after the latest stated final maturity of the Term Loans and Revolving Facility Commitments in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrower in good faith;

(iv) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a, at the option of the Borrower, pari passu or junior basis with the other Loan Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent;

(v) the proceeds of Refinancing Term Loans shall be applied, substantially concurrently with the incurrence thereof, to the Refinancing of the outstanding Term Loans being so Refinanced;

(vi) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party; and

(vii) the Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Term Loans in any prepayment hereunder.

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a Class of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Class of Term Loans.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

SECTION 2.23. Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable this Section 2.23), the Borrower may at any time and from time to time request that all or any portion of the Loans and related Commitments under any Facility (an “Existing Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Loans and related Commitments (any such Loans and related Commitments which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent for the benefit of all of the Lenders under the applicable Existing Facility (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Loans to be established which shall be substantially similar to the Loans and related Commitments under the Existing Facility from which such Extended Loans are to be converted or another existing Class of Loans and related Commitments (or such other terms as shall be reasonably satisfactory to the Administrative Agent) except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans (including the maturity date) of such Existing Facility to the extent provided in the applicable Extension Amendment;

(ii) the interest margins with respect to the Extended Loans may be different than the interest margins for the Loans of such Existing Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Loans;

(iv) any Extended Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder; and

(v) there shall be no obligor in respect of any such Extended Facility that is not a Loan Party.

Any Extended Loans converted pursuant to any Extension Request shall be designated a Class of Extended Loans for all purposes of this Agreement; provided that any Extended Loans converted from an Existing Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Loans with respect to such Existing Facility.

(b) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Facility are requested to respond (or such shorter period agreed to by the Administrative Agent in its reasonable discretion). No Lender shall have any obligation to agree to have any of its Loans of any Existing Facility converted into Extended Loans pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and related Commitments under the Existing Facility subject to such Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and related Commitments under the Existing Facility which it has elected to request be converted into Extended Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Loans and related Commitments under the Existing Facility subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Extension Request, Loans and related Commitments subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of Loans and related Commitments included in each such Extension Election.

(c) Extended Loans shall be established pursuant to an amendment (a “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Loan thereunder which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the applicable other Loan Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent.

SECTION 2.24. Replacement Revolving Facility Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.24, the Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder “Replacement Revolving Loans”) which Refinances all or any portion of the Revolving Facility. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Replacement Revolving Facility Amendment governing such Replacement Revolving Facility Commitments;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date;

(iii) no Replacement Revolving Facility Commitments shall have a scheduled termination date prior to Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced (or if later, the date required pursuant to any Replacement Revolving Facility Amendment);

(iv) (A) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the Replacement L/C Issuer and Replacement Swingline Lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall be substantially similar to, or not materially less favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those, taken as a whole, applicable to the Revolving Facility (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent), (B) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party and (C) the Replacement Revolving Commitments may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made. In addition, the Borrower may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other Person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Replacement Revolving Facility Amendment governing such Replacement Revolving Facility Commitments, (ii) the weighted average life to termination of such Replacement Revolving Facility Commitments shall be not shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and (v) the requirement of clauses (B) and (C) in the preceding sentence shall be satisfied mutatis mutandis;

(v) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents on, at the option of the Borrower, a pari passu or junior basis with the other Loan Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Collateral Agent; and

(vi) Revolving Commitments refinanced with Replacement Revolving Facility Commitments shall be, substantially concurrently with the effectiveness of such Replacement Revolving Facility Commitments, terminated pursuant to Section 2.08(b).

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 9.04. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated a Class (a “Replacement Revolving Commitment Series”) of Replacement Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Class of Revolving Commitments.

(c) The Replacement Revolving Facility Commitments shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent, the Replacement Revolving Lenders providing such Replacement Revolving Loans and any Replacement L/C Issuer and/or Replacement Swingline Lender thereunder (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender).

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Facility Series outstanding on such Replacement Revolving Facility Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Facility Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their respective Replacement Revolving Credit Commitments.

SECTION 2.25. Cash Collateral.

(a) Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, within three (3) Business Days after the request of the Administrative Agent or the L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure with respect to Letters of Credit (after giving effect to Section 2.26(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) All Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.25(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.25 or otherwise hereunder in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 9.04) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Sections 7.01(b), (c), (h) or (i) or an Event of Default (and following application as provided in this Section 2.25 may be otherwise applied in accordance with Section 7.02), and (y) the person providing Cash Collateral and the L/C Issuer or Swingline

Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 2.26. Defaulting Lenders.

(a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) that Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08;

(ii) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the L/C Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto;

(iii) that Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive L/C Issuer Fees as provided in Section 2.12(b); and

(iv) during any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.04 and 2.05, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that: (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender (or any subsequent date on which the applicable Lender is a Defaulting Lender), no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans of that Lender.

(v) if the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, within three (3) Business Days following the written request of the Administrative Agent or the Swingline Lender, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(b) If the Borrower, the Administrative Agent, Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Revolving Facility Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to Section 2.26(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings (prior to a Qualified IPO), the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company, unlimited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by Holdings (prior to a Qualified IPO), the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to Holdings, the Borrower or any such Subsidiary Loan Party, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to (x) any property or assets now owned or hereafter acquired by the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens, or (y) any Equity Interests of the Borrower now owned or hereafter acquired by Holdings (prior to a Qualified IPO), other than Liens created by the Loan Documents or Liens permitted by Article VIA.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required by the Security Documents.

SECTION 3.05. Financial Statements. The audited consolidated balance sheet and related statements of operations, cash flows and owners’ equity of the Borrower as of and for its fiscal year ended December 30, 2012 (including comparative information for its fiscal years ended January 1, 2012 and January 2, 2011 contained therein) that are delivered to the Administrative Agent, including in each case the notes thereto, if applicable, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates and for the periods referred to therein and the results of operations and, if applicable, cash flows for the periods then ended, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.

SECTION 3.06. No Material Adverse Effect. After the Closing Date, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Subsidiaries has valid title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens. The Equity Interests of the Borrower owned by Holdings (prior to a Qualified IPO of the Borrower) are free and clear of Liens, other than Liens permitted by Article VIA.

(b) None of the Borrower or their Subsidiaries are in default under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All of the Borrower’s or Subsidiaries’ leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of the Borrower and the Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.

(d) None of the Borrower and the Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as set forth on Schedule 3.07(d) or as permitted under Sections 6.02 or 6.05.

SECTION 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests in connection with the Transactions or as set forth on Schedule 3.08(b).

SECTION 3.09. Litigation; Compliance with Laws.

(a) As of the Closing Date, there are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Transactions. Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth on Schedule 3.09(b), none of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings (prior to a Qualified IPO), the Borrower or the Subsidiaries is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

SECTION 3.11. Investment Company Act. None of Holdings (prior to a Qualified IPO), the Borrower or the Subsidiaries is required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.12. Use of Proceeds. (a) The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for Permitted Business Acquisitions and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit) and, in the case of Revolving Facility Loans made on the Closing Date, for the purposes set forth in clause (b) below and (b) the Borrower will use the proceeds of the Initial Term Loans made on the Closing Date to finance the Transactions and for general corporate purposes including refinancing the Existing Senior Subordinated Notes and the payment of fees and expenses payable in connection with the Transactions.

SECTION 3.13. Tax Returns. Except as set forth on Schedule 3.13:

(a) Each of Holdings, the Borrower and the Subsidiaries (i) has timely filed or caused to be timely filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true, complete and correct in all material respects, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date; and (ii) has timely paid or caused to be timely paid all Taxes required to be paid (whether or not shown thereon to be due and payable by it) and all other material Taxes or assessments, except Taxes or assessments, including, without limitation, relating to all periods or portions thereof ending on or prior to the Closing Date that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of the Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP; and

(b) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Closing Date, with respect to each of Holdings, the Borrower and the Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other Taxing authority.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than the Projections, forward-looking information, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby or prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

(b) The Projections, forward-looking information and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which Holdings, the Borrower, a Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (ii) no ERISA Event has occurred or is reasonably expected to occur.

SECTION 3.16. Environmental Matters. Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice; request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries and their respective operations and properties are, and for the past three (3) years have been, in compliance with, and each of them has and for the past three (3) years has maintained all environmental permits, licenses and other approvals necessary for its operations to comply with, all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) there has been no Release or threat of Release of any Hazardous Material at, on , under or from any property currently owned, operated or leased or, to the Borrower’s knowledge, formerly owned, operated or leased, by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled, disposed of or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) neither the Borrower nor any of its Subsidiaries is a party or subject to any order, decree or agreement that imposes any obligation or liability under any Environmental Laws.

SECTION 3.17. Security Documents.

(a) Each Security Document is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the fullest extent permitted under applicable law. As of the Closing Date, in the case of the Pledged Collateral described in a Security Document, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in such Security Document (other than the Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Guarantee and Collateral Agreement or an ancillary document thereunder is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title, which defects in the aggregate do not constitute a Material Adverse Effect hereunder) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the material domestic Intellectual Property included in the Collateral, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on material registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages, if any, executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 5.10 will be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

SECTION 3.18. Location of Real Property and Leased Premises.

(a) As of the Closing Date, neither the Borrower nor any of the Subsidiary Loan Parties owns in fee any Owned Material Real Property.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all material Real Property that is leased by the Borrower and the Subsidiary Loan Parties as the lessee and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them as the lessee in the Perfection Certificate except to the extent set forth therein.

SECTION 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (i) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

(b) On the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of Holdings (prior to a Qualified IPO), the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries or for which any claim may be made against Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings (prior to a Qualified IPO), the Borrower or such Subsidiary to the extent required by GAAP. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 3.20, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.21. Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all Intellectual Property that is used or held for use in or is otherwise necessary for the present conduct of their respective businesses, (b) to the knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property of any person, and (c)(i) no claim or litigation regarding any of the Intellectual Property owned by the Borrower and its Subsidiaries, is pending or, to the Borrower’s knowledge, threatened and (ii) to the knowledge of the Borrower, no claim or litigation regarding the Intellectual Property described in the foregoing clauses (a) and (b) is pending or threatened.

SECTION 3.22. Senior Debt. The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder (including any Junior Financing) or any Permitted Refinancing Indebtedness in respect thereof constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

SECTION 3.23. Insurance. Schedule 3.23 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by the Borrower as of the Closing Date. As of such date, except as would not reasonably be expected to have a Material Adverse Effect, all such insurance is in full force and effect.

SECTION 3.24. Patriot Act, Etc. (a) Each of Holdings, the Borrower and each of its Subsidiaries and each Unrestricted Subsidiary is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Neither the Borrower, Holdings nor any Subsidiary or Unrestricted Subsidiary of the Borrower (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 3.25. Foreign Corrupt Practices Act. No part of the proceeds of the Loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, or the Bribery Act 2010 of the United Kingdom or similar law of the European Union or any European Union Member State or similar law of a jurisdiction in which the Borrower or any of the Subsidiaries conduct their business and to which they are lawfully subject. None of Holdings, the Borrower or any of the Subsidiaries, nor, to the actual knowledge of the Borrower or any of the Subsidiaries, any of their directors, officers, agents or employees is in violation of any such law.

ARTICLE IV

Conditions of Lending

The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than the Closing Date) and on the date of each L/C Credit Extension (other than the Closing Date):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each such Borrowing (subject to the immediately preceding paragraph) and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by facsimile or other means of electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Lenders and each L/C Issuer on the Closing Date, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, and (ii) each local counsel specified on Schedule 4.02(b), in each case (A) dated the Closing Date, (B) addressed to each L/C Issuer on the Closing Date, the Administrative Agent, the Collateral

Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party or other person duly authorized by the constituent documents of such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party, and

(iii) a certificate of good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) from the Secretary of State (or similar official) of each jurisdiction of formation or organization of each Loan Party.

(iv) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Except for matters to be completed following the Closing Date in accordance with Section 5.10(h), the elements of the Collateral Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(e) The Lenders shall have received a customary solvency certificate signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.

(f) The Agents and the Arrangers shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(g) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than ten (10) Business Days prior to the Closing Date.

(h) On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(i) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Application as required by Section 2.05(b).

(j) The Administrative Agent shall have received reasonably satisfactory pay-off letters (or other reasonably satisfactory evidence) for all Indebtedness (other than unmatured contingent obligations) under the Existing Credit Agreement, confirming that all guarantees or security thereunder will be terminated concurrently with such payment.

(k) Since December 30, 2012, there shall not have occurred any Material Adverse Effect.

(l) The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower, certifying as to the matters set forth in Section 4.01(b) and Section 4.02(k).

(m) The Administrative Agent shall have received the financial statements referred to in Section 3.05.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

SECTION 5.02. Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Borrower and the Subsidiary Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Borrower and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) Except as the Collateral Agent may agree, cause all such property and property casualty insurance policies with respect to the Mortgaged Property located in the United States to be endorsed or otherwise amended to include, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Administrative Agent; cause each such policy covered by this clause (b) to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to or concurrently with the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c) If any portion of any Mortgaged Property is at any time located in an area specifically identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each applicable Subsidiary Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) none of the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuer and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any L/C Issuer or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any L/C Issuer and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Subsidiaries or the protection of their properties; and

(iii) the amount and type of insurance that the Borrower and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

SECTION 5.03. Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings (b) Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto and (c) the failure to make such payment and discharge could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within the later of (i) 120 days following the end of each fiscal year (commencing with the fiscal year ending on or about December 31, 2013) and (ii) 5 days after the date on which such financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from an upcoming maturity date under any series of Indebtedness occurring within one year from the time such opinion is delivered) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Holdings or the Borrower of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) within the later of (i) 60 days, following the end of each of the first three fiscal quarters of each fiscal year ) and (ii) 5 days after the date on which such financial statements are required to be filed under the rules and regulations of the SEC (after giving effect to any permitted extensions), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Holdings or the Borrower of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the first full fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant (to the extent applicable), (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitations set forth in clause (b) of the definition of the term “Immaterial Subsidiary” and (iv) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policy office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) and (z) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a copy of a customary management’s discussion and analysis with respect to such financial statements (it being understood that the delivery by Holdings or the Borrower of reports on Form 10-Q or Form 10-K of Holdings or the Borrower and their respective consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(c)(z) to the extent such reports include such management’s discussion and analysis);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower or the website of the SEC and written notice of such posting has been delivered to the Administrative Agent;

(e) within 90 days after the beginning of each fiscal year (or such later date as the Administrative Agent may agree), a reasonably detailed consolidated annual budget for such fiscal year consisting of a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent not more frequently than once a year, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings (prior to a Qualified IPO), the Borrower or any of the Subsidiaries or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders); and

(h) in the event that Holdings or any Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the Equity Interests of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clauses (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant, if applicable) will satisfy the requirements of such paragraphs.

The Borrower hereby acknowledges and agrees that all financial statements and certificates furnished pursuant to paragraphs (a), (b) and (d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Borrower has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

SECTION 5.09. Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10. Further Assurances; Additional Security .

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that the Collateral Agent may reasonably request (including, without limitation those required by applicable law), to satisfy the Collateral Requirement and to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $5,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or the Security Documents) will (i) promptly as practicable notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.10, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) (i) Grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in any Owned Material Real Property of the Borrower or any such Subsidiary Loan Parties, as applicable, as are not covered by the original Mortgages, to the extent acquired after the Closing Date, within 90 days after such acquisition (or such later date as the Collateral Agent may agree) pursuant to documentation substantially in the form of the Mortgages or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of recordation thereof, (ii) record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection therewith, in each case subject to paragraph (g) below and (iii) deliver to the Collateral Agent an updated Schedule 1.01B reflecting such additional Mortgaged Properties. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy and a survey and otherwise comply with the Collateral Requirements applicable to Mortgages and Mortgaged Property.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within fifteen (15) Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree), notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree (or, with respect to clauses (g), (h), (i), (j) and (m) of the definition of “Collateral Requirement”, within 90 days after such formation or acquisition or such longer period as set forth therein or as the Collateral Agent may agree, as applicable), cause the Collateral Requirement to be satisfied with respect to such Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of such Domestic Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party, within fifteen (15) Business Days after the date such Foreign Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree), notify the Collateral Agent thereof and, within fifty (50) Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary directly owned by the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(f) (i) Furnish to the Collateral Agent promptly (and in any event within 30 days after such change or such longer period as the Collateral Agent may agree) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party that is not a registered organization; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period (or such longer period as the Collateral Agent may agree), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties with the same priority as prior to such change and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(g) The Collateral Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that is not Owned Material Real Property, (ii) any vehicle and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by the filing of customary financing statements) and commercial tort claims with a value reasonably estimated to be less than $5,000,000, (iii) cash, deposit accounts and securities accounts (it being understood and agreed (1) that the Lien of the Collateral Agent may extend to such assets pursuant to the terms of the Guarantee and Collateral Agreement, but that such Lien need not be perfected to the extent perfection requires any action other than the filing of customary financing statements (and all representations, warranties, covenants and other terms of the Loan Documents with respect to Collateral shall be construed accordingly) and (2) that there shall be no lockbox arrangements nor any control agreements relating to any deposit accounts, securities accounts, commodities accounts or any other bank accounts), (iv) any Excluded Securities, (v) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation not in violation of Section 6.09(c) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (vi) those assets as to which the Borrower and the Administrative Agent shall reasonably agree that the costs or other consequence of pledging, obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby, (vii) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower, (viii) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or any Guarantor) (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code), (x) pending United States “intent-to-use” trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act 15 U.S.C. §1051 unless and until a verified statement of use or an amendment to allege use under Sections 1(c) and 1(d) of the Lanham Act has been filed with and accepted by the United States Patent and Trademark Office, (xi) all assets of Holdings other than Equity Interests in the Borrower and other related assets pledged pursuant to the Guarantee and Collateral Agreement, (xii) other customary exclusions under applicable local law or in applicable local jurisdictions and (xiii) any other exceptions mutually agreed upon between the Borrower and the Collateral Agent; provided, that the Borrower may in its sole discretion elect to exclude any property from the definition of Excluded Property. Notwithstanding anything to the contrary in this Agreement, the Guarantee and Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) no foreign law governed security documents shall be required and (iii) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction or in light of applicable law, regulation, prevailing industry practices or availability on commercially reasonable terms, as otherwise agreed between the Administrative Agent and the Borrower and (iv) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Borrower (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent).

(h) The Borrower shall or shall cause the applicable Subsidiary Loan Party to take such actions set forth on Schedule 5.10(h) within the timeframes set forth for the taking of such actions on Schedule 5.10(h) (or within such longer timeframes as the Administrative Agent shall permit in its reasonable discretion) (it being understood and agreed that all representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.10(h)).

SECTION 5.11. Maintenance of Ratings. Use commercially reasonable efforts to maintain a public rating of the Facilities and a public corporate and a public corporate family, as applicable, rating for the Borrower by each of S&P and Moody’s.

SECTION 5.12. Existing Senior Subordinated Notes. The Borrower shall prepay in full all Existing Senior Subordinated Notes on or before June 30, 2013.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Majority Revolving Facility Lenders voting as a single Class) shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date (provided that any Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $5,000,000 shall only be permitted under this clause (a)(i) to the extent such Indebtedness is set forth on Schedule 6.01) and any

Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);

(b) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements not entered into for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(e) Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated in right of payment to the Loan Obligations under this Agreement on subordination terms substantially in the form of Exhibit F hereto or on other subordination terms reasonably satisfactory to the Administrative Agent and the Borrower;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations of the Borrower and the Subsidiaries, in each case, reasonably required in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations of the Borrower and its Subsidiaries in the ordinary course of business and otherwise as permitted by the Loan Documents;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Borrower or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided, that, (w) in the case of any such Indebtedness secured by Other First Liens, the Total Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions is (I) not greater than 4.00 to 1.00 or (II) no greater than the Total Net First Lien Leverage Ratio in effect immediately prior thereto, (x) in the case of any such Indebtedness secured by Junior Liens, the Total Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions is (I) not greater than 5.25 to 1.00 or (II) no greater than the Total Net Secured Leverage Ratio in effect immediately prior thereto, (y) in the case of any other such Indebtedness, the Total Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof) and any related transactions is (I) not greater than 5.75 to 1.00 or (II) no greater than the Total Leverage Ratio in effect immediately prior thereto and (z) the aggregate outstanding principal amount of Indebtedness permitted under this clause (h) incurred by a Subsidiary other than a Subsidiary Loan Party, together with the aggregate principal amount of Indebtedness of a Subsidiary other than a Subsidiary Loan Party then outstanding pursuant to Section 6.01(y), shall not exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b); provided that the incurrence of any Indebtedness for borrowed money pursuant to this clause (h)(i) incurred in contemplation of such acquisition, merger or consolidation (except for any seller note or other seller financing) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(i) (x) Capital Lease Obligations, mortgage financings and other Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(x), would not exceed (A) the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) plus (B) any additional amounts, so long as immediately after giving effect to the incurrence of such additional amounts under this clause (B) and the use of proceeds thereof, the Total Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00, and (y) any Permitted Refinancing Indebtedness in respect thereof;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this

Section 6.01(k), would not exceed the greater of $82,500,000 and 7.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), and any Permitted Refinancing Indebtedness in respect thereof;

(l) Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not the Borrower or a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Borrower of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(y) to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(l) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be subordinated in right of payment to the Loan Obligations to at least the same extent such other Indebtedness is so subordinated;

(m) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(n) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(o) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) (i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof), the Total Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00; provided, that the incurrence of debt for borrowed money pursuant to this clause (q)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(r) (i) Indebtedness secured by Liens on Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof), the Total Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.25 to 1.00; provided, that the incurrence of debt for borrowed money pursuant to this clause (r)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s) (i) unsecured Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof (but without netting any of the proceeds thereof), the Total Leverage Ratio on a Pro Forma Basis is not greater than 5.75 to 1.00; provided, that (x) the aggregate principal amount of unsecured Indebtedness outstanding under this clause (s)(i) incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) and (y) the incurrence of debt for borrowed money pursuant to this clause (s)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) Indebtedness incurred in the ordinary course of business in respect of the obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreements;

(u) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business;

(v) obligations in respect of Cash Management Agreements;

(w) Refinancing Notes and any Permitted Refinancing Indebtedness incurred in respect thereof;

(x) (i) Indebtedness in an aggregate principal amount not to exceed at the time of incurrence an amount equal to the amount determined pursuant to clause (i) of the definition of Incremental Amount at such time; provided, that (x) there shall be no obligor in respect of any such Indebtedness that is not a Loan Party and (y) the incurrence of debt for borrowed money pursuant to this clause (x)(i) shall be subject to the last paragraph of this Section 6.01, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(y) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(y) and pursuant to clause (z) of Section 6.01(h), would not exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), and any Permitted Refinancing Indebtedness in respect thereof;

(z) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(z), would not exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), and any Permitted Refinancing Indebtedness in respect thereof;

(aa) Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 6.06;

(bb) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(cc) Indebtedness of the Borrower or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Borrower and its Subsidiaries;

(dd) Existing Senior Subordinated Notes; and

(ee) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (dd) of this Section 6.01 above or refinancings thereof.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing. Further, for purposes of determining compliance with this Section 6.01, Indebtedness resulting solely from the accretion of accreted value, the payment of interest in the form of additional Indebtedness or the amortization of original issue discount, in each case with respect to other Indebtedness permitted under this Section 6.01, shall be permitted under this Section 6.01.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (ee) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (ee), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses; provided, that all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01.

With respect to any term Indebtedness for borrowed money incurred under Section 6.01(h)(i) (except as set forth therein), 6.01(q)(i), 6.01(r)(i), 6.01(s)(i) or 6.01(x)(i), (A) the stated maturity date of such Indebtedness shall be no earlier than the Term Facility Maturity Date as in effect at the time such Indebtedness is incurred and (B) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans in effect at the time such Indebtedness is incurred.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date (or created following the Closing Date pursuant to agreements in existence on the Closing Date requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $5,000,000, set forth on Schedule 6.02(a)), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage);

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof), it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) such Lien is not created in contemplation of or in connection with such acquisition (it being understood that with respect to any Liens on the Collateral being incurred under this clause (c) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (c) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03, and in each case for which adequate reserves are maintained in accordance with GAAP;

(e) Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof and related property and customary security deposits; provided, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens on any amounts held by a trustee or lender under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(k) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(l) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(m) Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(p) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(q) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (n) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(r) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(u) (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01; and (ii) Liens with respect to property or assets of any person securing Indebtedness permitted under Section 6.01(z) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (u)(ii) to secure Permitted Refinancing Indebtedness if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (u)(ii) to secure Permitted Refinancing Indebtedness shall also be Junior Liens;

(v) Liens on Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Other First Liens and the use of proceeds thereof (but without netting any of the proceeds thereof), the Total Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.00 to 1.00; provided, that, if any Liens pursuant to this clause (v) secure Indebtedness that is in the form of term loans (other than High Yield-Style Loans), then such Indebtedness secured by such Other First Liens pursuant to this clause (v) shall be subject to the last paragraph of this Section 6.02;

(w) Liens on Collateral that are Other First Liens, so long as such Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(w) (and Permitted Refinancing Indebtedness thereof), 6.01(q)(ii), 6.01(w) or 6.01(x); and

(x) Liens on Collateral that are Junior Liens;

(y) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(z) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(aa) Liens on Equity Interests in joint ventures (i) securing obligations of such joint ventures or (ii) pursuant to the relevant joint venture agreement or arrangement;

(bb) (i) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof and (ii) Liens in respect of non-recourse receivables sales or factoring transactions that extend only to the receivables and associated ancillary rights subjected thereto;

(cc) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(dd) Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;

(ee) Liens in favor of the Borrower or any Subsidiary Loan Party; provided, that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a lien subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(ff) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Liens, would not to exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b);

(gg) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries;

(hh) agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of their Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(ii) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(jj) Liens securing Indebtedness or other obligation (i) of the Borrower or a Subsidiary in favor of the Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(kk) Liens on not more than $15,000,000 of deposits securing hedge agreements entered into for non-speculative purposes; and

(ll) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (ll), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (ll) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (ll), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (ll) may also be Other First Liens, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Sections 6.02(a) through (ll) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ll), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to be secured at the time of incurrence thereof, additional Indebtedness resulting solely from the accrual of interest, accretion of accreted value, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Borrower, or the amortization of original issue discount, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, in each case with respect to such permitted secured Indebtedness, shall also be permitted to be secured by such Lien.

With respect to any Indebtedness secured by Liens referred to in the proviso to Section 6.02(v) or Indebtedness incurred pursuant to Section 6.01(x)(i) or, except for any seller notes or other seller financing, 6.01(h)(i)(w), in each case in the form of term loans (other than High Yield-Style Loans) that ranks pari passu in right of security with the Initial Term Loans, and in each case if such Indebtedness is incurred prior to the first anniversary of the Closing Date (any such Indebtedness, a “Pari Term Loan”), if the All-in Yield in respect of such Pari Term Loans exceeds the All-in Yield in respect of the Initial Term Loans on the Closing Date by more than 0.50% (such difference, the “Pari Yield Differential”), then the Applicable Margin (or “LIBOR floor” as provided in the following proviso) applicable to such Initial Term Loans on the Closing Date shall be increased such that after giving effect to such increase, the Pari Yield Differential shall not exceed 0.50%; provided, that, to the extent any portion of the Pari Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Pari Term Loans, such floor shall only be included in the calculation of the Pari Yield Differential to the extent such floor is greater than the Adjusted Eurodollar Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to such outstanding Initial Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Pari Term Loans prior to any increase in the Applicable Margin applicable to such Initial Term Loans then outstanding.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to Excluded Property, (b) with respect to property owned (i) by the Borrower or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (ii) by any Subsidiary that is not a Subsidiary Loan Party regardless of when such property was acquired and (c) with respect to any other property owned by the Borrower or any Subsidiary (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) with respect to any such Sale and Lease-Back Transaction with Net Proceeds in excess of $50,000,000, the Borrower shall be in Pro Forma Compliance immediately after giving effect to the entering into of such lease and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b); provided, further, that the Borrower or the applicable Subsidiary Loan Party shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to clause (b)(i) or (c) of this Section 6.03 (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $20,000,000).

SECTION 6.04. Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than loans or advances in respect of (A) intercompany current liabilities incurred in connection with the cash management operations of the Borrower and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with industry practices), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) [Reserved];

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that as at any date of determination, the aggregate amount of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) made after the Closing Date by the Loan Parties pursuant to subclause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net outstanding intercompany loans made after the Closing Date by the Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (ii), plus (C) outstanding Guarantees by the Loan Parties of Indebtedness after the Closing Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to subclause (iii) (excluding any Investment made at a time when, after giving effect thereto, the Total Net First Lien Leverage Ratio on a Pro Forma Basis would not exceed 4.00 to 1.00), shall not exceed the sum of (X) the greater of (1) $55,000,000 and (2) 5.0% of Consolidated Total Assets as at the end of the fiscal quarter ended immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) loans and advances to officers, directors, employees or consultants of Holdings, Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $16,500,000 and 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 5.04(a) or Section 5.04(b) in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings or any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity and shall not constitute any portion of the Cumulative Credit;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that are not entered into for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (p), (s), (t), (ff) and (kk);

(j) Investments by the Borrower or any Subsidiary in Similar Businesses in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto, in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j);

(k) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter ended immediately prior to the date of such Investment for which financial statements have been delivered pursuant to

Section 5.04(a) or 5.04(b) plus (Y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(k)(Y), in a written notice of a Responsible Officer of the Borrower, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(k) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto, in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(k);

(l) Investments constituting Permitted Business Acquisitions;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower or a Subsidiary as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower, Holdings or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable

Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Borrower, so contributed pursuant to this clause (r) shall not in the aggregate exceed $15,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify, in a form to be agreed upon by the Borrower and the Administrative Agent (x) after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s) Investments consisting of Restricted Payments permitted by Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) Investments in Subsidiaries that are not Loan Parties after giving effect to the applicable Investments in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) not to exceed the sum of (X) the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) in the aggregate plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of Investments theretofore made pursuant to this Section 6.04(u);

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(x) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(y) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other persons;

(z) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(aa) Investments received substantially contemporaneously in exchange for Qualified Equity Interests of Holdings or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(bb) Investments in joint ventures in an aggregate amount not to exceed the sum of (X) the greater of $35,000,000 and 3.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the respective investor in respect of investments theretofore made by it pursuant to this Section 6.04(bb); provided that if any Investment pursuant to this Section 6.04(bb) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(bb); and

(cc) Investments in any Unrestricted Subsidiaries in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the sum of (X) the greater of $35,000,000 and 3.0% of Consolidated Total Assets as at the end of the fiscal quarter ended immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Borrower, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc).

The amount of Investments that may be made at any time pursuant to Section 6.04(b), 6.04(j) or 6.04(k) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrower in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) (x) the purchase and Disposition of inventory, or (y) the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04), which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) Dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made either (i) on terms that are substantially no less favorable to such Loan Party, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of such Loan Party in good faith or (ii) be counted as an Investment to the extent of any shortfall below fair market value and permitted to the extent permitted by Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the Disposition of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) Dispositions of assets not otherwise permitted by this Section 6.05; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b).

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving entity;

(i) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Borrower and its Subsidiaries determined in good faith by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (a) of the definition of “Net Proceeds”; and

(l) any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this clause (m) shall not exceed, in any fiscal year of the Borrower, the greater of $95,000,000 and 8.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), (B) no Default or Event of Default exists or would result therefrom, and (C) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b).

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) no Disposition of assets under Section 6.05(d) and 6.05(g) shall be permitted unless such Disposition is for fair market value (as determined in good faith by the Borrower), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04 and (ii) no Disposition under Section 6.05(g) shall be permitted unless such Disposition (except to Loan Parties) is for at least 75% cash consideration; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrower) of less than $10,000,000 or to other transactions involving assets with a fair market value of not more than the greater of $35,000,000 and 3.0% of Consolidated Total Assets in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this paragraph (c) that is at that time outstanding, not to exceed the greater of $65,000,000 and 6.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the receipt of such Designated Non-Cash Consideration for which financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b) (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (d) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash. To the extent any Collateral is sold or disposed of in a transaction permitted by this Section 6.05 to any person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.

SECTION 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Borrower’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) (x) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (and any Parent Entity’s) existence and its (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 6.07(b) (other than clause (vii) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries and (y) the Borrower may make Restricted Payments to any direct or indirect parent company of the Borrower that files a consolidated, combined unitary, or any other U.S. federal, state or local tax return that includes the Borrower and/or their respective subsidiaries, in each case in an amount not to exceed the amount that the Borrower and its subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Borrower and its subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group), as reduced by any such taxes directly paid by the Borrower or any subsidiary thereof; provided that, any payment of such federal, state or local taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually received by the Borrower or a subsidiary thereof from such Unrestricted Subsidiary for the purposes of paying such taxes within the taxable period; provided, further, that in the case of subclauses (i) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such subclauses (i) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% at any time that, as the case may be, (x) Holdings owns no material assets other than the Equity Interests in the Borrower and assets incidental to such equity ownership and (y) any Parent Entity owns directly or indirectly no material assets other than Equity Interests in Holdings and any other Parent Entity and assets incidental to such equity ownership);

(c) Restricted Payments may be made to Holdings, the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, Holdings, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $10,000,000 (which will increase to $20,000,000 subsequent to a Qualified IPO), plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of

Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests, which, if not used in any year, may be carried forward to any subsequent calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and any related transactions (including, without limitation, the incurrence of any Indebtedness), and (ii) for any such Restricted Payment, immediately after giving effect to the payment of such Restricted Payment and any related transactions (including, without limitation, the incurrence of any Indebtedness) on a Pro Forma Basis, the Total Net First Lien Leverage Ratio shall not exceed 4.00 to 1.00;

(f) Restricted Payments may be made in connection with the consummation of the Transactions;

(g) Restricted Payments may be made to pay, or to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) after a Qualified IPO, Restricted Payments may be made to pay, or to allow Holdings or a Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount no greater than 6% per annum of the net proceeds received from any public offering of Equity Interests of the Borrower or any direct or indirect parent of the Borrower;

(i) Restricted Payments may be made to Holdings or any Parent Entity to finance any Investment that if made by the Borrower or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such dividend or distribution shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(j) after a Qualified IPO, Restricted Payments may be made to repurchase, or to allow Holdings or a Parent Entity to repurchase, any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; provided, that (i) the aggregate amount of such repurchases under this paragraph (j) shall not exceed in any fiscal year an amount equal to 25% of EBITDA for the preceding fiscal year (it being understood that any portion of such amount not used in such fiscal year may be carried forward up to two succeeding fiscal years), (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iii) immediately after giving effect to the payment of such Restricted Payment on a Pro Forma Basis, the Total Net First Lien Leverage Ratio shall not exceed 2.50 to 1.00;

(k) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or the giving of the redemption notice, or the payment of any other Restricted Payment within 60 days after the making of a binding commitment in respect thereof, if at the date of declaration or the giving of notice of such irrevocable redemption or the making of such commitment, as applicable, such payment would have complied with the provisions of this Section 6.06; and

(l) other Restricted Payments may be made in an aggregate amount not to exceed $25,000,000.

SECTION 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Borrower, Holdings and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate. For purposes of this Section 6.07, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of Holdings or the Borrower.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of Holdings or of the Borrower;

(ii) loans or advances to employees or consultants of Holdings, any Parent Entity, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries) (which (x) shall be 100% for so long as Holdings or such Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries; and (y) in all other cases shall be determined in good faith by management of the Borrower);

(v) the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to Holdings (and any Parent Entity), and Investments permitted under Section 6.04;

(viii) any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings (prior to a Qualified IPO of the Borrower) shall be pledged to the Collateral Agent on behalf of the Lenders to the extent required by the Guarantee and Collateral Agreement;

(ix) payments by the Borrower or any of the Subsidiaries to any Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, in good faith;

(x) transactions for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) subject to paragraph (xxii) below, if applicable, the payment of all fees, expenses, bonuses and awards related to the Transactions, including fees to the Sponsor;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) the issuance, sale, transfer of Equity Interests of the Borrower to Holdings (or another Parent Entity) in connection with capital contributions by Holdings or such Parent Entity to the Borrower;

(xv) the issuance of Equity Interests to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transaction;

(xvi) payments by Holdings (and any Parent Entity), the Borrower and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with Section 6.06(b)(y);

(xvii) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xviii) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xix) transactions between the Borrower or any of the Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xx) transactions undertaken in good faith (as certified by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower, Holdings and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein;

(xxi) investments by the Sponsor in securities of the Borrower or any of the Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities; or

(xxii) any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Sponsor (A) in an aggregate amount in any fiscal year after the Closing Date not to exceed the sum of (1) the greater of $3,500,000 and 3.0% of EBITDA for any such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith in any fiscal year and unpaid amounts for any prior periods since the Closing Date; plus (2) any deferred, accrued or other fees in respect of any fiscal years since the Closing Date (to the extent such fees in the aggregate do not exceed the amounts described in clause (A)(1) above in respect of such fiscal years), plus (B) 1% of the value of transactions with respect to which the Sponsor provides any transaction, advisory or other services, plus (C) so long as no Event of Default has occurred and is continuing, in the event of a Qualified IPO, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) above in connection with the termination of such agreement with the Sponsor; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom.

SECTION 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity substantially different conducted by any of them on the Closing Date or any Similar Business.

SECTION 6.09. Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Subsidiary Loan Party.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the Loan Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01,

(B) payments of regularly scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code and to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within 90 days thereof),

(C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings or any Parent Entity of Qualified Equity Interests made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit,

(D) the conversion or exchange of any Junior Financing to Equity Interests of Holdings or any Parent Entity,

(E) payment (including voluntary prepayment) of the Existing Senior Subordinated Notes;

(F) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect to such payment or distribution and any related transactions on a Pro Forma Basis, the Total Net First Lien Leverage Ratio shall not exceed 4.00 to 1.00, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(F), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; and

(G) other payments and distributions in an aggregate amount not to exceed $25,000,000; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrower) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, any Refinancing Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Borrower);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained herein (as determined in good faith by the Borrower);

(G) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (P) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings or similar arrangements are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

SECTION 6.10. Changes in Fiscal Year. Permit the fiscal year of the Borrower to end on a day other than on or about December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to (a) end on or about March 31 or (b) end on any other day, in which either case the Borrower, and the Administrative

Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 6.11. Financial Performance Covenant. With respect to the Revolving Facility, and only if, on the last day of any fiscal quarter (beginning with the first full fiscal quarter ended after the Closing Date), the aggregate principal amount of the outstanding Revolving Facility Loans, Swingline Loans and Unreimbursed Amounts (which Unreimbursed Amounts have remained unpaid for at least three Business Days) exceeds $0, permit the Total Revolving Facility Leverage Ratio on a Pro Forma Basis on the last day of such fiscal quarter to exceed 0.75 to 1.00.

ARTICLE VIA

Holdings Covenant

Holdings (prior to a Qualified IPO of the Borrower) hereby covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien other than (i) Liens created under the Loan Documents and (ii) Liens not prohibited by Section 6.02 on any Equity Interests of the Borrower held by Holdings and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that so long as no Default has occurred and is continuing or would result therefrom, Holdings may merge with any other person (and if it is not the survivor of such merger, the survivor shall assume Holdings’ obligations, as applicable, under the Loan Documents).

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or in Article VI; provided that the failure to observe or perform the

Financial Performance Covenant shall not in and of itself constitute an Event of Default with respect to any Term Facility; and provided further, that prior to an Event of Default with respect to any Term Facility occurs and is continuing, any Event of Default under this paragraph (d) based on the failure to observe or perform the Financial Performance Covenant (a “Financial Performance Covenant Event of Default”) may be waived, amended, terminated or otherwise modified from time to time by the Borrower and the Majority Revolving Facility Lenders;

(e) default shall be made in the due observance or performance by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that any breach of the Financial Performance Covenant giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default under any Term Facility unless the Revolving Facility Lenders have terminated the Revolving Facility Commitment and have accelerated any Revolving Facility Loans then outstanding as a result of such breach; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $20,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, or (iii) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower or any Subsidiary to tax; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any Loan Document shall for any reason be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower), the Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents by Holdings (prior to a Qualified IPO of the Borrower) or the Subsidiary Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings (prior to a Qualified IPO of the Borrower) or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant to Section 2.25, and (iv) exercise any and all remedies pursuant to the Loan Documents and applicable law; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations and liabilities of the Borrower and the other Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.25), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding the foregoing, upon the occurrence and during the continuation of any Financial Performance Covenant Event of Default, the Administrative Agent may, and at the request of the Majority Revolving Facility Lenders, shall, by notice to the Borrower, take any or all of the actions described in this Section 7.01 with respect to the Revolving Facility, including, without limitation, termination of the Revolving Facility Commitments in whole or in part, declaration that the Revolving Facility Loans then outstanding are forthwith due and payable in whole or in part, making a demand for Cash Collateral pursuant to Section 2.25 and the exercising any and all rights and remedies pursuant to the Loan Documents and applicable law.

For purposes of clauses (h) and (i) of this Section 7.01, “Material Subsidiary” shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

SECTION 7.02. Application of Funds. Subject to the terms of any intercreditor agreement entered into with respect to the Other First Lien Debt, after the exercise of remedies provided for in Section 7.01 (or after the Loans have become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in Section 7.01), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.25 and 2.26, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 9.05 and amounts payable under Article II) payable to the Administrative Agent and the Collateral Agent, each in their respective capacities as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Participation Fees) payable to the Lenders and the L/C Issuer (including fees, disbursements and other charges of counsel payable under Section 9.05) arising under the Loan Documents and amounts payable under Article II, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Participation Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings and Obligations then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.05 and 2.25, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; provided, that any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuer to Cash Collateralize such L/C Obligations;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.25, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

SECTION 7.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Performance

Covenant with respect to the then most recently ended fiscal quarter of the Borrower, until the expiration of the 20th day subsequent to the date on which the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c) for such then most recently ended fiscal quarter of the Borrower (the last such day, the “Equity Cure Contribution Date”): (a) Holdings, the Borrower and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and, in each case, to contribute any such cash to the capital of the Borrower to directly or indirectly apply such proceeds, including via the Cash Collateralization of the L/C Obligations then outstanding, to reduce the Revolving Facility Credit Exposure to an amount such that after giving effect to such reduction and upon the application of such proceeds, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of the Agreement; and/or (b) Holdings, the Borrower and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash as common equity to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash common equity on or prior to the Equity Cure Contribution Date (the “Cure Amount”) pursuant to the exercise by any Parent Entity or Holdings of such Cure Right such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that, (i) in each four consecutive fiscal quarter period there shall be no more than two fiscal quarters in which the Cure Right is exercised, (ii) no more than five Cure Rights will be exercised in the aggregate during the term of this Agreement, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount necessarily required for purposes of complying with the Financial Performance Covenant, (iv) the proceeds of Permitted Cure Securities shall be disregarded for purposes of determining any basket amounts with respect to any covenant in this Agreement, and (v) for the avoidance of doubt, in recalculating the Financial Performance Covenant giving effect to the pro forma adjustment by which EBITDA shall be increased pursuant to a Cure Right as set forth above, there shall be no pro forma effect given to any reduction of Indebtedness with the proceeds of the exercise of the Cure Right for purposes of determining if the Financial Performance Covenant has been cured after giving effect such recalculation of the Financial Performance Covenant for the fiscal quarter in respect of which such Cure Right is exercised (other than, for future periods, with respect to any portion of such Cure Amount that is used to repay Term Loans or to prepay Revolving Facility Loans to the extent accompanied by permanent reductions in Revolving Facility Commitments). If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement. In addition, if, at any date of determination, the Borrower shall then otherwise be in default as a result of its failure to comply with the Financial Performance Covenant, such default may be deemed to be cured as of such date if the aggregate principal amount of outstanding Revolving Facility Loans, Swingline Loans and Unreimbursed Amounts (which Unreimbursed Amounts remained unpaid for at least three Business Days) shall be reduced on or about (and as calculated as of) the Equity Cure Contribution Date to $0 in the aggregate.

ARTICLE VIII

The Agents

SECTION 8.01. Appointment.

(a) Each Lender (in its capacities as a Lender and the Swingline Lender (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks and Cash Management Banks) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the L/C Issuers hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or L/C Issuer’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement or any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term Administrative Agent as used in this Article VIII included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

(c) In furtherance of the foregoing, each Lender (in its capacities as a Lender, the Swingline Lender (if applicable), an L/C Issuer (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks and Cash Management Banks ) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent (and any Subagents appointed by the Administrative Agent pursuant to Section 8.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Administrative Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.07) as though the Administrative Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(d) The Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender, the Swingline Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent, the Lenders, the Swingline Lender or any L/C Issuers, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

SECTION 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its rights and duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided, however, that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent. Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent selected by it with reasonable care.

SECTION 8.03. Exculpatory Provisions. None of the Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. The Agents shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or L/C Issuer. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request or consent of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request or consent and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.05. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders), provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

SECTION 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender, the Swingline Lender or any L/C Issuer. Each Lender, the Swingline Lender and each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents (including any intercreditor agreement) contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The failure of any Lender to reimburse any Agent or the L/C Issuer, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or the L/C Issuer, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or the L/C Issuer, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or the L/C Issuer, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.08. Agents in their Individual Capacity. The Administrative Agent, the Collateral Agent and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

SECTION 8.09. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Event of Default under

Section 7.01(b), (c), (h) or (i) has occurred and is then continuing, to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.09. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.09). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by Credit Suisse AG, Cayman Islands Branch, as Administrative Agent pursuant to this Section 8.09 shall also constitute its resignation as L/C Issuer and Swingline Lender, in the instance that Credit Suisse AG, Cayman Islands Branch is acting in any such capacity at such time. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder or upon the expiration of the thirty day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, (a) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer (if any)shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

SECTION 8.10. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 8.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

SECTION 8.12. Collateral and Guaranty Matters. The Lenders and the L/C Issuer (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Guarantor or any Lien on any property granted to or held by the Collateral Agent under any Loan Document if approved, authorized or ratified in writing in accordance with Section 9.08 or pursuant to Section 9.18. Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section 8.12. The Lenders and the L/C Issuer (including in their capacities as potential Cash Management Banks and potential Hedge Banks) irrevocably agree that (x) the Collateral Agent (and/or the Administrative Agent) may, without any further consent of any Lender, enter into or amend (i) any intercreditor agreement with the collateral agent or other representatives of the holders of Other First Liens permitted under this Agreement and/or (ii) any intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Junior Lien on the Collateral that is permitted under this Agreement, (y) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement referred to in clause (x) above, entered into by the Collateral Agent, shall be binding on the Secured Parties and each Lender hereby agrees that it will take no actions contrary to the provisions of any such intercreditor agreement. The foregoing provisions are intended as an inducement to the holders of any future providers of Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Further, the Lenders and L/C Issuer (including in their capacities as potential Cash Management Banks and potential Hedge Banks) hereby authorize the Administrative Agent and Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by Section 6.02(a), (c), (i), (j), (k), (q), (t), (aa), (bb), (cc), (dd) and (gg) (other than any Junior Liens) or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon the request of the Borrower; provided that prior to any such request, the Borrower shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such release is permitted under this Agreement.

SECTION 8.13. Agents and Arrangers. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner, Joint Lead Arranger, Syndication Agent or Co-Documentation Agent is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and 9.17 (subject to the applicable obligations and limitations as set forth therein).

SECTION 8.14. Intercreditor Agreements and Collateral Matters. The Lenders hereby agree that Credit Suisse AG, Cayman Islands Branch (and any successor Collateral Agent under the Security Documents) shall be permitted to serve as Collateral Agent for both the Secured Parties and any holders of Other First Liens under the Security Documents and any intercreditor agreement or collateral trust agreement contemplated herein. Each Lender hereby consents to Credit Suisse AG, Cayman Islands Branch and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against Credit Suisse AG, Cayman Islands Branch, or any such successor, arising from the role of the Collateral Agent under the Security Documents or any such intercreditor so long as the Collateral Agent has not engaged in gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee and Collateral Agreement, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

SECTION 8.15. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender, Swingline Lender or L/C Issuer an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17(a) or (c), each Lender, Swingline Lender and L/C Issuer shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender, Swingline Lender or L/C Issuer for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender, Swingline Lender or L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender, Swingline Lender and L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, Swingline Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.15. The agreements in this Section 8.15 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, Swingline Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 8.16. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee from a Loan Party or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, and (B) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17, 8.07 and 9.05) shall survive the Termination Date.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Borrower has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Borrower shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Borrower in writing prior to the Closing Date, or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, or, in each case, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and,

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, the

Borrower or an Affiliate of the Borrower made in accordance with Section 2.11(g), 9.04(h) or 9.22; and

(C) the L/C Issuer and the Swingline Lender; provided, that no consent of the L/C Issuer and the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Acceptance with respect to such assignment or, if no trade date is so specified, as of the date such Assignment and Acceptance is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $5,000,000 in the case of Revolving Facility Loans or Revolving Facility Commitments, unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if required by the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the Administrative Agent’s sole discretion);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17; and

(D) the Assignee shall not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries except in accordance with Section 2.11(g), Section 9.04(h) or Section 9.22.

For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding anything to the contrary herein, no assignment may be made to (A) an Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B) or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuer, the Swingline Lender and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer, the Swingline Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to clause (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to paragraph (c)(iii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary. Without limitation of the requirements of Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided, that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d) Any Lender may, without the consent of the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, at its expense and upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of Holdings, the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms in connection with any such refinancing transaction permitted hereunder, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to

Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to paragraph (h) or (i) of this Section 9.04), any of Holdings or its Subsidiaries, including the Borrower, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) any such purchase occurs pursuant to Dutch auction procedures open to all Lenders of the relevant Class of Term Loans on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Administrative Agent; provided, that any of Holdings or its Subsidiaries, including the Borrower shall be entitled to make open market purchases of the Term Loans without complying with such Dutch auction procedures so long as the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased in open market purchases from the Closing Date does not exceed the Permitted Loan Purchase Amount, (B) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (C) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(i), (D) in connection with any such Permitted Loan Purchase, any of Holdings or its Subsidiaries, including the Borrower and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to Assignments under this Section 9.04 and (E) no Default or Event of Default would exist after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

(i) Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swingline Lender and the Arrangers in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, or, with respect to the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swingline Lender, in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, the L/C Issuer, the Swingline Lender or any Lender in connection with the enforcement of this Agreement and the other Loan Documents, including the reasonable fees, charges and disbursements of counsel for the Agents, the L/C Issuer, the Swingline Lender and the Lenders (including the reasonable fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel with the Borrower’s prior written consent (not to be unreasonably withheld), of another firm of such for such affected person).

(b) The Borrower agrees to indemnify the Administrative Agent, the Agents, the Arrangers, each L/C Issuer, each Lender (including the Swingline Lender), the Syndication Agent, the Co-Documentation Agents, each of their respective Affiliates and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, with the Borrower’s prior written consent (not to be unreasonably withheld) of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether the foregoing is raised or initiated by a third party or by Holdings, the Borrower or any of their subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee (for purposes of (1) and (2) of this proviso only, each of the Administrative Agent, any Arranger, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee) or (2) any material breach of any Loan Document by such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related costs and expenses, including reasonable counsel or consultant fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, with the Borrower’s prior written consent (not to be unreasonably withheld) of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim or liability related in any way to Environmental Laws and Holdings, the Borrower or any of their subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from or to any property currently or formerly owned, operated or leased by any of them or any predecessor of Holding, the Borrower or any of their subsidiaries; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (other than advisors), (2) any material breach of any Loan Document by such Indemnitee or (3) any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such). None of the Indemnitees (or any of their respective Affiliates, officers, directors, employees, agents, counsel, consultants or other representatives) shall be responsible or liable to the Sponsor, Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Arranger, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable within fifteen (15) days of written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim.

(d) To the fullest extent permitted by applicable law, Holdings and the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

SECTION 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent, the Collateral Agent, each Lender (including the Swingline Lender) and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Collateral Agent, such Lender or such L/C Issuer to or for the credit or the account of Holdings (prior to a Qualified IPO), the Borrower or any Subsidiary against any of and all the obligations of Holdings (prior to a Qualified IPO), the Borrower or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by the Administrative Agent, the Collateral Agent, such Lender or such L/C Issuer, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.21, 2.22, 2.23, 2.24 and 6.10, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings (prior to a Qualified IPO), the Borrower and the Required Lenders (or, in respect of any waiver, amendment or modification of Section 6.11 (or any Default or Event of Default in respect thereof) or Section 4.01 after the Closing Date, the Majority Revolving Facility Lenders voting as a single Class, rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date (except as provided in Section 2.05(a)(ii)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 7.02 hereof or Section 5.02 of the Guarantee and Collateral Agreement, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release Holdings (prior to a Qualified IPO) or all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Guarantee and Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that (A) no such amendment shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lender or an L/C Issuer hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such L/C Issuer acting as such at the effective date of such amendment, as applicable, and (B) no amendment, waiver or consent shall amend, modify or waive (x) any condition precedent to any extension of credit under the Revolving Facility set forth in Section 4.01 or (y) Sections 6.11 or 7.03 (and definitions to the extent relating to such Sections), including, the amendment, waiver, consent or other modification of a Financial Performance Covenant Event of Default, in each case, without the written consent of the Majority Revolving Facility Lenders (it being understood that (i) amendments, modifications or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default or Event of Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.01 have been satisfied regardless of whether the Majority Revolving Facility Lenders shall have consented to such amendment, modification or waiver and (ii) such consent of the Majority Revolving Facility Lenders shall be the only consent required hereunder to make such amendment, waiver, consent or other modifications to the conditions precedent set forth in Section 4.01 or to Sections 6.11, 7.03, such related definitions and the Financial Performance Covenant Event of Default). Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings (prior to a Qualified IPO) and the Borrower (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders and the Majority Revolving Facility Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Extended Loans or Replacement Revolving Loans, and any related Commitments, in a manner consistent with Section 2.21, 2.22, 2.23 or 2.24, as applicable, including, with respect to Other Revolving Loans or Other Term Loans, as may be necessary to establish such Class as a separate Class from the existing Term Loans or Revolving Loans or (B) to cure any ambiguity, omission, defect or inconsistency.

(f) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(g) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21, 2.22, or 2.23, as applicable, after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(h) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Borrower may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Borrower’s election, (x) state that the Borrower has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Borrower a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND

THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City in the borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.16. Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of Holdings, any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to Holdings, any Parent Entity, the Borrower or any other Loan Party) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section 9.16).

SECTION 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of such Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Holdings, the Borrower or its Subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.18. Release of Liens and Guarantees.

(a) The Lenders and the L/C Issuer hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Guarantee and Collateral Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.12 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, (i) the Lenders and the L/C Issuer hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Subsidiary Loan Party or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (ii) immediately prior to the consummation of a Qualified IPO of the Borrower, the Guarantee incurred by Holdings of the Obligations shall automatically terminate and Holdings shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by Holdings shall automatically be released (unless, in each case, the Borrower shall elect in its sole discretion that such release of Holdings shall not be effected).

(c) The Lenders and the L/C Issuer hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Borrower or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

SECTION 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

SECTION 9.20. USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, Holdings and the Borrower acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Arranger or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. Holdings and the Borrower each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 9.22. Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower, excluding (x) Holdings, the Borrower and their respective Subsidiaries and (y) any Debt Fund Affiliate Lender (each, an “Affiliate Lender”; it being understood that (x) neither Holdings, the Borrower, nor any of their Subsidiaries may be Affiliate Lenders and (y) Debt Fund Affiliate Lenders and Affiliate Lenders may be Lenders hereunder in accordance with Section 9.04, subject in the case of Affiliate Lenders, to this Section 9.22), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action (1) described in clauses (i), (ii), (iii) or (iv) of the first proviso of Section 9.08(b) or (2) that adversely affects such Affiliate Lender (in its capacity as a Lender) in a disproportionally adverse manner as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (a).

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents, (iv) purchase any Term Loan if, after giving effect to such purchase, Affiliate Lenders in the aggregate would own Term Loans with an aggregate principal amount in excess of 25% of the aggregate principal amount of all Term Loans then outstanding or (v) purchase any Revolving Facility Loans or Revolving Facility Commitments. It shall be a condition precedent to each assignment to an Affiliate Lender that such Affiliate Lender shall have (x) represented to the assigning Lender in the applicable Assignment and Assumption Agreement, and notified the Administrative Agent, that it is (or will be, following the consummation of such assignment) an Affiliate Lender and that the aggregate amount of Term Loans held by it giving effect to such assignments shall not exceed the amount permitted by clause (iv) of the preceding sentence and (y) represented in the applicable Assignment and Assumption Agreement that it is not in possession of material non-public information (within the meaning of United States federal and state securities laws) with respect to Holdings, the Borrower, its Subsidiaries or their respective securities (or, if Holdings is not at the time a public reporting company, material information of a type that would not be reasonably expected to be publicly available if Holdings were a public reporting company) that (A) has not been disclosed to the assigning Lender or the Lenders generally (other than because any such Lender does not wish to receive material non-public information with respect to Holdings, the Borrower or its Subsidiaries) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, the assigning Lender’s decision make such assignment.

SECTION 9.23. Agency of the Borrower for the Loan Parties. Each of the other Loan Parties hereby appoints the Borrower as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto.

SECTION 9.24. Swingline Lender. Any Swingline Lender may at any time with the Borrower’s written consent (not to be unreasonably withheld or delayed) assign any part or the full amount of its Swingline Commitment. After such assignment, the assigning Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement and the other Loan Documents with respect to Swingline Loans made by it prior to such assignment, but shall not be required to make any additional Swingline Loans.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

SPROUTS FARMERS MARKETS, LLC, a Delaware limited liability company

By:	/s/ Amin Maredia
Name: Amin Maredia
Title: Chief Financial Officer

SPROUTS FARMERS MARKETS HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Amin Maredia
Name: Amin Maredia
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, Swingline Lender and as a Lender

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Authorized Signatory

By:	/s/ Patrick Freytag
Name: Patrick Freytag
Title: Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Revolving Facility Lender

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., as L/C Issuer and as Revolving Facility Lender

By:	/s/ Hana Deiter
Name: Hana Deiter
Title: Sr. Vice President

[Signature Page to Credit Agreement]

Bank of America, N.A., as Revolving Facility Lender

By:	/s/ David Strickert
Name: David H. Strickert
Title: Managing Director

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement dated as of April 23, 2013 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto (“Lenders”), and Credit Suisse AG, Cayman Islands Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (the “Effective Date”) (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.04(b)(v) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Effective Date set forth below and (ii) the Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Annex I hereto. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. Pursuant to Section 9.04(b)(ii) of the Credit Agreement, this Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if required by Section 9.04(b)(ii)(B) of the Credit Agreement, a processing and recordation fee of $3,500 and (ii) if the Assignee is not already a Lender under the Credit Agreement, a completed Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17 of the Credit Agreement.

3. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York, without regard to any principle of conflicts of law that could require the application of any other law.

Date of Assignment:

Legal Name of Assignor (“Assignor”):

Legal Name of Assignee (“Assignee”):

Assignee’s Address for Notices:

Effective Date of Assignment:

Facility/Commitment	Principal Amount Assigned[1]	Percentage Assigned of Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the Aggregate Commitments of all Lenders thereunder)

Term Loans/Facility Commitments	$		%

Revolving Facility Loans/Commitments	$		%

[Remainder of page intentionally left blank]

[1]	Minimum amount of Commitments and/or Loans assigned is governed by Section 9.04(b)(ii) of the Credit Agreement.

The terms set forth above are hereby agreed to:
Accepted[2]

, as Assignor	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent[3]
by:
Name:	by:
Title:	Name:
Title:
, as Assignee

by:	by:
Name:	Name:
Title:	Title:

[INSERT NAME],
as Swingline Lender

by:
Name:
Title:

JPMorgan Chase Bank, N.A., as L/C Issuer

by:
Name:
Title:

[INSERT NAME], as L/C Issuer

by:
Name:
Title:

[2]	To be completed to the extent consents are required under Section 9.04(b)(i) of the Credit Agreement.
[3]	Consent of the Administrative Agent shall not be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender, an Approved Fund or an Affiliate of the Borrower made in accordance with Section 9.04(h) (see Exhibit H to the Credit Agreement) or Section 9.22 of the Credit Agreement.

[SPROUTS FARMERS MARKETS HOLDINGS, LLC, as Borrower][4]

by:
Name:
Title:

[4]	Consent of the Borrower shall not be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or if an Event of Default under Sections 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing. Consent of the Borrower shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after any request for such consent.

ANNEX I

By executing and delivering this Assignment and Acceptance, the Assignor and the Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) the Assignor warrants that it is the legal and beneficial owner of the Assigned Interest free and clear of any adverse claim and that its applicable Commitment, and the outstanding balances of its Term Loans and Revolving Facility Loans, as applicable, in each case without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment and Acceptance; (ii) except as set forth in clause (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant to the Credit Agreement, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant to the Credit Agreement; (iii) the Assignee represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (iv) the Assignee confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.05 of the Credit Agreement (or delivered pursuant to Section 5.04 of the Credit Agreement), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (v) the Assignee will independently and without reliance upon any Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (vi) the Assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to such Agent by the terms of the Credit Agreement, together with such powers as are reasonably incidental thereto; and (vii) the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

EXHIBIT B

[FORM OF]

BORROWING REQUEST

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

    as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:

Fax:

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Credit Suisse” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice is subject to and in accordance with the Credit Agreement. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

1.	Class of Borrowing: [Revolving Facility Loans] [Initial Term Loans] [Other Revolving Loans] [Other Term Loans]

2.	Aggregate Amount of Borrowing[1]:

3.	Date of Borrowing (which shall be a Business Day):

4.	Type of Borrowing (ABR or Eurodollar):

5.	Interest Period (if a Eurodollar Borrowing)[2]:

6.	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

[1]	In an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c) of the Credit Agreement.
[2]	Which must comply with the definition of “Interest Period” and in the case of Revolving Facility Borrowing, end not later than the Revolving Facility Maturity Date.

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.3

[Signature Page Follows]

[3]	To be included in Borrowing Requests after the Closing Date.

Very truly yours,

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT C

[FORM OF]

SWINGLINE BORROWING REQUEST

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

    as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:
Fax:

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Credit Suisse” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings. This notice is subject to and in accordance with the Credit Agreement. This notice constitutes a Swingline Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:

1.	Aggregate Amount of Borrowing[1]:

2.	Date of Borrowing (which shall be a Business Day):

3.	Location and number of Borrower’s account to which proceeds of Borrowing are to be disbursed:

The Borrower named below hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 4.01 of the Credit Agreement are satisfied.

[Signature Page Follows]

[1]	In an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case applicable to Swingline Loans.

Very truly yours,

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Form of Swingline Borrowing Request]

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

[Date]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

under the Credit Agreement

referred to below

[Name of Loan and Agency Services Group]

Ladies and Gentlemen:

The undersigned, SPROUTS FARMERS MARKETS HOLDINGS, LLC, refers to the Credit Agreement dated as of April 23, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, the Lenders from time to time party thereto, and other Agents party thereto, and hereby gives you notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement that the undersigned hereby elects to change one Type of Borrowing to another Type of Borrowing under the Credit Agreement or continue a Borrowing, and in that connection sets forth below the information relating to such election (the “Proposed Conversion/Continuation”) as required by Section 2.07 of the Credit Agreement:

1.	The Type of Borrowing to be converted/continued is the [ABR Borrowing] [Eurodollar Borrowing] made on the [ ], in an aggregate amount of $[ ].

2.	The effective date of the Proposed Conversion/Continuation, being a Business Day, is [ ].

3.	The resulting Type of Borrowing is an [ABR Borrowing] [Eurodollar Borrowing].

4.	[The initial Interest Period applicable to such Eurodollar Borrowing is [ ] months, ending [ ], 20 ][1].

Delivery of an executed counterpart of this Interest Election Request by telecopier or in .pdf or similar format by electronic mail shall be effective as delivery of an original executed counterpart of this Interest Election Request.

[Signature Page Follows]

[1]	Only applicable if the resulting Borrowing is a Eurodollar Borrowing.

Very truly yours,

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of April 23, 2013 (as amended, supplemented or otherwise modified from time to time) (the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party thereto (collectively, the “Lenders”), and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) and IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

EXHIBIT F

FORM OF INTERCOMPANY SUBORDINATION TERMS

SUBORDINATED INTERCOMPANY NOTE

[            ], 20[    ]

FOR VALUE RECEIVED, each of the undersigned listed on the signature page hereto that is a Loan Party (each, in such capacity, a “Payor”), to the extent a borrower from time to time from any other person listed on the signature page hereto that is a Subsidiary that is not a Loan Party (each, in such capacity, a “Payee”), hereby promises to pay to the order of such Payee, in lawful money of the United States of America, or in such other currency as agreed to by such Payor and such Payee, in immediately available funds, at such location as such Payee shall from time to time designate, the unpaid principal amount of all Indebtedness of such Payor to such Payee on such date or dates as shall be agreed upon from time to time by such Payor and such Payee (or, if no such dates are specified, on demand). Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

Capitalized terms used in this intercompany promissory note (this “Note”) but not otherwise defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of April 23, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC (“Holdings”), Sprouts Farmers Markets Holdings, LLC (the “Borrower”), the lenders party thereto from time to time and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”). For all purposes herein, the term “Applicable Administrative Agent” shall mean the Administrative Agent for the benefit of the holders of Senior Indebtedness (as defined below), subject to any applicable intercreditor agreement, until and unless another applicable agent is appointed pursuant to such intercreditor agreement.

The Indebtedness evidenced by this Note owed by any Payor to any Payee shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (a) all Obligations of such Payor, (b) any senior secured Indebtedness that renews, refunds, restructures or refinances any of the Indebtedness specified in clause (a) to the extent by its terms expressly requiring the subordination thereto of the Indebtedness evidenced by this Note, (c) any other senior secured Indebtedness of such Payor that by its terms expressly requires the subordination thereto of the Indebtedness evidenced by this Note and (d) interest on any of the foregoing, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding (the Indebtedness specified in clauses (a)

through (d) being hereinafter collectively referred to as “Senior Indebtedness”), until the latest to occur of (x) the Termination Date under the Credit Agreement and (y) the date of payment in full in cash of any other Senior Indebtedness (other than contingent obligations as to which no claim has been made) (such latest date to occur, the “Payoff Date”); provided that each such Payor may make payments to the applicable Payee unless an Event of Default shall have occurred and be continuing and such Payor shall have received notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement).

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relating to any Payor or to its property, and in the event of any proceedings for involuntary liquidation, dissolution or other winding up of any Payor, or any voluntary liquidation, dissolution or other winding up of any Payor that violates the terms of the Credit Agreement, whether or not involving insolvency or bankruptcy, then, if an Event of Default has occurred and is continuing, (x) the Payoff Date shall be required to have occurred before any Payee shall be entitled to receive (whether directly or indirectly), or make any demand for, any payment from such Payor on account of any Indebtedness evidenced by this Note owed by such Payor to such Payee and (y) until the Payoff Date shall have occurred, any such payment or distribution to which such Payee would otherwise be entitled, whether in cash, property or securities (other than a payment of debt securities of such Payor that are subordinated and junior in right of payment to the Senior Indebtedness to at least the same extent as the Indebtedness evidenced by this Note is subordinated and junior in right of payment to the Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) shall instead be made to the Applicable Administrative Agent.

(ii) If any Event of Default has occurred and is continuing and after notice from the Applicable Administrative Agent (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 7.01(h) or 7.01(i) of the Credit Agreement), then until the earliest to occur of (x) the Payoff Date, (y) the date on which such Event of Default shall have been cured or waived and (z) the date on which the Applicable Administrative Agent shall have rescinded such notice, no payment or distribution of any kind or character shall be made by or on behalf of any Payor, or any other person on its behalf, with respect to any amounts evidenced by this Note.

(iii) If any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, with respect to any amounts evidenced by this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) above prior to the occurrence of the Payoff Date, such payment or distribution shall be held by such Payee in trust (segregated from other property of such Payee) for the benefit of the Applicable Administrative Agent, and shall be paid over or delivered to the Applicable Administrative Agent promptly upon receipt.

(iv) Each Payee agrees to file all claims against each relevant Payor in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Senior Indebtedness, and the Applicable Administrative Agent shall be entitled to all of such Payee’s rights thereunder. If for any reason a Payee fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, such Payee hereby irrevocably appoints the Applicable Administrative Agent as its true and lawful attorney-in-fact and the Applicable Administrative Agent is hereby authorized to act as attorney-in-fact in such Payee’s name to file such claim or, in the Applicable Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Applicable Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Applicable Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, each Payee hereby assigns to the Applicable Administrative Agent all of such Payee’s rights to any payments or distributions to which such Payee otherwise would be entitled. If the amount so paid is greater than such Payee’s liability hereunder, the Applicable Administrative Agent shall pay the excess amount to the party entitled thereto.

(v) Each Payee waives the right to compel that any property of any Payor or any property of any guarantor of any Senior Indebtedness or any other person be applied in any particular order to discharge such Senior Indebtedness. Each Payee expressly waives the right to require the Applicable Administrative Agent or any other holder of Senior Indebtedness to proceed against any Payor, any guarantor of any Senior Indebtedness or any other person, or to pursue any other remedy in its or their power that such Payee cannot pursue and that would lighten such Payee’s burden, notwithstanding that the failure of the Applicable Administrative Agent or any such other holder to do so may thereby prejudice such Payee. Each Payee agrees that it shall not be discharged, exonerated or have its obligations hereunder reduced by the Applicable Administrative Agent’s or any other holder’s of Senior Indebtedness delay in proceeding against or enforcing any remedy against any Payor, any guarantor of any Senior Indebtedness or any other person; by the Applicable Administrative Agent or any holder of Senior Indebtedness releasing any Payor, any guarantor of any Senior Indebtedness or any other person from all or any part of the Senior Indebtedness; or by the discharge of any Payor, any guarantor of any Senior Indebtedness or any other person by an operation of law or otherwise, with or without the intervention or omission of the Applicable Administrative Agent or any such holder.

(vi) Each Payee waives all rights and defenses arising out of an election of remedies by the Applicable Administrative Agent or any other holder of Senior Indebtedness, even though that election of remedies, including any nonjudicial foreclosure with respect to any property securing any Senior Indebtedness, has impaired the value of such Payee’s rights of subrogation, reimbursement, or contribution against any Payor, any guarantor of any Senior Indebtedness or any other person. Each Payee expressly waives any rights or defenses it may have by reason of protection afforded to any Payor, any guarantor of any Senior Indebtedness or any other person with respect to the Senior Indebtedness pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of property or assets securing any Senior Indebtedness.

(vii) Each Payee agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Indebtedness made by the Applicable Administrative Agent or any other holder of Senior Indebtedness may be rescinded in whole or in part by the Applicable Administrative Agent or such holder, and any Senior Indebtedness may be continued, and the Senior Indebtedness or the liability of any Payee, any guarantor thereof or any other person obligated thereunder, or any right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released by the Applicable Administrative Agent or any other holder of Senior Indebtedness, in each case without notice to or further assent by such Payee, which will remain bound hereunder, and without impairing, abridging, releasing or affecting the subordination provided for herein.

(viii) Each Payee waives any and all notice of the creation, renewal, extension or accrual of any Senior Indebtedness, and any and all notice of or proof of reliance by holders of Senior Indebtedness upon the subordination provisions set forth herein. The Senior Indebtedness shall be deemed conclusively to have been created, contracted or incurred, and the consent to create the obligations of any Payee evidenced by this Note shall be deemed conclusively to have been given, in reliance upon the subordination provisions set forth herein.

(ix) To the maximum extent permitted by law, each Payee waives any claim it might have against the Applicable Administrative Agent or any other holder of Senior Indebtedness with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Applicable Administrative Agent or any such holder, or any of their Related Parties, with respect to any exercise of rights or remedies under the Loan Documents, except to the extent due to the gross negligence or willful misconduct of the Applicable Administrative Agent or any such holder, as the case may be, or any of its Related Parties, as determined by a court of competent jurisdiction in a final and nonappealable judgment. None of the Applicable Administrative Agent, any other holder of Senior Indebtedness or any of their Related Parties shall be liable for failure to demand, collect or realize upon any guarantee of any Senior Indebtedness, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any property upon the request of any Payor, any Payee or any other person or to take any other action whatsoever with regard to any such guarantee or any other property.

Each Payee and each Payor hereby agree that the subordination provisions set forth in this Note are for the benefit of the Applicable Administrative Agent and the other holders of Senior Indebtedness. The Applicable Administrative Agent and the other holders of Senior Indebtedness are obligees under this Note to the same extent as if their names were written herein as such and the Applicable Administrative Agent may, on behalf of itself and such other holders, proceed to enforce the subordination provisions set forth herein.

All rights and interests of the Applicable Administrative Agent and the other holders of Senior Indebtedness hereunder, and the subordination provisions and the related agreements of the Payors and Payees set forth herein, shall remain in full force and effect irrespective of:

(i) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(iii) any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of or consent to departure from, any guarantee of any Senior Indebtedness; or

(iv) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Payor in respect of any Senior Indebtedness or of any Payee or any Payor in respect of the subordination provisions set forth herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the Applicable Administrative Agent and the other holders of Senior Indebtedness, in each case subject to any applicable intercreditor agreement.

Each Payee is hereby authorized to record all Indebtedness made by it to any Payor (all of which shall be evidenced by this Note except as provided below), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Each Payor hereby waives diligence, presentment, demand, protest or notice of any kind whatsoever in connection with this Note. All payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, (a) if any Indebtedness made on or before the date hereof by any Payee to any Payor is evidenced by a promissory note or other instrument or agreement in existence as of the date hereof (an “Existing Note”), it is agreed between such Payee and such

Payor that the obligations under such Existing Note are hereafter to be evidenced by this Note, except the Indebtedness evidenced by an Existing Note described on Schedule A hereto (as such Schedule may from time to time be amended) and (b) it is agreed between the Payor and Payee that the agreements in existence as of the date hereof with respect to any existing obligations (including agreements contained in any Existing Note) as to principal, amortization, currency, payment location and interest rate (if any) will continue to have effect under this Note until modified by agreement between such Payor and such Payee. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

From time to time after the date hereof, additional Subsidiaries of the Borrower may become parties hereto (as Payor, in the case of a Loan Party, or as Payee, in the case of a Subsidiary that is not a Loan Party, as the case may be) by executing a counterpart signature page to this Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

No amendment, modification or waiver of, or consent with respect to, any provisions of this Note shall be effective unless the same shall be in writing and signed and delivered by each Payor and Payee whose rights or obligations shall be affected thereby; provided that, until the Payoff Date shall have occurred, the Applicable Administrative Agent shall have provided its prior written consent to such amendment, modification, waiver or consent of the subordination provisions hereof (such consent not to be unreasonably withheld or delayed).

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Note to be duly executed by their respective authorized officers as of the day and year first written above.

[NAME OF ENTITY],
a Loan Party, as Payor

By:
Name:
Title:

[NAME OF ENTITY], a Subsidiary that is not a Loan Party, as Payee

By:
Name:
Title:

SCHEDULE A

[List here any Existing Notes to be excluded in accordance with the fourth to last paragraph of this Note]

EXHIBIT G

FORM OF MORTGAGE

CONFIDENTIAL

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

by and from

[                                         ]

“Mortgagor”

to

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as Collateral Agent, “Mortgagee”

Dated as of                  , 201

Location:	[ ]
Municipality:	[ ]
County:	[ ]
State:	[ ]

PREPARED BY, RECORDING REQUESTED BY,

AND WHEN RECORDED MAIL TO:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Real Estate Department

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of                  , 201     by and from [                                         ], a [                    ], as mortgagor, assignor and debtor (in such capacities and, together with any successors and assigns in such capacities, “Mortgagor”), whose address is [                                        ], to CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS”), as Collateral Agent for the Secured Parties, as mortgagee, assignee and secured party (in such capacities and, together with its successors and assigns in such capacities, “Mortgagee”), having an address at Eleven Madison Avenue, New York, New York 10010, Attention: Agency Manager.

WHEREAS, reference is made to (a) that certain Credit Agreement dated as of April 23, 2013 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SPROUTS FARMERS MARKETS, LLC, a Delaware limited liability company (“Holdings”), SPROUTS FARMERS MARKETS HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, and CS as Administrative Agent and Collateral Agent and (b) that certain Guarantee and Collateral Agreement dated as of April 23, 2013 (as amended, renewed, extended, restated, replaced, supplemented or otherwise modified from time to time, “Collateral Agreement”), among Holdings, the Borrower, each Subsidiary of the Borrower party thereto and the Collateral Agent; and

WHEREAS, the Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Mortgage. [Mortgagor is [the Borrower under the Credit Agreement][a subsidiary of the Borrower], will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Mortgage in order to induce the Lenders to extend such credit.]

Accordingly, the parties hereto agree as follows:

ARTICLE I DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Credit Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Mortgage. As used herein, the following terms shall have the following meanings:

(a) “Bankruptcy Code” has the meaning assigned to such term in Section 5.2.

(b) “Borrower” has the meaning assigned to such term in the recitals of this Mortgage.

(c) “Charges” means any and all present and future real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborer’s, materialmen’s, suppliers’ and warehousemen’s liens and other claims arising by operation of law), judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a Lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property except, in each case, Permitted Liens.

(d) “Collateral Agent” means CS acting as the collateral agent for the Secured Parties, together with its successors in such capacity.

(e) “Collateral Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(f) “Credit Agreement” has the meaning assigned to such term in the recitals of this Mortgage.

(g) “Credit Agreement Documents” means (a) the “Loan Documents” as defined in the Credit Agreement and (b) any other related documents or instruments executed and delivered pursuant to the documents referred to in the foregoing clause (a), in each case, as such documents or instruments may be amended, restated, supplemented or otherwise modified from time to time.

(h) “CS” has the meaning assigned to such term in the preamble hereof.

(i) “Holdings” has the meaning assigned to such term in the recitals of this Mortgage.

(j) “Intercreditor Agreement” has the meaning assigned to such term in Section 7.20 hereof.

(k) “Mortgage” has the meaning assigned to such term in the preamble hereof.

(l) “Mortgaged Property” means the fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor and all of Mortgagor’s right, title and interest in, to and under all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing in each case whether now owned or hereafter acquired, including without limitation all water rights, mineral, oil and gas rights, easements and rights of way (collectively, the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in, to and under the following (in each case other than Excluded Property): (1) all buildings, structures and other improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas,

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electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and (in each case in this clause (2)) that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all reserves, escrows or impounds required under the Credit Agreement or any of the other Credit Agreement Documents and all of Mortgagor’s right, title and interest in all reserves, deferred payments, deposits, refunds and claims of any nature that (in each case in this clause (3)) are specifically related to the Mortgaged Property (the “Deposit Accounts”), (4) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (5) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (6) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, indemnities, warranties, permits, licenses, certificates and entitlements in any way relating specifically to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (7) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (8) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (9) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), (10) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements or Fixtures (the “Condemnation Awards”) and (11) any and all right, title and interest of Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating specifically to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Property Agreement (the “Records”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.

(m) “Mortgagee” has the meaning assigned to such term in the preamble hereof.

(n) “Mortgagor” has the meaning assigned to such term in the preamble hereof.

(o) “Permitted Liens” means Liens that are not prohibited by the Credit Agreement. Without limiting the generality of the foregoing, the matters that are set forth on Exhibit B attached hereto are Permitted Liens.

(p) “Secured Amount” has the meaning assigned to such term in Section 2.4.

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(q) “Secured Obligations” means “Secured Obligations” as defined in the Collateral Agreement.

(r) “Secured Parties” means the persons holding any Secured Obligations and in any event including all “Secured Parties” as defined in the Collateral Agreement.

(s) “UCC” means the Uniform Commercial Code of [                    ] or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than [                    ], then, as to the matter in question, the Uniform Commercial Code in effect in that state.

ARTICLE II GRANT

Section 2.1 Grant. To secure the payment or performance, as the case may be, in full of the Secured Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee, for the benefit of the Secured Parties, and hereby grants to Mortgagee, for the benefit of the Secured Parties, a mortgage lien upon and a security interest in all of Mortgagor’s estate, right, title and interest in and to the Mortgaged Property, subject, however, to Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, for the benefit of the Secured Parties, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.

Section 2.2 Secured Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Secured Obligations.

Section 2.3 Future Advances. This Mortgage shall secure all Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under any Credit Agreement Document and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement Documents, but also any and all other indebtedness which may hereafter be owing to the Secured Parties under the Credit Agreement Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.4 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[        ] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.1

[1]	To be discussed with local counsel.

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Section 2.5 Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

Section 2.6 No Release. Nothing set forth in this Mortgage shall relieve Mortgagor from the performance of any term, covenant, condition or agreement on Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on Mortgagor’s part to be so performed or observed or shall impose any liability on Mortgagee or any other Secured Party for any act or omission on the part of Mortgagor relating thereto or for any breach of any representation or warranty on the part of Mortgagor contained in this Mortgage or any other Credit Agreement Document or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of Mortgagor contained in this Section 2.6 shall survive the termination hereof and the discharge of Mortgagor’s other obligations under this Mortgage or the other Credit Agreement Documents.

ARTICLE III WARRANTIES, REPRESENTATIONS AND COVENANTS

Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1 Title to Mortgaged Property and Lien of this Instrument. Mortgagor has valid fee simple title to the Mortgaged Property free and clear of any liens, claims or interests, except Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will constitute a valid and enforceable mortgage lien, with record notice to third parties, on the Mortgaged Property in favor of Mortgagee for the benefit of the Secured Parties subject only to Permitted Liens.

Section 3.2 Priority. Mortgagor shall preserve and protect the priority of the lien and security interest of this Mortgage. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, pay the underlying claim in full or take such other commercially reasonable action so as to cause it to be released or contest the same in compliance with the requirements of the Credit Agreement.

Section 3.3 Replacement of Fixtures. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is (a) removed temporarily for its protection, maintenance or repair, (b) replaced by an item of similar functionality and quality, (c) obsolete or unnecessary for the then-current operation of the Premises, or (d) not prohibited from being removed by the Credit Agreement or the Collateral Agreement.

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Section 3.4 Inspection. Mortgagor shall permit Mortgagee and its agents, representatives and employees, upon reasonable prior notice to Mortgagor and at reasonable times during regular business hours, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require, provided that such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property. The expense of any inspection shall be borne by the Mortgagee unless an Event of Default shall have occurred and be continuing at the time of such inspection, in which case the Mortgagor shall pay, or reimburse the Mortgagee for, such expense.

Section 3.5 Insurance; Condemnation Awards and Insurance Proceeds.

(a) Insurance. Mortgagor shall maintain or cause to be maintained the insurance required by Section 5.02 of the Credit Agreement.

(b) Condemnation Awards. Mortgagor shall cause all condemnation awards that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement to be applied in accordance with Section 2.11(b) of the Credit Agreement.

(c) Insurance Proceeds. Mortgagor shall cause all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property that constitute Net Proceeds (or any equivalent term) in accordance with the Credit Agreement to be applied in accordance with Section 2.11(b) of the Credit Agreement.

(d) Payment of Charges. Unless and to the extent not prohibited by the terms of the Credit Agreement, Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to same becoming delinquent, all Charges. Mortgagor shall deliver to Mortgagee, upon Mortgagee’s reasonable written request, to the extent reasonably available to Mortgagor, receipts evidencing the payment of all such Charges.

ARTICLE IV DEFAULT AND FORECLOSURE

Section 4.1 Remedies. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:

(a) Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.

(b) Operation of Mortgaged Property. Hold, lease, develop, manage, operate, carry on the business thereof or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 4.7.

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(c) Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) Business Days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Secured Obligations in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived. Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(d) Receiver. Make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Secured Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of Section 4.7; provided, however, notwithstanding the appointment of any receiver, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to Mortgagee.

(e) Other. Exercise all other rights, remedies and recourses granted under the Credit Agreement Documents or otherwise available at law or in equity.

Section 4.2 Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.

Section 4.3 Remedies Cumulative, Concurrent and Nonexclusive. Subject to the Intercreditor Agreements and Section 7.18 of the Collateral Agreement, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Credit Agreement Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Credit Agreement Documents or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or

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such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Credit Agreement Documents or otherwise at law or equity shall be deemed to cure any Event of Default.

Section 4.4 Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Credit Agreement Documents or the lien priority and security interest in and to the Mortgaged Property. For payment of the Secured Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.

Section 4.5 Appearance, Waivers, Notice and Marshalling of Assets. After the occurrence and during the continuance of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the payment or performance of the Secured Obligations or any part thereof, or of any proceedings to foreclose the lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, Mortgagor shall enter its voluntary appearance in such action, suit or proceeding. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Credit Agreement Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation. Mortgagor shall not claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction. Mortgagor covenants not to hinder, delay or impede the execution of any power granted or delegated to Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted.

Section 4.6 Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Credit Agreement Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Secured Obligations, the Credit Agreement Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Credit Agreement Documents for such Event of Default.

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Section 4.7 Application of Proceeds. Subject to the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee shall promptly apply the proceeds of any sale of the Mortgaged Property, in accordance with Section 5.02 of the Collateral Agreement.

Mortgagee shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Mortgage. Upon any sale of Mortgaged Property by Mortgagee (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by Mortgagee or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Mortgaged Property so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Mortgagee or such officer or be answerable in any way for the misapplication thereof.

Section 4.8 Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 4.1(c) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 4.9 Additional Advances and Disbursements; Costs of Enforcement.

(a) Upon the occurrence and during the continuance of any Event of Default, Mortgagee shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All reasonable sums advanced and reasonable documented out-of-pocket expenses incurred at any time by Mortgagee under this Section 4.9, or otherwise under this Mortgage or applicable law, that is payable under Section 4.9(b) shall, if not paid when due, bear interest at the rate provided therefor in Section 2.13(c) of the Credit Agreement and all such sums, together with interest thereon, shall be secured by this Mortgage.

(b) To the extent contemplated by Section 9.05 of the Credit Agreement, Mortgagor shall pay all reasonable documented out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage or the enforcement, compromise or settlement of the Secured Obligations or any claim under this Mortgage, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise.

Section 4.10 No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 4, the assignment of the Rents and Leases under Article 5, the security interests under Article 6, nor any other remedies afforded to Mortgagee under the Credit

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Agreement Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE V ASSIGNMENT OF RENTS AND LEASES

Section 5.1 Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases (but only to the extent permitted under the existing Leases), whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing and Mortgagee shall not have made the election below, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Obligations or solvency of Mortgagor, the license herein granted shall, at the election of Mortgagee, expire and terminate, upon written notice to Mortgagor by Mortgagee.

Section 5.2 Perfection Upon Recordation. Mortgagor acknowledges that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law and by the terms of the Leases, a valid and fully perfected, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage, Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

Section 5.3 Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

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ARTICLE VI SECURITY AGREEMENT

Section 6.1 Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records. To this end, Mortgagor grants to Mortgagee a security interest in the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards, Records and all other Mortgaged Property which is personal property to secure the payment and performance of the Secured Obligations, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records sent to Mortgagor at least ten (10) Business Days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency whatsoever between the terms of this Mortgage and the terms of the Collateral Agreement with respect to the collateral covered both therein and herein, including, but not limited to, with respect to whether any such Mortgaged Property is to be subject to a security interest or the use, maintenance or transfer of any such Mortgaged Property, or the exercise or applicability of any remedies in respect thereof, the Collateral Agreement shall control, govern, and prevail, to the extent of any such conflict or inconsistency. For the avoidance of doubt, no personal property of Mortgagor that constitutes Excluded Property under the Collateral Agreement shall be subject to any security interest of Mortgagee or any Secured Party or constitute collateral hereunder.

Section 6.2 Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance reasonably satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

Section 6.3 Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 6.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property.

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ARTICLE VII MISCELLANEOUS

Section 7.1 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement, as such address may be changed by written notice to the Mortgagee and the Borrower. All communications and notices hereunder to Mortgagor shall be given to it in care of the Borrower, with such notice to be given as provided in Section 9.01 of the Credit Agreement.

Section 7.2 Covenants Running with the Land. All grants, covenants, terms, provisions and conditions contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement and the other Credit Agreement Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.

Section 7.3 Attorney-in-Fact. Subject to the Intercreditor Agreements, Mortgagor hereby irrevocably appoints Mortgagee as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee reasonably deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days (or such longer period as Mortgagee may agree in its reasonable discretion) after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and Records in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance that are payable under Section 4.9(b) shall be added to and included in the Secured Obligations and, if not paid when due, shall bear interest at the rate provided therefor in Section 2.13(c) of the Credit Agreement; (3) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 7.3. Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 7.4 Successors and Assigns. Whenever in this Mortgage any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Mortgagor or Mortgagee that are contained in this Mortgage shall bind and inure to the benefit of

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their respective permitted successors and assigns. Mortgagee hereunder shall at all times be the same person that is the “Collateral Agent” under the Collateral Agreement. Written notice of resignation by the “Collateral Agent” pursuant to the Collateral Agreement shall also constitute notice of resignation as Mortgagee under this Mortgage. Upon the acceptance of any appointment as the “Collateral Agent” under the Collateral Agreement by a successor “Collateral Agent”, that successor “Collateral Agent” shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee pursuant hereto.

Section 7.5 Waivers; Amendment.

(a) No failure or delay by Mortgagee or any other Secured Party in exercising any right, power or remedy hereunder or under any other Credit Agreement Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of Mortgagee or any other Secured Party hereunder and under the other Credit Agreement Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Mortgage or consent to any departure by Mortgagor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.5, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Mortgagor in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Mortgage nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Mortgagee and Mortgagor, subject to any consent required in accordance with Section 9.08 of the Credit Agreement except as otherwise provided in the Intercreditor Agreements. Mortgagee may conclusively rely on a certificate of an officer of Mortgagor as to whether any amendment contemplated by this Section 7.5(b) is permitted.

(c) Notwithstanding anything to the contrary contained herein, Mortgagee may grant extensions of time or waivers of the requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the date hereof for the perfection of security interests in the assets of Mortgagor on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished by the time or times at which it would otherwise be required by this Mortgage, the other Credit Agreement Documents.

Section 7.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

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OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS MORTGAGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7 Termination or Release.

In each case subject to the terms of the Intercreditor Agreements:

(a) This Mortgage and the Liens and security interests granted by the Mortgagor shall automatically terminate and be released upon the occurrence of the Termination Date.

(b) [Mortgagor shall automatically be released from its obligations hereunder and the security interests in the Mortgaged Property shall be automatically released upon the consummation of any transaction not prohibited by the Credit Agreement as a result of which Mortgagor ceases to be a Subsidiary of the Borrower or otherwise becomes an Excluded Subsidiary or ceases to be a Guarantor or is otherwise released from its obligations under the Guarantee, all without delivery of any instrument or performance of any act by any party.]2

(c) The security interests in the Mortgaged Property shall automatically be released (i) upon any sale or other transfer thereof by Mortgagor that is not prohibited by the Credit Agreement to any person that is not a Loan Party, (ii) upon the effectiveness of any written consent to the release of the security interest granted hereby in such Mortgaged Property pursuant to Section 9.08 of the Credit Agreement (to the extent required), all without delivery of any instrument or performance of any act by any party or (iii) as otherwise may be provided in the Intercreditor Agreements.

(d) [Reserved.]

(e) Mortgagor shall automatically be released from its obligations hereunder and/or the security interests in the Mortgaged Property shall in each case be automatically released upon the occurrence of any of the circumstances set forth in Section 9.18 of the Credit Agreement without delivery of any instrument or performance of any act by any party, and all rights to the Mortgaged Property shall revert to Mortgagor.

(f) In connection with any termination or release pursuant to this Section 7.7, Mortgagee shall execute and deliver to Mortgagor all documents that Mortgagor shall reasonably request to evidence such termination or release (including, without limitation, mortgagee releases or UCC termination statements), and will duly assign and transfer to Mortgagor, such of the Mortgaged Property that may be in the possession of Mortgagee and has not theretofore been sold or otherwise applied or released pursuant to this Mortgage. Any execution and delivery of documents pursuant to this Section 7.7 shall be made without recourse to or warranty by Mortgagee. In connection with any termination or release pursuant to this Section 7.7, Mortgagor shall be permitted to take any action in connection therewith consistent with such release

[2]	NTD: To be included if Mortgagor is a Subsidiary Loan Party.

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including, without limitation, the filing of mortgage releases or UCC termination statements. Upon the receipt of any necessary or proper instruments of termination, satisfaction or release prepared by Mortgagor, Mortgagee shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Mortgaged Property permitted to be released pursuant to this Mortgage. Mortgagor agrees to pay all reasonable and documented out-of-pocket expenses incurred by Mortgagee (and its representatives and counsel) in connection with the execution and delivery of such release documents or instruments.

Section 7.8 Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Secured Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.

Section 7.9 Applicable Law. The provisions of this Mortgage shall be governed by and construed under the laws of the state in which the Mortgaged Property is located.

Section 7.10 Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Mortgage and are not to affect the construction of, or to be taken into consideration in interpreting, this Mortgage.

Section 7.11 Severability. In the event any one or more of the provisions contained in this Mortgage should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.12 Mortgagee as Agent. Mortgagee has been appointed to act as Agent by the other Secured Parties pursuant to the Credit Agreement and the Collateral Agreement. Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) in accordance with the terms of the Credit Agreement, the Collateral Agreement and this Mortgage. Mortgagor and all other persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Mortgagee, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.

Section 7.13 Recording Documentation To Assure Security. Mortgagor shall promptly, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any of the Mortgaged Property or to any property intended to be subject to the lien hereof or the security interests created hereby to be filed, registered and recorded in such manner and in such places as may be required by any present or future law and shall take such actions as Mortgagee shall reasonably deem necessary in order to

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publish notice of and fully to protect the validity and priority of the liens, assignment, and security interests purported to be created upon the Mortgaged Property and the interest and rights of Mortgagee therein. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.14 Further Acts. Mortgagor shall, at the sole cost and expense of Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as Mortgagee shall from time to time reasonably request, which may be necessary in the reasonable judgment of Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto Mortgagee, the property and rights hereby conveyed or assigned or which Mortgagor may be or may hereafter become bound to convey or assign to Mortgagee or for carrying out the intention or facilitating the performance of the terms hereof or the filing, registering or recording hereof. In the event Mortgagor shall fail after written demand to execute any instrument or take any action required to be executed or taken by Mortgagor under this Section 7.14, Mortgagee may execute or take the same as the attorney-in-fact for Mortgagor, such power of attorney being coupled with an interest and is irrevocable. Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments. In the event Mortgagee advances any sums to pay the amounts set forth in the preceding sentence, such advances shall be secured by this Mortgage.

Section 7.15 Additions to Mortgaged Property. All right, title and interest of Mortgagor in and to all extensions, amendments, relocations, restakings, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Mortgaged Property hereafter acquired by or released to Mortgagor or constructed, assembled or placed by Mortgagor upon the Land, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by Mortgagor, shall become subject to the Lien and security interest of this Mortgage as fully and completely and with the same effect as though now owned by Mortgagor and specifically described in the grant of the Mortgaged Property above, but at any and all times Mortgagor will execute and deliver to Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the Lien and security interest of this Mortgage.

Section 7.16 Relationship. The relationship of Mortgagee to Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Secured

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Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between Mortgagee and Mortgagor other than as lender and borrower and mortgagor and mortgagee.

Section 7.17 No Claims Against Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof, nor as giving Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Mortgagee in respect thereof or any claim that any lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the lien hereof, except Permitted Liens.

Section 7.18 Mortgagee’s Fees and Expenses; Indemnification.

(a) Mortgagor agrees that Mortgagee shall be entitled to reimbursement of its expenses incurred hereunder by the Mortgagor and Mortgagee and other indemnitees shall be indemnified by the Mortgagor, in each case of this clause (a), mutatis mutandis, as provided in Section 9.05 of the Credit Agreement.

(b) Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby. The provisions of this Section 7.18 shall remain operative and in full force and effect regardless of the termination of this Mortgage, any other Credit Agreement Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Mortgage, any other Credit Agreement Document, or any investigation made by or on behalf of Mortgagee or any other Secured Party. All amounts due under this Section 7.18 shall be payable within fifteen days (or such longer period as Mortgagee may reasonably agree to) on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 7.19 Jurisdiction; Consent to Service of Process.

(a) Mortgagor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Mortgagee, any Secured Party, or any Affiliate of the foregoing, in any way relating to this Mortgage, any other Credit Agreement Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the

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judgment or in any other manner provided by law. Nothing in this Mortgage or in any other Credit Agreement Document shall affect any right that Mortgagee or any Secured Party may otherwise have to bring any action or proceeding relating to this Mortgage, any other Credit Agreement Document against Mortgagor or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Mortgage or the other Credit Agreement Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Mortgage irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Mortgage will affect the right of any party to this Mortgage or any other Credit Agreement Document to serve process in any other manner permitted by law.

Section 7.20 Subject to Intercreditor Agreements. Notwithstanding anything herein to the contrary, from and after the execution and delivery of any intercreditor agreement contemplated by Section 8.12 or 8.14 of the Credit Agreement (including, without limitation, any Permitted Pari Passu Intercreditor Agreement or any Permitted Junior Intercreditor Agreement) (each an “Intercreditor Agreement” and collectively, the “Intercreditor Agreements”) (i) the Liens and security interests granted to the Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and (ii) the exercise of any right or remedy by the Mortgagee hereunder or the application of proceeds (including insurance and condemnation proceeds) of the Mortgaged Property are subject to the provisions of the Intercreditor Agreements to the extent provided therein. In the event of any conflict between the terms of the Intercreditor Agreements and the terms of this Mortgage, the terms of the applicable Intercreditor Agreement shall govern.

ARTICLE VIII LOCAL LAW PROVISIONS

Section 8.1 Local Law Provisions. Notwithstanding anything to the contrary contained in this Mortgage but subject to the Intercreditor Agreements and to Section 7.18 of the Collateral Agreement, in the event of any conflict or inconsistency between the provisions of this Article 8 and the other provisions of this Mortgage, the provisions of this Article 8 will govern.

[LOCAL LAW PROVISIONS TO FOLLOW]

[remainder of this page intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

MORTGAGOR:	[ ],
a [ ]

By:
Name:
Title:

S-1

[Signature Page to Mortgage]

STATE OF NEW YORK	)
	)	ss:
COUNTY OF NEW YORK	)

I, the undersigned, a notary public in and for said County and State aforesaid, DO HEREBY CERTIFY, that [                    ], personally known to me to be the Secretary, of [                    ], a [                    ], personally known to me to be the person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such Secretary, he signed and delivered the said instrument of said corporation, pursuant to the authority given by the Board of Directors of said corporation a free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

Given under my hand and official seal, this day of , 201 .

Signature of Notary

Commission expires , 201 .

[local counsel to advise on how to

conform to state law]

N-1

EXHIBIT A

LEGAL DESCRIPTION

Legal Description of premises commonly known as [COMMON NAME, IF ANY] and located at [INSERT ADDRESS]:

[to come from title policy]

Exh. A-1

EXHIBIT B

PERMITTED ENCUMBRANCES

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked [Pro Forma Policy] issued by [Title Insurance Company], dated as of the date hereof and delivered to Mortgagee on the date hereof, bearing [Title Insurance Company] reference number [Title Number] relating to the real property described in Schedule A attached hereto.

Exh. B-1

EXHIBIT H

FORM OF PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of April 23, 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company (“Holdings”), Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the lenders from time to time party thereto, and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the [Borrower][Holdings] agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Section 9.04(h) and 9.04(i) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of the Subsidiaries or any other obligor or the performance or observance by the Borrower, any of the Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities. To the extent the Assignor has retained any interest in the Assigned Facility and holds a Note evidencing such interest, the Assignor hereby requests that the Administrative Agent exchange the attached Notes for a new

Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest and (c) represents and warrants that it is not in possession of material non-public information within the meaning of United States federal and state securities laws (or, in the case of any such person that is not a public reporting company, material information of a type that would not be reasonably expected to be publicly available if such person were a public reporting company) with respect to Holdings, the Borrower, the Subsidiaries or their respective securities that (A) has not been disclosed to the Assignor or the Lenders generally (other than because any such Assignor or other Lender does not wish to receive material non-public information (or, in the case of any such person that is not a public reporting company, material information of a type that would not be reasonably expected to be publicly available if such person were a public reporting company) with respect to Holdings, the Borrower, the Subsidiaries or their respective securities) and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, Assignor’s decision to assign the Assigned Facilities to the Assignee.

4. The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Permitted Loan Purchase Assignment and Acceptance, the Assigned Interest shall be deemed to be automatically and immediately (contributed to the Borrower, if applicable, and) cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest pursuant to Section 9.04(i) of the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued prior to the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Assignee from and after the Effective Date.

6. As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

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7. This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by electronic means shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.

8. This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers.

[INSERT NAME],
as Assignor

By:
Name:
Title:

[INSERT NAME],
as Assignee

By:
Name:
Title:

EXHIBIT H

SCHEDULE 1

Assigned Interests

Facility Assigned	(1) Amount of Loans / Commitments Assigned	(2) Aggregate Amount of Loans or Commitments of the Assigned Facility	(3) Aggregate Amount of Outstanding Term Loans and Aggregate Commitments in Respect of Other Incremental Revolving Loans (if any)	(1) / (2) x 100%	(1) / (3) x 100%

Term B Loans

Refinancing Term Loans

Other Term Loans

Extended Term Loans

EXHIBIT I

[FORM OF]

DISCOUNTED PREPAYMENT OPTION NOTICE

Date:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:

Fax:

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.11(g)(ii) of that certain Credit Agreement, dated as of April 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Credit Suisse” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The Borrower hereby notifies you that, effective as of [                , 20    ], pursuant to Section 2.11(g)(ii) of the Credit Agreement, the Borrower hereby notifies each Lender that it is seeking:

1.	to prepay Loans at a discount in an aggregate principal amount of $[ ][1] (the “Proposed Discounted Prepayment Amount”);

2.	a percentage discount to the par value of the principal amount of Loans greater than or equal to [ ]% of par value but less than or equal to [ ]% of par value (the “Discount Range”); and

3.	a Lender Participation Notice on or before [ , 20 ], as determined pursuant to Section 2.11(g)(ii) of the Credit Agreement, which shall be at least five Business days following the date hereof (the “Acceptance Date”).

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.11(g) of the Credit Agreement.

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	No Default or Event of Default shall occur immediately after giving effect to the Discounted Voluntary Prepayment described herein, Holdings and its

[1]	Insert amount that is minimum of $100 million.

Subsidiaries are in compliance on a Pro Forma Basis with the covenants contained in Section 6.11 of the Credit Agreement as of the last day of the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.04(a) or (b), and the Loan Parties shall have Unrestricted Cash and unused Revolving Facility Commitments of at least $15,000,000.

The Borrower respectfully requests that the Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT J

[FORM OF]

LENDER PARTICIPATION NOTICE

Date:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:

Fax:

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of April 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Credit Suisse” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders and (b) that certain Discounted Prepayment Option Notice, dated [            , 20    ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Credit Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.

The undersigned Lender hereby gives you notice, pursuant to Section 2.11(g)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Loans held by such Lender:

1.	in a maximum principal amount of $[ ] of [Term Loans]

2.	at a percentage discount to par value of the principal amount of Offered Loans equal to [ ] % of par value (the “Acceptable Discount”).

The undersigned Lender acknowledges that the submission of this Lender Participation Notice, to be held in escrow by the Administrative Agent, irrevocably obligates the Lender to sell the entirety or its ratable portion of the Offered Loans in accordance with Section 2.11(g) of the Credit Agreement. The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.11(g) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.11(g)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Loans pursuant to Section 2.11(g) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Form of Lender Participation Notice]

EXHIBIT K

[FORM OF]

DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:                 , 20

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent for the Lenders referred to below

11 Madison Avenue

New York, NY 10010

Attention:

Fax:

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of April 23, 2013 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Sprouts Farmers Markets, LLC, a Delaware limited liability company, Sprouts Farmers Markets Holdings, LLC, a Delaware limited liability company (the “Borrower”), the Lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent (“Credit Suisse” or, together with any successor administrative agent, in such capacity, the “Administrative Agent”) and as collateral agent (together with any successor collateral agent appointed pursuant thereto, in such capacity, the “Collateral Agent”) for the Lenders and (b) each Lender Participation Notice submitted by a Lender to the Administrative Agent by the Acceptance Date in response to the Discounted Prepayment Option Notice, dated [            ], 20[    ] (collectively, the “Lender Participation Notices”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The Borrower hereby irrevocably notifies you pursuant to Section 2.11(g)(v) of the Credit Agreement that (a) the Borrower selects an Applicable Discount equal to     % of par for a Discounted Voluntary Prepayment, (b) the Borrower accepts all Lender Participation Notices specifying an Acceptable Discount therein that is less than or equal to the Applicable Discount, which may be subject to proration pursuant to Section 2.11(g)(iv) of the Credit Agreement, and (c) that pursuant to Section 2.11(g)(v) of the Credit Agreement, the Borrower shall make a Discounted Prepayment Option Notice Voluntary Prepayment in an amount of $             on or before [            , 20    ],1 (the “Offered Prepayment Effective Date”) as more fully described below.

The Borrower expressly agrees that this acceptance of Qualifying Loans and notice of prepayment shall be irrevocable and is subject to the provisions of Section 2.11(g) of the Credit Agreement. The Borrower expressly and irrevocably agrees to make a payment to the Administrative Agent, for the benefit of the Lenders whose Loans have been accepted in this offer, on the Offered Prepayment Effective Date, consisting of (a) the prepayment of Qualifying Loans, payable at the Acceptable

[1]	Insert date that is no earlier than two Business Days after date of this notice.

Discount, up to the Proposed Discounted Prepayment Amount subject to proration pursuant to Section 2.11(g) of the Credit Agreement, plus (b) all accrued but unpaid interest and fees with respect thereto and any amounts due in accordance Section 2.16(a) of the Credit Agreement (to the extent such amounts are due in accordance with such Section 2.16(a)).

The Borrower respectfully requests that the Administrative Agent notify each of the Lenders holding Qualifying Loans of this Discounted Voluntary Prepayment Notice.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

[Signature Page to Form of Discounted Voluntary Prepayment Notice]

EXHIBIT L TO CREDIT AGREEMENT

FORM OF

FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ]

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Applicable Authorized Representative,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Authorized Representative under the Credit Agreement,

[                    ],

as the Initial Other Authorized Representative,

and

each additional Authorized Representative from time to time party hereto relating to

SPROUTS FARMERS MARKETS HOLDINGS, LLC

		Page

ARTICLE I

Definitions

SECTION 1.01	Construction; Certain Defined Terms	1

ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01	Priority of Claims	10
SECTION 2.02	Actions with Respect to Common Collateral; Prohibition on Contesting Liens	12
SECTION 2.03	No Interference; Payment Over	13
SECTION 2.04	Automatic Release of Liens	14
SECTION 2.05	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	14
SECTION 2.06	Reinstatement	15
SECTION 2.07	Insurance	16
SECTION 2.08	Refinancings	16
SECTION 2.09	Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection	16

ARTICLE III

Existence and Amounts of Liens and Obligations

ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01	Appointment and Authority	17
SECTION 4.02	Rights as a First-Priority Secured Party	19
SECTION 4.03	Exculpatory Provisions	19
SECTION 4.04	Reliance by Applicable Authorized Representative	21
SECTION 4.05	Delegation of Duties	21
SECTION 4.06	Non-Reliance on Applicable Authorized Agent and Other First-Priority Secured Parties	21
SECTION 4.07	Collateral and Guaranty Matters	22

ARTICLE V

Miscellaneous

SECTION 5.01	Notices	22
SECTION 5.02	Other First-Priority Obligations	23

i

Annexes and Exhibits

Annex A	Consent of Grantors
Annex B	Other First-Priority Secured Party Consent

ii

This FIRST LIEN/FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement’), dated as of [            ], 20[    ], is among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Applicable Authorized Representative (as defined herein), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Authorized Representative for the Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [                    ], as Authorized Representative for the Initial Other First-Priority Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), and each additional Authorized Representative from time to time party hereto for the Other First-Priority Secured Parties of the Series with respect to which it is acting in such capacity, as consented to by the Grantors in the Consent of Grantors.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Agreement Collateral Agent, in its capacity as Applicable Authorized Representative, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First-Priority Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Other First-Priority Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) unless otherwise expressly stated herein, all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) It is the intention of the First-Priority Secured Parties of each Series that the holders of First-Priority Obligations of such Series (and not the First-Priority Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Priority Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Priority Obligations), (y) any of the First-Priority Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Priority Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Priority Obligations and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) on a basis ranking prior to the security interest of such Series of First-Priority Obligations but junior to the security interest of any other Series of First-Priority Obligations or (ii) the existence of any Collateral for any other Series of First-Priority Obligations that is not Common Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Priority Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of First-Priority Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Priority Obligations, and the rights of the holders of such Series of First-Priority Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Priority Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Priority Obligations subject to such Impairment. Additionally, in the event the First-Priority Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Priority Obligations or the Secured Credit Documents governing such First-Priority Obligations shall refer to such obligations or such documents as so modified.

(c) Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Common Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Authorized Representative of the Credit Agreement Secured Obligations, and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and

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(y) the NonControlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative. The Applicable Authorized Representative at any time hereunder shall act, or appoint an agent to act, as the “First-Priority Agent” (or any other equivalent term) for purposes of any junior lien intercreditor agreement.

“Authorized Representative” means (i) in the case of any Credit Agreement Secured Obligations or the Credit Agreement Secured Parties, the Administrative Agent or the Credit Agreement Collateral Agent, as applicable, (ii) in the case of the Initial Other First-Priority Obligations or the Initial Other First-Priority Secured Parties, the Initial Other Authorized Representative and (iii) in the case of any Series of Other First-Priority Obligations or Other First-Priority Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts or other liabilities owed to any other Person that arise from treasury, depositary or cash management services, including any automated clearing house or other electronic transfers of funds, credit cards, purchase or debit cards, e-payable services or any similar transactions, including any services or transactions of the type referred to in the definition of “Cash Management Agreement” in the Credit Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Priority Collateral Document to secure one or more Series of First-Priority Obligations.

“Collateral Agreement” means the Guarantee and Collateral Agreement dated as of April 23, 2013 among the Company, Sprouts Farmers Markets, LLC, each other pledgor party thereto, the Credit Agreement Collateral Agent and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Common Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Priority Obligations (or their respective Authorized Representatives on behalf of such holders) hold a valid and perfected security interest or Lien (including, without limitation, in respect of equity interests of Foreign Subsidiaries directly owned by any Grantor that have been pledged as Collateral) at such time. If more than two Series of First-Priority Obligations are outstanding at any time and the holders of less than all Series of First-Priority Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall

3

constitute Common Collateral for those Series of First-Priority Obligations that hold a valid and perfected security interest or Lien in such Collateral at such time and shall not constitute Common Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

“Company” means Sprouts Farmers Markets Holdings, LLC.

“Consent of Grantors” means the Consent of Grantors in the form of Annex A attached hereto.

“Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Controlling Secured Parties” means, with respect to any Common Collateral, the Series of First-Priority Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Common Collateral.

“Credit Agreement” means that certain Credit Agreement, dated as of April 23, 2013, among Sprouts Farmers Markets Holdings, LLC, the Company, the lending institutions from time to time parties thereto, the Administrative Agent and the other parties thereto as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, including, in the event such Credit Agreement is terminated or replaced and the Company subsequently enters into any agreement, indenture, instrument or other document evidencing any Indebtedness, the agreement, indenture, instrument or other document designated by the Company to be the “Credit Agreement” hereunder.

“Credit Agreement Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent for the Credit Agreement Secured Parties, together with its successors and assigns in such capacity.

“Credit Agreement Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement (or any Equivalent Provision thereof).

“Credit Agreement Obligations” means all “Loan Obligations” (as such term is defined in the Credit Agreement (or the Equivalent Provision thereof)) of the Company and other obligors under the Credit Agreement or any of the other Credit Agreement Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Credit Agreement Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Credit Agreement Documents, according to the respective terms thereof.

4

“Credit Agreement Secured Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) any First-Priority Cash Management Obligations and First-Priority Hedging Obligations included in the term “Credit Agreement Secured Obligations” as defined in the Collateral Agreement (or the Equivalent Provision thereof).

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement (or the Equivalent Provision thereof).

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Common Collateral and any Series of First-Priority Obligations, the date on which such Series of First-Priority Obligations is no longer secured by such Common Collateral. The term “Discharged” has a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Common Collateral, the Discharge of the Credit Agreement Obligations with respect to such Common Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations or an incurrence of future Credit Agreement Obligations with additional First-Priority Obligations secured by such Common Collateral under an Other First-Priority Agreement which has been designated in writing by the Company to the Applicable Authorized Representative and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Equivalent Provision” means, with respect to any reference to a specific provision of an agreement in effect on the date hereof (the “original agreement”), if such agreement is amended, restated, supplemented, modified or replaced after the date hereof in a manner permitted hereby, the provision in such amended, restated, supplemented, modified or replacement agreement that is the equivalent to such specific provision in such original agreement.

“Event of Default” means an Event of Default under and as defined in the Credit Agreement, the Initial Other First-Priority Agreement or any other Other First Priority Agreement (or, in each case, the Equivalent Provision thereof).

“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

5

“First-Priority Collateral Documents” means any agreement, instrument or document entered into in favor of any Authorized Representative for purposes of securing any Series of First-Priority Obligations.

“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Obligations” means, collectively, (i) the Credit Agreement Secured Obligations, (ii) each Series of Other First-Priority Obligations and (iii) any other First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Agreement).

“First-Priority Secured Parties” means (a) the Credit Agreement Secured Parties and (ii) the Other First-Priority Secured Parties with respect to each Series of Other First-Priority Obligations.

“Grantors” means Sprouts Farmers Markets, LLC, the Company and each of the Subsidiaries of the Company that has executed and delivered a First-Priority Collateral Document as a grantor thereunder.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements, and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, including any obligations of the type referred to in the definition of “Hedging Agreement” in the Credit Agreement.

“Impairment” has the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First-Priority Agreement” means that certain [DESCRIBE THE RELEVANT OTHER FIRST-PRIORITY AGREEMENT], as amended, supplemented or otherwise modified from time to time.

“Initial Other First-Priority Obligations” means the Other First-Priority Obligations arising under or pursuant to the Initial Other First-Priority Agreement.

“Initial Other First-Priority Secured Parties” means the holders of any Initial Other First-Priority Obligations and the Initial Other Authorized Representative.

6

“Insolvency or Liquidation Proceeding” means:

(1) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable Secured Credit Documents); or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means the documents required to be delivered by an Authorized Representative to the Applicable Authorized Representative pursuant to Section 2.08 or 5.02 in order to create an additional Series of Other First-Priority Obligations or a Refinancing of any Series of First-Priority Obligations.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Common Collateral, the Authorized Representative of the Series of Other First-Priority Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Priority Obligations with respect to such Common Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Common Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Common Collateral.

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“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Other First-Priority Agreement under which such NonControlling Authorized Representative is the Authorized Representative) and (ii) the Applicable Authorized Representative’s and each other Authorized Representative’s receipt of written notice from such NonControlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Other First-Priority Agreement under which such NonControlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First-Priority Obligations of the Series with respect to which such NonControlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First-Priority Agreement; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Common Collateral (1) at any time the Administrative Agent or the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to such Common Collateral or (2) at any time the Grantor that has granted a security interest in such Common Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Common Collateral, the First-Priority Secured Parties which are not Controlling Secured Parties with respect to such Common Collateral.

“Obligations” means any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness; provided, that Obligations with respect to the Initial Other First-Priority Obligations shall not include fees or indemnifications in favor of third parties other than the Initial Other Authorized Representative and the Initial Other First-Priority Secured Parties.

“Other First-Priority Agreement” means each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations, and includes the Initial Other First-Priority Agreement.

“Other First-Priority Documents” means each of the Other First-Priority Agreements and any related document or instrument executed or delivered pursuant to any Other First-Priority Agreement at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Agreement.

8

“Other First-Priority Obligations” means any indebtedness or Obligations (other than Credit Agreement Secured Obligations) of the Grantors that are to be secured with a Lien pari passu with the Liens on the Collateral securing the Credit Agreement Secured Obligations and are designated by the Borrower as Other First-Priority Obligations hereunder; provided, however, that the requirements set forth in Section 5.02 shall have been satisfied.

“Other First-Priority Secured Party” means the holders of any Other First-Priority Obligations and any Authorized Representative with respect thereto and includes the Initial Other First-Priority Secured Parties.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Possessory Collateral” means any Common Collateral in the possession of the Credit Agreement Collateral Agent (or, following the Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Credit Agreement Collateral Agent (or, following the Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) under the terms of the First-Priority Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement Documents, (ii) the Initial Other First-Priority Agreement and (iii) each other Other First-Priority Document.

‘‘Series” means (a) with respect to the First-Priority Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Other First-Priority Secured Parties (in their capacity as such) and (iii) the Other First-Priority Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such

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Other First-Priority Secured Parties) and (b) with respect to any First-Priority Obligations, each of (i) the Credit Agreement Secured Obligations, (ii) the Initial Other First-Priority Obligations and (iii) the Other First-Priority Obligations incurred pursuant to any Other First-Priority Agreement (other than the Initial Other First-Priority Agreement), which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First-Priority Obligations).

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

ARTICLE II

Priorities and Agreements with Respect to Common Collateral

SECTION 2.01 Priority of Claims.

(a) Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Authorized Representative or any First-Priority Secured Party is taking action to enforce rights in respect of any Common Collateral, or any distribution is made in respect of any Common Collateral in any Bankruptcy Case of any Grantor or any First-Priority Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Common Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First-Priority Secured Party or received by the Applicable Authorized Representative or any First-Priority Secured Party pursuant to any such intercreditor agreement with respect to such Common Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First-Priority Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Authorized Representative in the order specified below:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent, the Applicable Authorized Representative and any other Authorized Representative in connection with such collection or sale or otherwise in connection with this Agreement, any Secured Credit Document or any of the First-Priority Obligations, including without limitation all court costs and the fees and expenses of its agents and legal

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counsel, the repayment of all advances made by the Administrative Agent, the Applicable Authorized Representative or the relevant Authorized Representatives hereunder or under any Secured Credit Document on behalf of any Grantor, any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any Secured Credit Document, and all other fees, indemnities and other amounts owing or reimbursable to the Administrative Agent, the Applicable Authorized Representative or any other Authorized Representative hereunder or under any Secured Credit Document;

SECOND, to the Authorized Representatives for each Series of First-Priority Obligations on a pro rata basis in accordance with the respective amounts of the First-Priority Obligations owed to the First-Priority Secured Parties of each such Series on the date of any such distribution (with the amounts so applied to each Series to be distributed by the Authorized Representative for such Series as specified in the applicable Secured Credit Documents for such Series) until the Discharge of each Series of First-Priority Obligations has occurred; and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First-Priority Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First-Priority Obligations to which it is then entitled in accordance with this Section 2.01(a), such First-Priority Secured Party shall hold such payment or recovery in trust for the benefit of all First-Priority Secured Parties for distribution in accordance with this Section 2.01(a).

Notwithstanding the foregoing, with respect to any Common Collateral for which a third party (other than a First-Priority Secured Party and, without limiting the foregoing, after taking into account the effect of any applicable intercreditor agreements) has a lien or security interest that is junior in priority to the security interest of any Series of First-Priority Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Priority Obligations (such third party an “Intervening Creditor”), the value of any Common Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Common Collateral or Proceeds to be distributed in respect of the Series of First-Priority Obligations with respect to which such Impairment exists.

(b) It is acknowledged that the First-Priority Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First-Priority Secured Parties of any Series.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Priority Obligations granted on the Common Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Priority Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) hereof), each First-Priority Secured Party hereby agrees that the Liens securing each Series of First-Priority Obligations on any Common Collateral shall be of equal priority.

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SECTION 2.02 Actions with Respect to Common Collateral; Prohibition on Contesting Liens.

(a) With respect to any Common Collateral, (i) notwithstanding Section 2.01, only the Applicable Authorized Representative shall act or refrain from acting with respect to the Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), (ii) the Applicable Authorized Representative shall not follow any instructions with respect to such Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral) from any NonControlling Authorized Representative (or any other First-Priority Secured Party) and (iii) no Non-Controlling Authorized Representative or other First-Priority Secured Party (other than the Applicable Authorized Representative) shall or shall instruct the Applicable Authorized Representative to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Common Collateral (including with respect to any intercreditor agreement with respect to any Common Collateral), whether under any First-Priority Collateral Document, applicable law or otherwise, it being agreed that only the Applicable Authorized Representative, acting in accordance with the applicable First-Priority Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Common Collateral. Notwithstanding the equal priority of the Liens, the Applicable Authorized Representative may deal with the Common Collateral as if it had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Common Collateral or to cause the Applicable Authorized Representative to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Priority Secured Party, Applicable Authorized Representative or any Authorized Representative with respect to any Collateral not constituting Common Collateral.

(b) Each of the Authorized Representatives agrees that it will not accept any Lien on any Common Collateral for the benefit of any Series of First-Priority Obligations (other than funds deposited for the discharge or defeasance of any Other

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First-Priority Agreement) other than pursuant to the First-Priority Collateral Documents and, by executing this Agreement (or a Joinder Agreement), each Authorized Representative and the Series of First-Priority Secured Parties for which it is acting hereunder agree to be bound by the provisions of this Agreement and the other First-Priority Collateral Documents applicable to it.

(c) Each of the First-Priority Secured Parties agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First-Priority Secured Parties in all or any part of the Collateral, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair (i) the rights of the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party to enforce this Agreement or (ii) the rights of any First-Priority Secured Party from contesting or supporting any other Person in contesting the enforceability of any Lien purporting to secure First-Priority Obligations constituting unmatured interest pursuant to Section 502(b)(2) of the Bankruptcy Code.

SECTION 2.03 No Interference; Payment Over.

(a) Each First-Priority Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Priority Obligations of any Series or any First-Priority Collateral Document or the validity, attachment, perfection or priority of any Lien under any First-Priority Collateral Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party from challenging or questioning the validity or enforceability of any First-Priority Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Common Collateral by the Applicable Authorized Representative, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Authorized Representative or any other First-Priority Secured Party to exercise any right, remedy or power with respect to any Common Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Authorized Representative or any other First-Priority Secured Party of any right, remedy or power with respect to any Common Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Authorized Representative or any other First-Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Common Collateral, and none of the Applicable Authorized Representative or any other First-Priority Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Authorized Representative or any other First-Priority Secured Party with respect to any Common Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Common

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Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Authorized Representative or any other First-Priority Secured Party to enforce this Agreement.

(b) Each First-Priority Secured Party hereby agrees that, if it shall obtain possession of any Common Collateral or shall realize any proceeds or payment in respect of any such Common Collateral, pursuant to any First-Priority Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each Series of First-Priority Obligations, then it shall hold such Common Collateral, proceeds or payment in trust for the other First-Priority Secured Parties and promptly transfer such Common Collateral, proceeds or payment, as the case may be, to the Applicable Authorized Representative, to be distributed by the Applicable Authorized Representative in accordance with the provisions of Section 2.01(a) hereof.

SECTION 2.04 Automatic Release of Liens.

(a) If at any time any Common Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Authorized Representative in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Applicable Authorized Representative or any other Authorized Representative, for the benefit of each Series of First-Priority Secured Parties upon such Common Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding; provided that any proceeds of any Common Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

(b) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Authorized Representative to evidence and confirm any release of Common Collateral, whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, or amendment to any First-Priority Collateral Document provided for in this Section.

SECTION 2.05 Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against the Company or any of its Subsidiaries.

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(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First-Priority Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Common Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Common Collateral, unless any Controlling Secured Party, or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Common Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Common Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Priority Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Common Collateral granted to secure the First-Priority Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Common Collateral as set forth herein), in each case so long as (A) the First-Priority Secured Parties of each Series retain the benefit of their Liens on all such Common Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First-Priority Secured Parties (other than any Liens of the First-Priority Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Priority Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Priority Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First-Priority Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Priority Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First-Priority Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the First-Priority Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Priority Secured Parties of such Series or its Authorized Representative that shall not constitute Common Collateral; and provided, further, that the First-Priority Secured Parties receiving adequate protection shall not object to any other First-Priority Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Priority Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06 Reinstatement. In the event that any of the First-Priority Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference

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under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Priority Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As between the First-Priority Secured Parties, the Applicable Authorized Representative shall have the right to adjust or settle any insurance policy or claim covering or constituting Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral.

SECTION 2.08 Refinancings. The First-Priority Obligations of any Series may be Refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of, any First-Priority Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) The Credit Agreement Collateral Agent (or, following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) agrees to hold any Common Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or, in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Credit Agreement Collateral Agent (or following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative), each other Authorized Representative agrees to hold any Common Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Applicable Authorized Representative and each other Authorized Representative under this Section 2.09 shall be limited solely to holding any Common Collateral constituting Possessory Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each other First-Priority Secured Party for purposes of perfecting the Lien held by such First-Priority Secured Parties therein.

(c) The agreement of the Credit Agreement Collateral Agent (or, following a Discharge of the Credit Agreement Obligations, the Applicable Authorized Representative) to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 2.09 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

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ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever the Applicable Authorized Representative or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Priority Obligations of any Series, or the Common Collateral subject to any Lien securing the First-Priority Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that, if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Applicable Authorized Representative or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. The Applicable Authorized Representative and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Priority Secured Party or any other person as a result of such determination.

ARTICLE IV

The Applicable Authorized Representative

SECTION 4.01 Appointment and Authority.

(a) Each of the First-Priority Secured Parties hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch, to act on its behalf as the Applicable Authorized Representative hereunder and under each of the other First-Priority Collateral Documents and authorizes the Applicable Authorized Representative to take such actions on its behalf and to exercise such powers as are delegated to the Applicable Authorized Representative by the terms hereof or thereof, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Grantor to secure any of the First-Priority Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Applicable Authorized Representative and any co-agents, sub-agents and attorneys-in-fact appointed by the Applicable Authorized Representative pursuant to Section 4.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under any of the First-Priority Collateral Documents, or for exercising any rights and remedies thereunder)

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shall be entitled to the benefits of all provisions of this Article IV and Section 9.05 of the Credit Agreement and the equivalent provision of any Other First-Priority Agreement (as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the First-Priority Collateral Documents) as if set forth in full herein with respect thereto.

(b) Each Non-Controlling Secured Party acknowledges and agrees that the Applicable Authorized Representative shall be entitled, for the benefit of the First-Priority Secured Parties, to sell, transfer or otherwise dispose of or deal with any Common Collateral as provided herein and in the First-Priority Collateral Documents, without regard to any rights to which NonControlling Secured Parties would otherwise be entitled as a result of holding any First-Priority Obligations. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Authorized Representative or any other First-Priority Secured Party shall have any duty or obligation first to marshal or realize upon any type of Common Collateral (or any other Collateral securing any of the First-Priority Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Common Collateral (or any other Collateral securing any First-Priority Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First-Priority Secured Parties waives any claim it may now or hereafter have against the Applicable Authorized Representative or the Authorized Representative of any other Series of First-Priority Obligations or any other First-Priority Secured Party of any other Series arising out of (i) any actions which the Applicable Authorized Representative, any Authorized Representative or any First-Priority Secured Party takes or omits to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with the First-Priority Collateral Documents or any other agreement related thereto or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Priority Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05 of this Agreement, any borrowing or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by the Company or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Applicable Authorized Representative shall not accept any Common Collateral in full or partial satisfaction of any First-Priority Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Priority Obligations for whom such Collateral constitutes Common Collateral.

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SECTION 4.02 Rights as a First-Priority Secured Party. The Person serving as the Applicable Authorized Representative hereunder shall have the same rights and powers in its capacity as a First-Priority Secured Party under any Series of First-Priority Obligations that it holds as any other First-Priority Secured Party of such Series and may exercise the same as though it were not the Applicable Authorized Representative and the term “First-Priority Secured Party” or “First-Priority Secured Parties” or (as applicable) “Credit Agreement Secured Party”, “Credit Agreement Secured Parties”, “Other First-Priority Secured Party” or “Other First-Priority Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Applicable Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary of the Company or other Affiliate thereof as if such Person were not the Applicable Authorized Representative hereunder and without any duty to account therefor to any other First-Priority Secured Party.

SECTION 4.03 Exculpatory Provisions.

(a) The Applicable Authorized Representative shall not have any duties or obligations except those expressly set forth herein and in the other First-Priority Collateral Documents. Without limiting the generality of the foregoing, the Applicable Authorized Representative:

(i) shall not be subject to any fiduciary or other implied duties of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Priority Collateral Documents that the Applicable Authorized Representative is required to exercise; provided that the Applicable Authorized Representative shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Applicable Authorized Representative to liability or that is contrary to any First-Priority Collateral Document or applicable law;

(iii) shall not, except as expressly set forth herein and in the other First-Priority Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Applicable Authorized Representative or any of its Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the percentage of Controlling Secured Parties required for such action or (ii) in the absence of its own gross negligence or willful misconduct or (iii) in reliance on a certificate of an authorized officer of

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the Company stating that such action is not prohibited by the terms of this Agreement. The Applicable Authorized Representative shall be deemed not to have knowledge of any Event of Default under any Series of First-Priority Obligations unless and until notice describing such Event of Default is given to the Applicable Authorized Representative by the Authorized Representative of such First-Priority Obligations or the Company;

(v) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Priority Collateral Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other First-Priority Collateral Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Priority Collateral Documents, (v) the value or the sufficiency of any Collateral for any Series of First-Priority Obligations, or (v) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to the Applicable Authorized Representative;

(vi) shall not have any fiduciary duties or contractual obligations of any kind or nature under any Other First-Priority Agreement (but shall be entitled to all protections provided to the Applicable Authorized Representative therein); and

(vii) with respect to the Credit Agreement, any Other First-Priority Agreement or any First-Priority Collateral Document, may conclusively assume that the Grantors have complied with all of their obligations thereunder unless advised in writing by the Authorized Representative thereunder to the contrary specifically setting forth the alleged violation.

(b) Each Secured Party acknowledges that, in addition to acting as the initial Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, also serves as Administrative Agent under the Credit Agreement and each First-Priority Secured Party hereby agrees not to assert any claim (including as a result of any conflict of interest) against Credit Suisse AG, Cayman Islands Branch, or any successor, arising from the role of Administrative Agent under the Credit Agreement so long as Credit Suisse AG, Cayman Islands Branch, or any such successor is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

(c) The Initial Other Authorized Representative and the Initial Other First-Priority Secured Parties hereby waive any claim they may now or hereafter have against the Applicable Authorized Representative or any other First-Priority Secured

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Parties arising out of (i) any actions which the Applicable Authorized Representative (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents or any other agreement related thereto, or to the collection of the Obligations or the valuation, use, protection or release of any security for the Obligations, (ii) any election by the Applicable Authorized Representative (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Company or any of its Subsidiaries, as debtor-in-possession.

SECTION 4.04 Reliance by Applicable Authorized Representative. The Applicable Authorized Representative shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Applicable Authorized Representative also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Applicable Authorized Representative may consult with legal counsel (who may include, but shall not be limited to counsel for the Company or counsel for the Administrative Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 4.05 Delegation of Duties. The Applicable Authorized Representative may perform any and all of its duties and exercise its rights and powers hereunder or under any other First-Priority Collateral Document by or through any one or more sub-agents appointed by the Applicable Authorized Representative. The Applicable Authorized Representative and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Affiliates of the Applicable Authorized Representative and any such sub-agent.

SECTION 4.06 Non-Reliance on Applicable Authorized Agent and Other First-Priority Secured Parties. Each First-Priority Secured Party acknowledges that it has, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their Affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Secured Credit Documents. Each First-Priority Secured Party also acknowledges that it will, independently and without reliance upon the Applicable Authorized Representative, any Authorized Representative or any other First-Priority Secured Party or any of their

21

Affiliates and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Secured Credit Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 4.07 Collateral and Guaranty Matters. Each of the First-Priority Secured Parties irrevocably authorizes the Applicable Authorized Representative, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Applicable Authorized Representative under any First-Priority Collateral Document in accordance with Section 2.04 of this Agreement or upon receipt of a written request from the Company stating that the release of such Lien is not prohibited by the terms of each then extant Secured Credit Document; and

(b) to release any Grantor from its obligations under the First-Priority Collateral Documents upon receipt of a written request from the Company stating that such release is not prohibited by the terms of each then extant Secured Credit Document.

ARTICLE V

Miscellaneous

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Applicable Authorized Representative or the Administrative Agent, to it as provided in the Credit Agreement;

(b) if to the Initial Other Authorized Representative, to it at as provided in the Initial Other First-Priority Agreement;

(c) if to any additional Other Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01.

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As agreed to in writing among the Applicable Authorized Representative and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Other First-Priority Obligations. On or after the date hereof and so long as such obligations are permitted to be incurred under the Credit Agreement and are not prohibited by any Other First-Priority Agreement then in effect, the Company may from time to time designate obligations in respect of Indebtedness to be secured on a pari passu basis with the Other First-Priority Obligations then in effect under the applicable First-Priority Security Documents by delivering to the Applicable Authorized Representative and each Authorized Representative (a) a certificate signed by a Responsible Officer of the Company (i) identifying the obligations so designated and the initial aggregate principal amount or face amount thereof, (ii) stating that such obligations are designated as Other First-Priority Obligations for purposes hereof, (iii) representing that such designation of such obligations as Other First-Priority Obligations complies with the terms of the Credit Agreement and are not prohibited by any Other First-Priority Agreement then in effect and (iv) specifying the name and address of the Authorized Representative for such obligations and (b) a fully executed Other First-Priority Secured Party Consent (substantially in the form attached as Annex B).

SECTION 5.03 Waivers; Amendment; Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall not be prohibited by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative (or its authorized agent) and the Company. Notwithstanding anything in this Section 5.03(b) to the contrary, this Agreement may be amended from time to time at the request of the Company, at the Company’s expense, and without the consent of any Authorized Representative or any First-Priority Secured Party to add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) to the extent such obligations are not prohibited by any First-Priority Collateral Document.

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Each party to this Agreement agrees that (i) at the request (and sole expense) of the Company, without the consent of any First-Priority Secured Party, each of the Authorized Representatives shall execute and deliver an acknowledgment and confirmation of such modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications) and (ii) the Company shall be a beneficiary of this Section 5.03(b).

(c) Notwithstanding the foregoing, without the consent of any First-Priority Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 2.08 or 5.02 and, upon such execution and delivery, such Authorized Representative and the Other First-Priority Secured Parties and Other First-Priority Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First-Priority Collateral Documents applicable thereto.

SECTION 5.04 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Priority Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.05 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.06 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or via electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 5.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.08 Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR

24

RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 5.09 Submission to Jurisdiction; Waivers. The Applicable Authorized Representative and each Authorized Representative, on behalf of itself and the First-Priority Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Priority Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof and waives any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01 hereof;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any First-Priority Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.09 any special, exemplary, punitive or consequential damages.

SECTION 5.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

SECTION 5.11 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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SECTION 5.12 Conflicts. In the event of any conflict between the terms of this Agreement and the terms of any of the other Secured Credit Documents or First-Priority Collateral Documents, the terms of this Agreement shall govern.

SECTION 5.13 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Priority Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Section 2.04, 2.05, 2.08, 2.09 or Article V) is intended to or will amend, waive or otherwise modify the provisions of the Credit Agreement or any Other First-Priority Agreements), and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First-Priority Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.14 Authorized Representatives Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Credit Agreement or the Initial Other First Priority Agreement, as applicable; and in so doing, neither the Authorized Representative under the Credit Agreement nor the Initial Other Authorized Representative shall be responsible for the terms or sufficiency of this Agreement for any purpose. Each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each of the Authorized Representative under the Credit Agreement and the Initial Other Authorized Representative shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Credit Agreement or the Initial Other First Priority Agreement, as applicable.

SECTION 5.15 Junior Lien Intercreditor Agreement The Credit Agreement Collateral Agent, the Administrative Agent, the Initial Other Authorized Representative and each other Authorized Representative hereby appoint the Credit Agreement Collateral Agent to act as agent on their behalf pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents. The Credit Agreement Collateral Agent, solely in such capacity under any such intercreditor agreements, shall take direction from the Applicable Authorized Representative with respect to the Common Collateral. If the Credit Agreement Collateral Agent shall resign or otherwise

26

cease to serve as the collateral agent for the Credit Agreement Secured Parties, or if the Discharge of Credit Agreement Obligations shall have occurred, the Applicable Authorized Representative shall appoint a representative (which may be itself) to act as agent on behalf of each Authorized Representative pursuant to and in connection with the execution of any intercreditor agreements governing any Liens on the Common Collateral junior to Liens securing the First-Priority Obligations that are incurred after the date hereof in compliance with the Secured Credit Documents.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this First Lien/First Lien Intercreditor Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Applicable Authorized Representative

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Authorized Representative under the Credit Agreement

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Initial Other Authorized Representative

By:
Name:
Title

[First Lien/First Lien Intercreditor Agreement]

Annex A

to First Lien/First Lien Intercreditor Agreement

[Form of]

CONSENT OF GRANTORS

Dated: [                    ]

Reference is made to the First Lien/First Lien Intercreditor Agreement, dated as of [                    ], among Credit Suisse AG, Cayman Islands Branch, as Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, as Authorized Representative under the Credit Agreement, and [            ], as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

Each of the Grantors party hereto has read the foregoing Intercreditor Agreement and consents thereto. Each of the Grantors party hereto agrees that it will not take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First-Priority Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. Each of the Grantors party hereto confirms that the foregoing Intercreditor Agreement is for the sole benefit of the First-Priority Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Each of the Grantors party hereto agrees to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Authorized Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent of Grantors shall be governed and construed in accordance with the laws of the State of New York. Notices delivered to the Grantors pursuant to this Consent of Grantors shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

[Signatures follow.]

IN WITNESS HEREOF, this Consent of Grantors is hereby executed by each of the Grantors as of the date first written above.

SPROUTS FARMERS MARKETS, LLC

By:
Name:
Title:

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

[INSERT ADDITIONAL GRANTORS]

By:
Name:
Title:

Annex B

to First Lien/First Lien Intercreditor Agreement

[Form of]

Other First-Priority Secured Party Consent

[Date]

The undersigned is the Authorized Representative for Persons wishing to become Secured Parties (the “New Secured Parties”) under the First Lien/First Lien Intercreditor Agreement dated as of [                    ], among Credit Suisse AG, Cayman Islands Branch, as Applicable Authorized Representative, Credit Suisse AG, Cayman Islands Branch, as Authorized Representative under the Credit Agreement, and [                    ], as Initial Other Authorized Representative (as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time, the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

In consideration of the foregoing, the undersigned hereby:

(i) represents that the Authorized Representative has been duly authorized by the New Secured Parties to become a party to the Intercreditor Agreement on behalf of the New Secured Parties under that [DESCRIBE OPERATIVE AGREEMENT] (the “New Secured Obligation”) and to act as the Authorized Representative for the New Secured Parties;

(ii) acknowledges that the Authorized Representative has received a copy of the Intercreditor Agreement;

(iii) accepts and acknowledges the terms of the Intercreditor Agreement applicable to it and the New Secured Parties and agrees to serve as Authorized Representative for the New Secured Parties with respect to the New Secured Obligations and agrees on its own behalf and on behalf of the New Secured Parties to be bound by the terms thereof applicable to holders of Other First-Priority Obligations, with all the rights and obligations of a Secured Party thereunder and bound by all the provisions thereof as fully as if it had been a Secured Party on the effective date of the Intercreditor Agreement and agrees that its address for receiving notices pursuant to the Intercreditor Agreement shall be as follows:

[Address]

THIS OTHER FIRST-PRIORITY SECURED PARTY CONSENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Authorized Representative]

By:
Name:
Title:

EXHIBIT M TO CREDIT AGREEMENT

FORM OF

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 20[    ]

among

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Credit Agreement Agent and First-Priority Agent,

[                    ],

as Second-Priority Facility Agent and Second-Priority Agent

SPROUTS FARMERS MARKETS, LLC,

as Holdings,

SPROUTS FARMERS MARKETS HOLDINGS, LLC,

as Borrower

and

The Subsidiaries of Borrower Named Herein

		Page

ARTICLE I

Definitions.

SECTION 1.1	Defined Terms	1
SECTION 1.2	Terms Generally	9

ARTICLE II

Lien Priorities.

SECTION 2.1	Subordination of Liens	9
SECTION 2.2	Prohibition on Contesting Liens	10
SECTION 2.3	No New Liens	10
SECTION 2.4	Perfection of Liens	11

ARTICLE III

Enforcement.

SECTION 3.1	Exercise of Remedies	11
SECTION 3.2	Cooperation	13
SECTION 3.3	Second-Priority Agent and Second-Priority Secured Parties Waiver	13

ARTICLE IV

Payments.

SECTION 4.1	Application of Proceeds	14
SECTION 4.2	Payments Over	14

ARTICLE V

Other Agreements.

SECTION 5.1	Releases	14
SECTION 5.2	Insurance	15
SECTION 5.3	Amendments to Second-Priority Collateral Documents	16
SECTION 5.4	Rights As Unsecured Creditors	17
SECTION 5.5	First-Priority Agent as Gratuitous Bailee/Agent for Perfection	17
SECTION 5.6	Second-Priority Agent as Gratuitous Bailee/Agent for Perfection	19
SECTION 5.7	When Discharge of First-Priority Obligations Deemed to Not Have Occurred	21
SECTION 5.8	No Release If Event of Default	21

i

ii

Exhibits and Schedule
Exhibit A	Form of Joinder Agreement (Other First-Priority Obligations)
Exhibit B	Form of Joinder Agreement (Other Second-Priority Obligations)

iii

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ], among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (“CS AG”), as Credit Agreement Agent and First-Priority Agent, [                    ], as Second-Priority Facility Agent and Second-Priority Agent, SPROUTS FARMERS MARKETS, LLC, a Delaware limited liability company (“Holdings”), SPROUTS FARMERS MARKETS HOLDINGS, LLC, a Delaware limited liability company (the “Borrower”), and each Subsidiary of the Borrower listed on the signature pages hereto.

A. Holdings, the Borrower, the lenders and other parties party thereto from time to time and CS AG, as administrative agent, are party to the Credit Agreement dated as of April 23, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

B. The Obligations of Holdings, the Borrower, and certain Subsidiaries of the Borrower under the Credit Agreement and the Credit Agreement Documents executed or delivered pursuant thereto constitute First-Priority Obligations.

C. The Borrower, [Holdings, ]certain Subsidiaries of the Borrower, the Second-Priority Facility Agent and others are party to the [DESCRIBE AGREEMENT] dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Second-Priority Facility Agreement”). The Obligations of Holdings, the Borrower and certain Subsidiaries of the Borrower under the Second-Priority Facility Agreement and the other Second-Priority Facility Documents constitute Second-Priority Facility Obligations and Second-Priority Obligations hereunder.

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions.

SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Agreement” shall mean this Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Law” shall mean Title 11 of the United States Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning set forth in the preamble.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of overdrafts or other liabilities owed to any other Person that arise from treasury, depositary or cash management services, including any automated clearing house or other electronic transfers of funds, credit cards, purchase or debit cards, e-payable services or any similar transactions, including any services or transactions of the type referred to in the definition of “Cash Management Agreement” in the Credit Agreement.

“Common Collateral” means all of the assets of any Grantor, whether real, personal or mixed, constituting both First-Priority Collateral and Second-Priority Collateral.

“Comparable Second-Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any First-Priority Collateral Document, those Second-Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Agreement Agent” shall mean CS AG, in its capacity as administrative agent or collateral agent, as the context may require, under the Credit Agreement and the other Credit Agreement Documents, and its permitted successors and assigns in such capacity.

“Credit Agreement Collateral Agreement” means the Guarantee and Collateral Agreement dated as of April 23, 2013 among Holdings, the Borrower and each other pledgor party thereto, the Credit Agreement Agent and the other parties thereto, as amended, modified, supplemented, replaced or restated from time to time.

“Credit Agreement Collateral Documents” means the Credit Agreement Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Credit Agreement Secured Obligations.

“Credit Agreement Documents” means the Credit Agreement, the Credit Agreement Collateral Documents and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means all “Loan Obligations” (as such term is defined in the Credit Agreement) of the Borrower and other obligors under the Credit Agreement or any of the other Credit Agreement Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Credit Agreement Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Credit Agreement Documents, according to the respective terms thereof.

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“Credit Agreement Secured Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) any First-Priority Cash Management Obligations and First-Priority Hedging Obligations included in the term “Secured Obligations” as defined in the Credit Agreement Collateral Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement Collateral Agreement.

“CS AG” shall have the meaning set forth in the preamble.

“Deposit Account” shall have the meaning set forth in the Uniform Commercial Code.

“Deposit Account Collateral” shall mean that part of the Common Collateral (if any) comprised of or contained in Deposit Accounts or Securities Accounts.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of First-Priority Obligations” shall mean, except to the extent otherwise provided in Section 5.7, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding First-Priority Obligations and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the First-Priority Credit Documents, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other First-Priority Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid.

“First-Priority Cash Management Obligations” means any Cash Management Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First-Priority Obligation.

“First-Priority Agent” shall mean the Credit Agreement Agent, together with its successors and permitted assigns under the First-Priority Documents exercising substantially the same rights and powers (or if there is more than one First-Priority Credit Document, such other agent or trustee as is designated “First-Priority Agent” by First-Priority Secured Parties pursuant to the terms of the First-Priority Documents).

“First-Priority Collateral Documents” means (a) the Credit Agreement Collateral Documents and (b) any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First-Priority Obligations.

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“First-Priority Credit Documents” means (a) the Credit Agreement Documents and (b) any Other First-Priority Documents.

“First-Priority Documents” means (a) the First-Priority Credit Documents and (b) each agreement, document or instrument providing for or evidencing a First-Priority Hedging Obligation or First-Priority Cash Management Obligation.

“First-Priority Hedging Obligations” means any Hedging Obligations secured by any Common Collateral under the First-Priority Collateral Documents.

“First-Priority Obligations” means (a) the Credit Agreement Secured Obligations, (b) the Other First-Priority Obligations, and (c) any other First-Priority Hedging Obligations and First-Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other First-Priority Obligations to which they relate to the extent provided in the applicable Other First-Priority Document).

“First-Priority Representatives” shall mean (a) in the case of the Credit Agreement Secured Obligations, the Credit Agreement Agent and (b) in the case of any Series of Other First-Priority Obligations, the Other First-Priority Representative with respect thereto. The term “First-Priority Representatives” shall include the First-Priority Agent as the context requires.

“First-Priority Secured Parties” shall mean (a) the Credit Agreement Secured Parties and (b) the Other First-Priority Secured Parties, including the First-Priority Representatives.

“Grantors” means Holdings, the Borrower and each of the Subsidiaries that has executed and delivered a First-Priority Collateral Document or a Second-Priority Collateral Document as a grantor thereunder.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements, and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices, including any obligations of the type referred to in the definition of “Hedging Agreement” in the Credit Agreement.

“Holdings” has the meaning set forth in the preamble.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary

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or involuntary and whether or not involving insolvency or bankruptcy (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable First-Priority Documents and Second-Priority Documents) or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Obligations” means any principal, interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, fees indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

“Other First-Priority Collateral Agent” means, with respect to any Series of Other First-Priority Obligations, any Other First-Priority Representative that acts in the capacity of a collateral agent with respect thereto (which, with respect to any Other First-Priority Obligations that are secured under the Credit Agreement Collateral Documents, shall be the Credit Agreement Agent).

“Other First-Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Other First-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other First-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other First-Priority Document.

“Other First-Priority Obligations” means any indebtedness or Obligations (other than Credit Agreement Secured Obligations) of the Grantors that are to be secured with a Lien on the Collateral senior to the Liens securing the Second-Priority Facility Obligations and are designated by the Borrower as Other First-Priority Obligations hereunder; provided, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other First-Priority Representative” means, with respect to any Series of Other First-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

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“Other First-Priority Secured Parties” shall mean the Persons holding Other First-Priority Obligations, including the Other First-Priority Representatives.

“Other Second-Priority Collateral Agent” with respect to any Series of Other Second-Priority Obligations, any Other Second-Priority Representative that acts in the capacity of a collateral agent with respect thereto (which, with respect to any Other Second-Priority Obligations that are secured under the Second-Priority Facility Collateral Documents, shall be the Second-Priority Facility Agent).

“Other Second-Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Other Second-Priority Obligations and any other related document or instrument executed or delivered pursuant to any Other Second-Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Second-Priority Obligations.

“Other Second-Priority Obligations” means any indebtedness or Obligations (other than Second-Priority Facility Obligations) of the Grantors that are to be equally and ratably secured with the Second-Priority Facility Obligations and are designated by the Borrower as Other Second-Priority Obligations hereunder; provided, however, that the requirements set forth in Section 8.21 shall have been satisfied.

“Other Second-Priority Representative” means, with respect to any Series of Other Second-Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Second-Priority Secured Parties” shall mean the Persons holding Other Second-Priority Obligations, including the Other Second-Priority Representatives.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” shall mean the Common Collateral in the possession of the First-Priority Agent (or its agents or bailees), to the extent that possession thereof is necessary to perfect a Lien thereon under the Uniform Commercial Code.

“Recovery” shall have the meaning set forth in Section 6.4.

“Representatives” shall mean the First-Priority Representatives and the Second-Priority Representatives.

“Required Lenders” shall mean, with respect to any First-Priority Credit Document, those First-Priority Secured Parties the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such First-Priority Credit Document (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of such First-Priority Credit Document).

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“Second-Priority Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second-Priority Obligations.

“Second-Priority Agent” shall mean such agent or trustee as is designated “Second-Priority Agent” by Second-Priority Secured Parties holding a majority in principal amount of the Second-Priority Obligations then outstanding; it being understood that as of the date of this Agreement, the Second-Priority Facility Agent shall be so designated Second-Priority Agent.

“Second-Priority Collateral Documents” shall mean the Second-Priority Facility Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other Second-Priority Obligations.

“Second-Priority Credit Documents” shall mean (a) the Second-Priority Facility Agreement and (b) any Other Second-Priority Documents.

“Second-Priority Documents” shall mean (a) the Second-Priority Facility Documents and (b) the Other Second-Priority Documents.

“Second-Priority Facility Agent” shall mean [                    ], in its capacity as [administrative agent/trustee] under the Second-Priority Facility Agreement and collateral agent under the Second-Priority Facility Collateral Documents, and its permitted successors and assigns in such capacities.

“Second-Priority Facility Agreement” shall have the meaning set forth in the recitals.

“Second-Priority Facility Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second-Priority Facility Obligations.

“Second-Priority Facility Collateral Agreement” means the [Collateral Agreement] dated as of [the date hereof], among Holdings, the Borrower, certain of its Subsidiaries and the Second-Priority Facility Agent, as amended, supplemented or modified from time to time.

“Second-Priority Facility Collateral Documents” means the Second-Priority Facility Collateral Agreement and any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Second-Priority Facility Obligations.

“Second-Priority Facility Documents” shall mean (a) the Second-Priority Facility Agreement and the Second-Priority Facility Collateral Documents and (b) any other related document or instrument executed and delivered pursuant to any Second-Priority Facility Document described in clause (a) above evidencing or governing any Obligations thereunder.

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“Second-Priority Facility Obligations” means all “[Loan Obligations”/“Note Obligations”] (as such term is defined in the Second-Priority Facility Agreement) of the Borrower and other obligors under the Second-Priority Facility Agreement or any of the other Second-Priority Facility Documents, and all other obligations to pay principal, premium, if any, and interest (including any interest accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Second-Priority Facility Documents and the performance of all other Obligations of the obligors thereunder to the [lenders and agents / trustee and noteholders] under the Second-Priority Facility Documents, according to the respective terms thereof.

“Second-Priority Facility Secured Parties” shall mean the Persons holding Second-Priority Facility Obligations, including the Second-Priority Facility Agent.

“Second-Priority Lien” shall mean any Lien on any assets of the Borrower or any other Grantor securing any Second-Priority Obligations.

“Second-Priority Obligations” means (a) the Second-Priority Facility Obligations and (b) the Other Second-Priority Obligations.

“Second-Priority Representatives” shall mean (a) in the case of the Second-Priority Facility Obligations, the Second-Priority Facility Agent and (b) in the case of any Series of Other Second-Priority Obligations, the Other Second-Priority Representative with respect thereto. The term “Second-Priority Representatives” shall include the Second-Priority Agent as the context requires.

“Second-Priority Secured Parties” shall mean (a) the Second-Priority Facility Secured Parties and (b) the Other Second-Priority Secured Parties, including the Second-Priority Representatives.

“Secured Parties” means the First-Priority Secured Parties and the Second-Priority Secured Parties.

“Securities Account” shall have the meaning set forth in the Uniform Commercial Code.

“Series” means (a) the Credit Agreement Secured Obligations and each series of Other First-Priority Obligations, each of which shall constitute a separate Series of First-Priority Obligations, except that to the extent that the Credit Agreement Secured Obligations and/or any one or more series of such Other First-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Credit Agreement Secured Obligations and/or each such series of Other First-Priority Obligations shall collectively constitute a single Series and (b) the Second-Priority

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Facility Obligations and each series of Other Second-Priority Obligations, each of which shall constitute a separate Series Second-Priority Obligations, except that to the extent that the Second-Priority Facility Obligations and/or any one or more series of such Other Second-Priority Obligations (i) are secured by identical collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Second-Priority Facility Obligations and/or each such series of Other Second-Priority Obligations shall collectively constitute a single Series.

“Subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

Lien Priorities.

SECTION 2.1 Subordination of Liens. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to the Second-Priority Secured Parties on the Common Collateral or of any Liens granted to the First-Priority Secured Parties on the Common Collateral and notwithstanding any provision of the UCC, or any applicable law or the Second-Priority Documents or the First-Priority Documents or any other circumstance whatsoever, each Second-Priority Representative, on behalf of itself and

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each applicable Second-Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any First-Priority Obligations now or hereafter held by or on behalf of the any First-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second-Priority Obligations, (b) any Lien on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and (c) with respect to any Second-Priority Obligations (and as among the Second-Priority Secured Parties), the Liens on the Common Collateral securing any Second-Priority Obligations now or hereafter held by or on behalf of any Second-Priority Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall rank equally and ratably in all respects, subject to the terms of the Second-Priority Documents. All Liens on the Common Collateral securing any First-Priority Obligations shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second-Priority Obligations for all purposes, whether or not such Liens securing any First-Priority Obligations are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

SECTION 2.2 Prohibition on Contesting Liens. Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, and each First-Priority Representative, for itself and on behalf of each applicable First-Priority Secured Party, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority, validity or enforceability of (a) a Lien securing any First-Priority Obligations held (or purported to be held) by or on behalf of any of the First-Priority Secured Parties or any agent or trustee therefor in any First-Priority Collateral or (b) a Lien securing any Second-Priority Obligations held (or purported to be held) by or on behalf of any Second-Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First-Priority Secured Party or any agent or trustee therefor to enforce this Agreement (including the priority of the Liens securing the First-Priority Obligations as provided in Section 2.1) or any of the First-Priority Documents.

SECTION 2.3 No New Liens. Subject to Section [    ]1 of the Second-Priority Facility Agreement and the corresponding provision of any other Second-Priority Credit Document, so long as the Discharge of First-Priority Obligations has not occurred, the parties hereto agree that, after the date hereof, if any Second-Priority Representative shall hold any Lien on any assets intended to be Common Collateral of the Borrower or any other Grantor securing any Second-Priority Obligations that are not also subject to the first-priority Lien in respect of the First-Priority Obligations under the First-Priority Documents, such Second-Priority Representative shall notify the First-Priority Agent

[1]	NTD: Insert cross-reference to lien release provision of Second-Priority Facility Agreement.

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promptly upon becoming aware thereof and, upon demand by the First-Priority Agent or the Borrower, will either (i) release such Lien or (ii) assign such Lien to the First-Priority Agent (and/or its designee) as security for the applicable First-Priority Obligations (and, in the case of an assignment, each Second-Priority Representative may retain a junior lien on such assets subject to the terms hereof). Subject to Section [    ]2 of the Second-Priority Facility Agreement and the corresponding provision of any Second-Priority Credit Document, each Second-Priority Representative agrees that, after the date hereof, if it shall hold any Lien on any assets of the Borrower or any other Grantor securing any Second-Priority Obligations that are not also subject to the Lien in favor of each other Second-Priority Representative such Second-Priority Representative shall notify any other Second-Priority Representative promptly upon becoming aware thereof.

SECTION 2.4 Perfection of Liens. None of the First-Priority Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second-Priority Secured Parties. The provisions of this Intercreditor Agreement are intended solely to govern the respective Lien priorities as between the First-Priority Secured Parties and the Second-Priority Secured Parties and shall not impose on the First-Priority Secured Parties or the Second-Priority Secured Parties or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

ARTICLE III

Enforcement.

SECTION 3.1 Exercise of Remedies.

(a) So long as the Discharge of First-Priority Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) no Second-Priority Representative or any Second-Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Common Collateral in respect of any applicable Second-Priority Obligations, institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral by the First-Priority Agent or any First-Priority Secured Party in respect of the First-Priority Obligations, the exercise of any right by the First-Priority Agent or any First-Priority Secured Party (or any agent or sub-agent on their behalf) in respect of the First-Priority Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second-Priority Representative or any Second-Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral under the First-Priority Documents or otherwise in respect of First-Priority Obligations, or (z) object to the forbearance by the

[2]	NTD: Insert cross-reference to lien release provision of Second-Priority Facility Agreement.

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First-Priority Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral in respect of First-Priority Obligations and (ii) except as otherwise provided herein, the First-Priority Agent and the First-Priority Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second-Priority Representative or any Second-Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second-Priority Representative may file a claim or statement of interest with respect to the applicable Second-Priority Obligations and (B) each Second-Priority Representative may take any action (not adverse to the prior Liens on the Common Collateral securing the First-Priority Obligations, or the rights of the First-Priority Agent or the First-Priority Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral. In exercising rights and remedies with respect to the First-Priority Collateral, the First-Priority Agent and the First-Priority Secured Parties may enforce the provisions of the First-Priority Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of First-Priority Obligations has not occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will not, in the context of its role as secured creditor, take or receive any Common Collateral or any proceeds of Common Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Common Collateral in respect of the applicable Second-Priority Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of First-Priority Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to the Common Collateral is to hold a Lien on the Common Collateral in respect of the applicable Second-Priority Obligations pursuant to the Second-Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First-Priority Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.1(a), (i) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, agrees that no Second-Priority Representative or Second-Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by the First-Priority Agent or the First-Priority Secured Parties with respect to the Common Collateral under the First-Priority Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral, whether by foreclosure

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or otherwise, and (ii) each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby waives any and all rights it or any Second-Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which the First-Priority Agent or the First-Priority Secured Parties seek to enforce or collect the First-Priority Obligations or the Liens granted in any of the First-Priority Collateral, regardless of whether any action or failure to act by or on behalf of the First-Priority Agent or First-Priority Secured Parties is adverse to the interests of the Second-Priority Secured Parties.

(d) Each Second-Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second-Priority Document shall be deemed to restrict in any way the rights and remedies of the First-Priority Agent or the First-Priority Secured Parties with respect to the First-Priority Collateral as set forth in this Agreement and the First-Priority Documents.

SECTION 3.2 Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that, unless and until the Discharge of First-Priority Obligations has occurred, it will not commence, or join with any Person (other than the First-Priority Secured Parties and the First-Priority Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral under any of the applicable Second-Priority Documents or otherwise in respect of the applicable Second-Priority Obligations.

SECTION 3.3 Second-Priority Agent and Second-Priority Secured Parties Waiver. The Second-Priority Agent and the Second-Priority Secured Parties hereby waive any claim they may now or hereafter have against the First-Priority Agent or any First-Priority Secured Parties arising out of (i) any actions which the First-Priority Agent (or any of its representatives) takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Common Collateral, actions with respect to the foreclosure upon, disposition, release or depreciation of, or failure to realize upon, any of the Common Collateral and actions with respect to the collection of any claim for all or any part of the First-Priority Obligations from any account debtor, guarantor or any other party) in accordance with any relevant First-Priority Collateral Documents, or any other agreement related thereto, or to the collection of the First-Priority Obligations or the valuation, use, protection or release of any security for the First-Priority Obligations, (ii) any election by the First-Priority Agent (or any of its agents), in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code, or (iii) subject to Section 6, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Borrower or any of its Subsidiaries, as debtor-in-possession.

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ARTICLE IV

Payments.

SECTION 4.1 Application of Proceeds. After an Event of Default under (and as defined in) any First-Priority Documents has occurred with respect to which the First-Priority Agent has provided written notice to each Second-Priority Representative, and until such event of default is cured or waived, so long as the Discharge of First-Priority Obligations has not occurred, the Common Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral upon the exercise of remedies, shall be applied by the First-Priority Agent to the First-Priority Obligations in such order as specified in the relevant First-Priority Documents until the Discharge of First-Priority Obligations has occurred. Upon the Discharge of First-Priority Obligations, the First-Priority Agent shall deliver promptly to the Second-Priority Agent any Common Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second-Priority Agent ratably to the Second-Priority Obligations and, with respect to each class of Second-Priority Obligations, in such order as specified in the relevant Second-Priority Documents.

SECTION 4.2 Payments Over. Any Common Collateral or proceeds thereof received by any Second-Priority Representative or any Second-Priority Secured Party in connection with the exercise of any right or remedy (including setoff) relating to the Common Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the First-Priority Agent (and/or its designees) for the benefit of the applicable First-Priority Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First-Priority Agent is hereby authorized to make any such endorsements as agent for any Second-Priority Representative or any such Second-Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements.

SECTION 5.1 Releases.

(a) If, at any time any Grantor, the First-Priority Agent or the holder of any First-Priority Obligation delivers notice to each Second-Priority Representative that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (x) by the owner of such Common Collateral in a transaction not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document or (y) during the existence of any Event of Default under (and as defined in) the Credit Agreement or any other First-Priority Credit Document to the extent the First-Priority Agent has consented to such sale, transfer or disposition:

then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second-Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing First-Priority Obligations are released and discharged. Upon delivery to each Second-Priority Representative of a notice from the First-Priority Agent or the Borrower stating that any release of Liens securing or supporting the First-Priority Obligations has become effective (or shall become effective upon each First-Priority Representative’s release), whether in connection with a sale of such assets by the relevant owner pursuant to the preceding clauses or otherwise, each Second-Priority Representative will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms. In the case of the sale of all or substantially all of the equity interests of a Grantor or any of its Subsidiaries, the guarantee in favor of the Second-Priority Secured Parties, if any, made by such Grantor or Subsidiary will automatically be released and discharged as and when, but only to the extent, the guarantee by such Grantor or Subsidiary of First-Priority Obligations is released and discharged.

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(b) Each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby irrevocably constitutes and appoints the First-Priority Agent and any officer or agent of the First-Priority Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second-Priority Representative or such holder or in the First-Priority Agent’s own name, from time to time in the First-Priority Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, for itself and on behalf of each applicable Second-Priority Secured Party, hereby consents to the application, whether prior to or after a default, of Deposit Account Collateral or proceeds of Common Collateral to the repayment of First-Priority Obligations pursuant to the First-Priority Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second-Priority Representatives or the Second-Priority Secured Parties to receive proceeds in connection with the Second-Priority Obligations not otherwise in contravention of this Agreement.

SECTION 5.2 Insurance. Unless and until the Discharge of First-Priority Obligations has occurred, the First-Priority Agent and the First-Priority Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First-Priority Documents, to adjust settlement for any insurance policy covering the Common Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral. All

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proceeds of any such policy and any such award if in respect of the Common Collateral shall be paid, subject to the rights of the Grantors under the First-Priority Documents and Second-Priority Documents, (a) first, prior to the occurrence of the Discharge of First-Priority Obligations, to the First-Priority Agent for the benefit of First-Priority Secured Parties pursuant to the terms of the First-Priority Documents, (b) second, after the occurrence of the Discharge of First-Priority Obligations, to the Second-Priority Agent for the benefit of the Second-Priority Secured Parties pursuant to the terms of the applicable Second-Priority Documents and (c) third, if no Second-Priority Obligations are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second-Priority Representative or any Second-Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the First-Priority Agent in accordance with the terms of Section 4.2.

SECTION 5.3 Amendments to Second-Priority Collateral Documents.

(a) Without the prior written consent of the First-Priority Agent and the Required Lenders, no Second-Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second-Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Second-Priority Representative agrees that each applicable Second-Priority Collateral Document shall include the following language (or language to similar effect approved by the First-Priority Agent):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second-Priority Representative(s) pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted to (a) Credit Suisse AG, Cayman Islands Branch, as collateral agent (and its permitted successors) pursuant to the Guarantee and Collateral Agreement dated as of April 23, 2013 (as amended, restated, supplemented or otherwise modified from time to time), by and among Sprouts Farmers Market Holdings, LLC, certain of its affiliates and Credit Suisse AG, Cayman Islands Branch, as collateral agent or (b) any agent or trustee for any Other First-Priority Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement referred to below) and (ii) the exercise of any right or remedy by the Second-Priority Representative(s) hereunder is subject to the limitations and provisions of, the First Lien/Second Lien Intercreditor Agreement dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among Credit Suisse AG, Cayman Islands Branch, as Credit Agreement Agent and First-Priority Agent, [                    ], as Second-Priority Facility Agent, Sprouts Farmers Markets Holdings, LLC, and the other parties party thereto. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and the terms of this Agreement, the terms of the First Lien/ Second Lien Intercreditor Agreement shall govern.”

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(b) In the event that the First-Priority Agent or the First-Priority Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the First-Priority Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First-Priority Collateral Document or changing in any manner the rights of the First-Priority Agent, the First-Priority Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in First-Priority Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second-Priority Collateral Document without the consent of any Second-Priority Representative or any Second-Priority Secured Party and without any action by any Second-Priority Representative, Second-Priority Secured Party, the Borrower or any other Grantor; provided, however, that (A) such amendment, waiver or consent does not materially adversely affect the rights of the Second-Priority Secured Parties or the interests of the Second-Priority Secured Parties in the Second-Priority Collateral and not the First-Priority Agent or the First-Priority Secured Parties, as the case may be, that have a security interest in the affected collateral in a like or similar manner, and (B) written notice of such amendment, waiver or consent shall have been given to each Second-Priority Representative.

SECTION 5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second-Priority Representatives and the Second-Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Borrower or any Subsidiary that has guaranteed the Second-Priority Obligations in accordance with the terms of the applicable Second-Priority Documents and applicable law. Nothing in this Agreement shall prohibit the receipt by any Second-Priority Representative or any Second-Priority Secured Party of the required payments of interest and principal in respect of the Second-Priority Obligations so long as such receipt is not the direct or indirect result of the exercise by any Second-Priority Representative or any Second-Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or enforcement in contravention of this Agreement of any Lien in respect of Second-Priority Obligations held by any of them. In the event any Second-Priority Representative or any Second-Priority Secured Party becomes a judgment lien creditor in respect of Common Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second-Priority Obligations, such judgment lien shall be subordinated to the Liens securing First-Priority Obligations on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First-Priority Agent or the First-Priority Secured Parties may have with respect to the First-Priority Collateral.

SECTION 5.5 First-Priority Agent as Gratuitous Bailee/Agent for Perfection.

(a) The First-Priority Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or

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control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(b) The First-Priority Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the First-Priority Agent as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(c) In the event that the First-Priority Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Credit Agreement Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, the First-Priority Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second-Priority Collateral Documents, subject to the terms and conditions of this Section 5.5.

(d) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of First-Priority Obligations has occurred, the First-Priority Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First-Priority Documents as if the Liens under the Second-Priority Collateral Documents did not exist. The rights of the Second-Priority Representatives and the Second-Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(e) The First-Priority Agent shall have no obligation whatsoever to any Second-Priority Representative or any Second-Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First-Priority Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of each Second-Priority Representative for purposes of perfecting the Lien held by the Second-Priority Secured Parties.

(f) The First-Priority Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second-Priority Representative or any Second-Priority Secured Party and the Second-Priority Representatives and the Second-Priority Secured Parties hereby waive and release the First-Priority Agent from all claims and liabilities arising pursuant to the First-Priority Agent’s role under this Section 5.5, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

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(g) Upon the Discharge of First-Priority Obligations, the First-Priority Agent shall deliver to the Second-Priority Agent, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) that is part of the Common Collateral together with any necessary endorsements (or otherwise allow the Second-Priority Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the First-Priority Agent for any loss or damage suffered by the First-Priority Agent as a result of such transfer except for any loss or damage suffered by the First-Priority Agent as a result of its own willful misconduct, gross negligence or bad faith. The First-Priority Collateral has no obligation to follow instructions from any Second-Priority Representative in contravention of this Agreement.

(h) Neither the First-Priority Agent nor the First-Priority Secured Parties shall be required to marshal any present or future collateral security for the Borrower’s or its Subsidiaries’ obligations to the First-Priority Agent or the First-Priority Secured Parties under the First-Priority Credit Documents or the First-Priority Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising

(i) The agreement of the First-Priority Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.5 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

SECTION 5.6 Second-Priority Agent as Gratuitous Bailee/Agent for Perfection.

(a) Upon the Discharge of First-Priority Obligations, the Second-Priority Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee and/or gratuitous agent for the benefit of the other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

(b) Upon the Discharge of First-Priority Obligations, the Second-Priority Agent agrees to hold the Deposit Account Collateral (if any) that is part of the Common Collateral and controlled by the Second-Priority Agent as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Deposit Account Collateral pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

(c) In the event that the Second-Priority Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Second-Priority Facility

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Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of First-Priority Obligations, the Second-Priority Agent agrees to hold such Liens as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second-Priority Collateral Document, subject to the terms and conditions of this Section 5.6.

(d) The Second-Priority Agent, in its capacity as gratuitous bailee and/or gratuitous agent, shall have no obligation whatsoever to the other Second-Priority Representatives to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6. The duties or responsibilities of the Second-Priority Agent under this Section 5.6 upon the Discharge of First-Priority Obligations shall be limited solely to holding the Pledged Collateral as gratuitous bailee and/or gratuitous agent for the benefit of other Second-Priority Representatives for purposes of perfecting the Lien held by the applicable Second-Priority Secured Parties.

(e) The Second-Priority Agent shall not have by reason of the Second-Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second-Priority Representatives (or the Second-Priority Secured Parties for which such other Second-Priority Representatives are agent) and the other Second-Priority Representatives hereby waive and release the Second-Priority Agent from all claims and liabilities arising pursuant to the Second-Priority Agent’s role under this Section 5.6, as gratuitous bailee and/or gratuitous agent with respect to the Common Collateral.

(f) In the event that the Second-Priority Agent shall cease to be so designated the Second-Priority Agent pursuant to the definition of such term, the then Second-Priority Agent shall deliver to the successor Second-Priority Agent, to the extent that it is legally permitted to do so, the Pledged Collateral (if any) and the Deposit Account Collateral (if any) together with any necessary endorsements (or otherwise allow the successor Second-Priority Agent to obtain control of such Pledged Collateral and Deposit Account Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second-Priority Agent shall perform all duties of the Second-Priority Agent as set forth herein. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Second-Priority Agent for any loss or damage suffered by the Second-Priority Agent as a result of such transfer except for any loss or damage suffered by the Second-Priority Agent as a result of its own willful misconduct, gross negligence or bad faith. The Second-Priority Agent has no obligation to follow instructions from the successor Second-Priority Agent in contravention of this Agreement

(g) The agreement of the Second-Priority Agent to act as gratuitous bailee and/or gratuitous agent pursuant to this Section 5.6 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2) and 9-313(c) of the UCC.

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SECTION 5.7 When Discharge of First-Priority Obligations Deemed to Not Have Occurred

If, at any time after the Discharge of First-Priority Obligations has occurred, the Borrower incurs and designates any Other First-Priority Obligations, then such Discharge of First-Priority Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of First-Priority Obligations), and the applicable agreement governing such Other First-Priority Obligations shall automatically be treated as a First-Priority Credit Document (and, upon designation by the Borrower thereof, the “Credit Agreement” hereunder) for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First-Priority Agent of amendments, waivers and consents hereunder. Upon receipt of notice of such designation (including the identity of the new First-Priority Agent), each Second-Priority Representative shall promptly (i) enter into such documents and agreements (at the expense of the Borrower), including amendments or supplements to this Agreement, as the Borrower or such new First-Priority Agent shall reasonably request in writing in order to provide the new First-Priority Representative the rights of the First-Priority Agent contemplated hereby and (ii) to the extent then held by any Second-Priority Representative, deliver to the First-Priority Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First-Priority Agent to obtain possession or control of such Pledged Collateral).

SECTION 5.8 No Release If Event of Default. Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the Second-Priority Facility Agreement or any other Second-Priority Document, as applicable) exists on the date on which all First-Priority Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder) resulting in a Discharge of First-Priority Obligations, the second-priority Liens on the Second-Priority Collateral securing the Second-Priority Obligations relating to such Event of Default will not be released, except to the extent such Second-Priority Collateral or any portion thereof was disposed of in order to repay the First-Priority Obligations secured by such Second-Priority Collateral, and thereafter the Second-Priority Agent will have the right to foreclose upon such Second-Priority Collateral (but in any such event, the Liens on such Second-Priority Collateral securing the applicable Second-Priority Obligations will be released when such Event of Default and all other Events of Default under the Second-Priority Facility Agreement or any other Second-Priority Document, as applicable, cease to exist).

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.1 Financing Issues. If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First-Priority Agent shall desire to permit the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United

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States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that it will raise no (a) objection to (and will not otherwise contest) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by the proviso in clause (ii) of Section 3.1(a) and Section 6.3) and, to the extent the Liens securing the First-Priority Obligations under the First-Priority Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to Liens securing First-Priority Obligations under this Agreement, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First-Priority Obligations made by the First-Priority Agent or any holder of First-Priority Obligations, (c) objection to (and will not otherwise contest) any lawful exercise by any holder of First-Priority Obligations of the right to credit bid First-Priority Obligations at any sale in foreclosure of First-Priority Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First-Priority Obligations relating to the lawful enforcement of any Lien on First-Priority Collateral or (e) objection to (and will not otherwise contest) any order relating to a sale of assets of any Grantor for which the First-Priority Agent has consented that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the First-Priority Obligations and the Second-Priority Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing the First-Priority Collateral rank to the Liens securing the Second-Priority Collateral in accordance with this Agreement.

SECTION 6.2 Relief from the Automatic Stay. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral, without the prior written consent of the First-Priority Agent and the Required Lenders.

SECTION 6.3 Adequate Protection. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by the First-Priority Agent or the First-Priority Secured Parties for adequate protection or (b) any objection by the First-Priority Agent or the First-Priority Secured Parties to any motion, relief, action or proceeding based on the First-Priority Agent’s or the First-Priority Secured Parties’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the First-Priority Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of Title 11 of the United States Code or any similar Bankruptcy Law, then each Second-Priority Representative, on behalf of itself and any applicable Second-Priority Secured Party, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the First-Priority Obligations and such DIP Financing

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(and all Obligations relating thereto) on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to the Liens securing First-Priority Obligations under this Agreement and (ii) in the event any Second-Priority Representative, on behalf of itself or any applicable Second-Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second-Priority Representative, on behalf of itself or each such Second-Priority Secured Party, agrees that the First-Priority Representatives shall also be granted a senior Lien on such additional collateral as security for the applicable First-Priority Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second-Priority Obligations shall be subordinated to the Liens on such collateral securing the First-Priority Obligations and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the First-Priority Secured Parties as adequate protection on the same basis as the other Liens securing the Second-Priority Obligations are so subordinated to such Liens securing First-Priority Obligations under this Agreement.

SECTION 6.4 Preference Issues. If any First-Priority Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the First-Priority Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Priority Secured Parties shall remain entitled to a Discharge of First Priority Obligations with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

SECTION 6.5 Application. This Agreement shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

SECTION 6.6 506(c) Claims. Until the Discharge of First-Priority Obligations has occurred, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the Liens securing the First-Priority Obligations for costs or expenses of preserving or disposing of any Common Collateral.

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ARTICLE VII

Reliance; Waivers; etc.

SECTION 7.1 Reliance. The consent by the First-Priority Secured Parties to the execution and delivery of the Second-Priority Documents to which the First-Priority Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the First-Priority Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges that it and the applicable Second-Priority Secured Parties have, independently and without reliance on the First-Priority Agent or any First-Priority Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the applicable Second-Priority Documents, this Agreement and the transactions contemplated hereby and thereby and they will continue to make their own credit decision in taking or not taking any action under the applicable Second-Priority Documents or this Agreement.

SECTION 7.2 No Warranties or Liability. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, acknowledges and agrees that neither the First-Priority Agent nor any First-Priority Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the First-Priority Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The First-Priority Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First-Priority Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First-Priority Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second-Priority Representative or any of the Second-Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First-Priority Agent nor any First-Priority Secured Party shall have any duty to any Second-Priority Representative or any Second-Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Subsidiary thereof (including the Second-Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First-Priority Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Second-Priority Obligations, the First-Priority Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower’s or any other Grantor’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

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SECTION 7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the First-Priority Agent and the First-Priority Secured Parties, and the Second-Priority Representatives and the Second-Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First-Priority Documents or any Second-Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First-Priority Obligations or Second-Priority Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other First-Priority Document or of the terms of the Second-Priority Facility Agreement or any other Second-Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First-Priority Obligations or Second-Priority Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the First-Priority Obligations, or of any Second-Priority Representative or any Second-Priority Secured Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous.

SECTION 8.1 Conflicts. Subject to Section 8.19, in the event of any conflict between the terms of this Agreement and the terms of any First-Priority Document or any Second-Priority Document, the terms of this Agreement shall govern.

SECTION 8.2 Continuing Nature of this Agreement; Severability. Subject to Section 5.7 and Section 6.4, this Agreement shall continue to be effective until the Discharge of First-Priority Obligations shall have occurred or such later time as all the Obligations in respect of the Second-Priority Obligations shall have been paid in full. This is a continuing agreement of lien subordination and the First-Priority Secured Parties may continue, at any time and without notice to each Second-Priority Representative or any Second-Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting First-Priority Obligations in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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SECTION 8.3 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each Second-Priority Representative (or its authorized agent), each First-Priority Representative (or its authorized agent) and the Borrower and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding anything in this Section 8.3 to the contrary, this Agreement may be amended from time to time at the request of the Borrower, at the Borrower’s expense, and without the consent of any First-Priority Representative, any Second-Priority Representative, any First-Priority Secured Party or any Second-Priority Secured Party to (i) add other parties holding Other First-Priority Obligations (or any agent or trustee therefor) and Other Second-Priority Obligations (or any agent or trustee therefor) in each case to the extent such Obligations are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document, (ii) in the case of Other Second-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other Second-Priority Obligations shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any First-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second-Priority Obligations (subject to the terms of the Second-Priority Documents), and (b) provide to the holders of such Other Second-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First-Priority Agent) as are provided to the holders of Second-Priority Obligations under this Agreement (subject to the terms of the Second-Priority Documents), and (iii) in the case of Other First-Priority Obligations, (a) establish that the Lien on the Common Collateral securing such Other First-Priority Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second-Priority Obligations and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any First-Priority Obligations (subject to the terms of the First-Priority Documents), and (b) provide to the holders of such Other First-Priority Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of First-Priority Obligations under this Agreement (subject to the terms of the First-Priority Documents), in each case so long as such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document. Any such additional party and each Representative shall be entitled to rely on the determination of officers of the Borrower that such modifications are not prohibited by any First-Priority Credit Document or any Second-Priority Credit Document if such determination is set forth in an officer’s certificate delivered to such party, the First-Priority Agent and each Second-Priority Representative. At the request (and sole expense) of the Borrower, without the consent of any First-Priority Secured Party or Second-Priority Secured Party, each of the First-Priority Agent, the Second-Priority Agent and each other First-Priority Representative and Second-Priority Representative shall execute and deliver an acknowledgment and confirmation of such permitted modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such permitted modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

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SECTION 8.4 Information Concerning Financial Condition of the Borrower and the Subsidiaries. The First-Priority Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers and/or guarantors of the Second-Priority Obligations or the First-Priority Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Second-Priority Obligations or the First-Priority Obligations. The First-Priority Agent, the First-Priority Secured Parties, each Second-Priority Representative and the Second-Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that the First-Priority Agent, any First-Priority Secured Party, any Second-Priority Representative or any Second-Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First-Priority Agent, the First-Priority Secured Parties, the Second-Priority Representatives and the Second-Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.5 Subrogation. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First-Priority Obligations has occurred.

SECTION 8.6 Application of Payments. Except as otherwise provided herein, all payments received by the First-Priority Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the First-Priority Obligations as the First-Priority Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the First-Priority Documents. Except as otherwise provided herein, each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, consents to any extension or postponement of the time of payment of the First-Priority Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First-Priority Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.7 Consent to Jurisdiction; Waivers. The parties hereto irrevocably and unconditionally agree that they will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the First-Priority Secured Parties or the Credit Agreement Agent, or any affiliate of the foregoing in any way relating to this Agreement or the

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transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof. The parties hereto consent to the jurisdiction of any state or federal court located in New York County, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO IN CONNECTION WITH THE SUBJECT MATTER HEREOF.

SECTION 8.8 Notices. All notices to the First-Priority Secured Parties and the Second-Priority Secured Parties permitted or required under this Agreement may be sent to the First-Priority Agent, the Second-Priority Facility Agent, or any other First-Priority Representative or Second-Priority Representative as provided in the Credit Agreement, the Second-Priority Facility Agreement, the relevant First-Priority Document or the relevant Second-Priority Document, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. Each First-Priority Representative hereby agrees to promptly notify each Second-Priority Representative upon payment in full in cash of all indebtedness under the applicable First-Priority Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

SECTION 8.9 Further Assurances. Each of the Second-Priority Representatives, on behalf of itself and each applicable Second-Priority Secured Party, and each of the First-Priority Representatives, on behalf of itself and each applicable First-Priority Secured Party, agrees that each of them shall take such further action and shall execute and deliver to the First-Priority Agent and the First-Priority Secured Parties such additional documents and instruments (in recordable form, if requested) as the First-Priority Agent or the First-Priority Secured Parties may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement.

SECTION 8.10 Governing Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE

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WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First-Priority Agent, the other First-Priority Representatives, the First-Priority Secured Parties, the Second-Priority Representatives, the Second-Priority Secured Parties, the Borrower, the Borrower’s Subsidiaries party hereto and their respective permitted successors and assigns.

SECTION 8.12 Specific Performance. The First-Priority Agent may demand specific performance of this Agreement. Each Second-Priority Representative, on behalf of itself and each applicable Second-Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First-Priority Agent.

SECTION 8.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.14 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or in portable document format (pdf), each of which shall be an original and all of which shall together constitute one and the same document.

SECTION 8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each First-Priority Representative represents and warrants that this Agreement is binding upon the applicable First-Priority Secured Parties for which such First-Priority Representative is acting. Each Second-Priority Representative represents and warrants that this Agreement is binding upon the applicable Second-Priority Secured Parties for which such Second-Priority Representative is acting.

SECTION 8.16 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of First-Priority Obligations and Second-Priority Obligations. No other Person shall have or be entitled to assert rights or benefits hereunder.

SECTION 8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

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SECTION 8.18 First-Priority Representatives and Second-Priority Representatives. It is understood and agreed that (a) CS AG is entering into this Agreement in its capacity as collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to CS AG as collateral agent thereunder shall also apply to CS AG as First-Priority Agent hereunder and (b) [                    ] is entering into this Agreement in its capacity as [collateral agent/trustee] under the Second-Priority Facility Agreement, and the provisions of [Article VIII] of the Second-Priority Facility Agreement applicable to the Second-Priority Facility Agent thereunder shall also apply to it as Second-Priority Agent and Second-Priority Facility Agent hereunder.

SECTION 8.19 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.1 and 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Document or permit the Borrower or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Credit Document, (b) change the relative priorities of the First-Priority Obligations or the Liens granted under the First-Priority Documents on the Common Collateral (or any other assets) as among the First-Priority Secured Parties or (c) otherwise change the relative rights of the First-Priority Secured Parties in respect of the Common Collateral as among such First-Priority Secured Parties or (d) obligate the Borrower or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Document entered into in connection with the Credit Agreement, the Second-Priority Facility Agreement or any other First-Priority Document or Second-Priority Document.

SECTION 8.20 Second-Priority Agent. The Second-Priority Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to directions set forth in the Second-Priority Facility Agreement; and in so doing, the Second-Priority Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second-Priority Agent shall not have duties or obligations under or pursuant to this Agreement other than such duties expressly set forth in this Agreement as duties on its part to be performed or observed. In entering into this Agreement, or in taking (or forbearing from ) any action under or pursuant to this Agreement, the Second-Priority Agent shall have and be protected by all of the rights, immunities, indemnities and other protections granted to it under the Second-Priority Facility Agreement and the Second-Priority Facility Collateral Agreement

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SECTION 8.21 Joinder Requirements. The Borrower may designate additional obligations as Other First-Priority Obligations or Other Second-Priority Obligations pursuant to this Section 8.21 if (x) the incurrence of such obligations is not prohibited by any First-Priority Document or Second-Priority Document then in effect and (y) the Borrower shall have delivered an officer’s certificate to each Representative certifying the same. If not so prohibited, the Borrower shall (i) notify each Representative in writing of such designation and (ii) cause the applicable new First-Priority Representative or Second-Priority Representative to execute and deliver to each other First-Priority Representative and Second-Priority Representative, a Joinder Agreement substantially in the form of Exhibit A or Exhibit B, as applicable, hereto.

SECTION 8.22 Intercreditor Agreements.

(a) Each party hereto agrees that the First-Priority Secured Parties (as among themselves) and the Second-Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First-Priority Representatives or Second-Priority Representatives, as the case may be, governing the rights, benefits and privileges as among the First-Priority Secured Parties or as among the Second-Priority Secured Parties, as the case may be, in respect of any or all of the Common Collateral, this Agreement and the other First-Priority Collateral Documents or the other Second-Priority Collateral Documents, as the case may be, including as to application of proceeds of any Common Collateral, voting rights, control of any Common Collateral and waivers with respect to any Common Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other First-Priority Collateral Documents or Second-Priority Collateral Documents, as the case may be. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other First-Priority Collateral Document or Second-Priority Collateral Document, and the provisions of this Agreement and the other First-Priority Collateral Documents and Second-Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

(b) In addition, in the event that the Borrower or any Subsidiary thereof incurs any Obligations secured by a Lien on any Common Collateral that is junior to Liens thereon securing any First-Priority Obligations or Second-Priority Obligations, as the case may be, and such Obligations are not designated by the Borrower as Second-Priority Obligations, then the First-Priority Agent and/or Second-Priority Agent shall upon the request of the Borrower enter into an intercreditor agreement with the agent or trustee for the creditors with respect to such secured Obligations to reflect the relative Lien priorities of such parties with respect to the relevant portion of the Common Collateral and governing the relative rights, benefits and privileges as among such parties in respect of such Common Collateral, including as to application of the proceeds of such Common Collateral, voting rights, control of such Common Collateral and waivers with respect to such Common Collateral, in each case, so long as such secured Obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict

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with, the provisions of this Agreement or any of the First-Priority Documents or Second-Priority Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any First-Priority Documents, and the provisions of this Agreement, the First-Priority Documents and the Second-Priority Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the respective terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Credit Agreement Agent and First-Priority Agent

By:
Name:
Title:

By:
Name:
Title:

[ ], as Second-Priority Facility Agent and Second-Priority Agent

By:
Name:
Title:

[First Lien/First Lien Intercreditor Agreement]

SPROUTS FARMERS MARKETS, LLC

By:
Name:
Title:

SPROUTS FARMERS MARKETS HOLDINGS, LLC

By:
Name:
Title:

[OTHER GRANTORS]

By:
Name:
Title:

[First Lien/First Lien Intercreditor Agreement]

EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

(Other First-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [            ], [        ], among [                    ] (the “New Representative”), as an Other First-Priority Representative, [[                    ] (the “New Collateral Agent”)]3, as an Other First-Priority Collateral Agent, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Credit Agreement Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Credit Agreement Agent and First-Priority Agent, [                    ], as collateral agent for the Second-Priority Facility Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Second-Priority Facility Agent and Second-Priority Agent, SPROUTS FARMERS MARKETS, LLC and SPROUTS FARMERS MARKETS HOLDINGS, LLC (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [            ], 20[    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as [an] Other First-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other First-Priority Collateral Agent under the First Lien/Second Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Representative.

[3]	To be included if applicable.

A-1

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other First-Priority Collateral Agent as if it had originally been party to the Intercreditor Agreement as an Other First-Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [                    ].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and New Collateral Agent as an Other First-Priority Representative and Other First-Priority Collateral Agent, respectively, for purposes of the First Lien/Second Lien Intercreditor Agreement.

SECTION 2.05 [                    ] [is][/are] acting in the capacities of Other First-Priority Representative[s] and [                    ] is acting in its capacity as Other First-Priority Collateral Agent solely for the Secured Parties under [                    ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

A-2

EXHIBIT B

Joinder Agreement

JOINDER AGREEMENT

(Other Second-Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [            ], [        ], among [                    ] (the “New Representative”), as an Other Second-Priority Representative, [[                    ] (the “New Collateral Agent”)]4, as an Other Second-Priority Collateral Agent, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as collateral agent for the Credit Agreement Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Credit Agreement Agent and First-Priority Agent, [                    ], as collateral agent for the Second-Priority Facility Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed) and as Second-Priority Facility Agent and Second-Priority Agent, SPROUTS FARMERS MARKETS, LLC and SPROUTS FARMERS MARKETS HOLDINGS, LLC (on behalf of itself and its Subsidiaries).

This Agreement is supplemental to that certain First Lien/Second Lien Intercreditor Agreement, dated as of [            ], 2013 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “First Lien/Second Lien Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as [an] Other Second-Priority Representative[s] under the First Lien/Second Lien Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Second-Priority Collateral Agent under the First Lien/Second Lien Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the First Lien/Second Lien Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Representative.

[4]	To be included if applicable.

B-1

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent as if it had originally been party to the First Lien/Second Lien Intercreditor Agreement as an Other Second-Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm[s] that their address details for notices pursuant to the First Lien/Second Lien Intercreditor Agreement [is][/are] as follows: [                    ].

SECTION 2.04 Each party to this Agreement (other than the New Representative[s] and the New Collateral Agent) confirms the acceptance of the New Representative[s] and the New Collateral Agent as an Other Second-Priority Representative and an Other Second-Priority Collateral Agent, respectively, for purposes of the First Lien/Second Lien Intercreditor Agreement.

SECTION 2.05 [                    ] [is][/are] acting in the capacities of Other Second-Priority Representative[s] and [                    ] is acting in its capacity as Other Second-Priority Collateral Agent solely for the Secured Parties under [                    ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

B-2